AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 4, 1999.
                                                      REGISTRATION NO. 333-60627

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 2
                                       TO

                                    FORM S-1

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               PACKAGED ICE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          TEXAS                    2097                  76-0316492
     (STATE OR OTHER         (PRIMARY STANDARD
     JURISDICTION OF            INDUSTRIAL
    INCORPORATION OR        CLASSIFICATION CODE       (I.R.S. EMPLOYER
      ORGANIZATION)               NUMBER)            IDENTIFICATION NO.)

                            ------------------------

                          8572 KATY FREEWAY, SUITE 101
                              HOUSTON, TEXAS 77024
                                 (713) 464-9384
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                JAMES F. STUART
                            CHIEF EXECUTIVE OFFICER
                          8572 KATY FREEWAY, SUITE 101
                              HOUSTON, TEXAS 77024
                                 (713) 464-9384
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

           ALAN SCHOENBAUM                       T. MARK KELLY
 AKIN, GUMP, STRAUSS, HAUER & FELD,            MICHAEL P. FINCH
               L.L.P.                       VINSON & ELKINS L.L.P.
   300 CONVENT STREET, SUITE 1500     1001 FANNIN, 2300 FIRST CITY TOWER
      SAN ANTONIO, TEXAS 78205               HOUSTON, TEXAS 77002
           (210) 281-7234                       (713) 758-2222

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED JANUARY 4, 1999

                                9,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

     ALL OF THE 9,000,000 SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "COMMON STOCK"), OFFERED HEREBY ARE BEING SOLD BY PACKAGED ICE, INC.
("PACKAGED ICE" OR THE "COMPANY").

     PRIOR TO THIS OFFERING (THE "OFFERING"), THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE OF THE COMMON STOCK WILL BE BETWEEN $11.00 AND $13.00 PER SHARE. FOR A DISCUSSION OF THE FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE, SEE "UNDERWRITING." A TOTAL OF 250,000 SHARES
OF COMMON STOCK ARE BEING RESERVED FOR SALE TO CERTAIN EMPLOYEES AND BUSINESS ASSOCIATES OF, AND CERTAIN OTHER PERSONS DESIGNATED BY, THE COMPANY, AT THE INITIAL PUBLIC OFFERING PRICE. THE COMPANY HAS APPLIED TO HAVE THE COMMON STOCK INCLUDED ON THE NATIONAL ASSOCIATION OF SECURITIES DEALERS AUTOMATED QUOTATION ("NASDAQ") NATIONAL MARKET SYSTEM (THE "NASDAQ NATIONAL MARKET") UNDER THE SYMBOL "ICED."

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==================================================================================================================
                                               PRICE TO                UNDERWRITING              PROCEEDS TO
                                                PUBLIC                 DISCOUNT(1)                COMPANY(2)
------------------------------------------------------------------------------------------------------------------
PER SHARE............................           $                         $                         $
TOTAL(3).............................           $                         $                         $
==================================================================================================================

(1) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). SEE "UNDERWRITING."

(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $           .

(3) THE COMPANY HAS GRANTED TO THE UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS AFTER THE DATE HEREOF, TO PURCHASE UP TO 1,350,000 ADDITIONAL SHARES OF COMMON STOCK SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF SUCH OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNT AND
    PROCEEDS TO COMPANY WILL BE $     , $     AND $     , RESPECTIVELY. SEE
    "UNDERWRITING."

                            ------------------------

     THE SHARES OF COMMON STOCK ARE OFFERED BY THE UNDERWRITERS, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ISSUED TO AND ACCEPTED BY THE UNDERWRITERS AGAINST PAYMENT THEREFOR, SUBJECT TO CERTAIN CONDITIONS. THE UNDERWRITERS RESERVE THE RIGHT TO WITHDRAW, CANCEL OR MODIFY SUCH OFFER AND TO REJECT ORDERS IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE SHARES OF COMMON STOCK WILL BE MADE
IN NEW YORK, NEW YORK ON OR ABOUT                         , 1999.

                            ------------------------

                              JOINT LEAD MANAGERS

NationsBanc Montgomery Securities LLC                  Jefferies & Company, Inc.
        BOOK-RUNNING MANAGER

Bear, Stearns & Co. Inc.                                           Stephens Inc.

                                           , 1999.

                               [GRAPHIC OMITTED]









     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, THE TERMS "COMPANY" OR "PACKAGED ICE" MEAN
PACKAGED ICE, INC., A TEXAS CORPORATION, AND ITS SUBSIDIARIES, EXCEPT WHERE THE CONTEXT OTHERWISE REQUIRES. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES (I) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION,
(II) THE CONVERSION OF ALL SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK AND SERIES B CONVERTIBLE PREFERRED STOCK INTO 574,831 SHARES OF COMMON STOCK UPON CONSUMMATION OF THE OFFERING (THE "CONVERSIONS") AND (III) NO EXERCISE OF OPTIONS OR WARRANTS TO PURCHASE SHARES OF THE COMPANY'S COMMON STOCK.

                                  THE COMPANY

     The Company is the largest manufacturer and distributor of packaged ice in the United States and currently serves over 70,000 customer locations in 26 states and the District of Columbia. Based on revenues, management believes that the Company is more than five times larger than its next largest competitor. The Company has grown primarily through the implementation of its consolidation strategy within the highly fragmented packaged ice industry. Since April 1997, the Company has completed 53 acquisitions principally in the southern half of the United States. These acquisitions have added annual revenues of approximately $196 million and have enabled the Company to enter new geographic regions, increase its presence in established markets, gain additional production capacity, realize cost savings from economies of scale and leverage the acquired companies' relationships with grocery and convenience store customers. The Company also installs proprietary machines which produce, package, store and merchandise ice at the point of sale through an automated, self-contained system (the "Ice Factory"). As a result of the successful execution of the Company's growth strategy, revenues have increased from $4.4 million in 1996 to $202.9 million (pro forma) in 1997, and from $21.0 million for the nine months ended September 30, 1997 to $177.4 million (pro forma) for the nine months ended September 30, 1998. EBITDA for such periods has increased from $0.6 million in 1996 to $45.8 million (pro forma) in 1997, and from $4.6 million for the nine months ended September 30, 1997 to $39.9 million (pro forma) for the nine months ended September 30, 1998. (EBITDA, which represents earnings before interest, income taxes, depreciation, amortization and extraordinary items, is not a measure of financial performance under generally accepted accounting principles ("GAAP").) Net loss before extraordinary items for such periods increased from $1.0 million in 1996 to $9.8 million (pro forma) in 1997, and decreased from $2.0 million for the nine months ended September 30, 1997 to $1.8 million (pro forma) for the nine months ended September 30, 1998. Following the Offering, the Company believes that it will have the capital resources necessary to continue to lead the consolidation of the packaged ice industry.

THE INDUSTRY

     The packaged ice industry has attractive fundamental characteristics, including highly fragmented ownership and stable demand. Additionally, since retailers generally purchase packaged ice from only one supplier, there is minimal brand competition at the point of sale. Due to high product transportation and storage costs, the ice business has historically been a regional service business and is comprised primarily of smaller privately-owned packaged ice companies that lack significant capital resources. Traditional ice manufacturers, including the Company, produce and package ice at centrally-located facilities and normally distribute to a limited market radius of 100 miles from the point of production. As a result of these geographic constraints, success in the ice business depends upon an efficient manufacturing and distribution system with high density customer distribution routes in a region, high customer concentration within a market area and the ability to ensure prompt and reliable delivery during peak seasonal months. The Company believes that its consolidation of traditional ice manufacturers within a geographic region provides efficiencies in manufacturing and distribution which gives it an advantage over its competitors due to higher density of customer sites and the flexibility to shift production among its manufacturing plants within a region.

     The Company believes that packaged ice products are purchased as needed by consumers and that such purchases are relatively price insensitive due principally to the low cost of the product and absence of substitute products. The industry is seasonal, characterized by peak demand occurring during the warmer months of April through September, with an extended selling season occurring in the southern United States. On a year-to-year basis, demand remains stable and is generally only adversely affected by abnormally cool or rainy weather within a region. Management believes that the Company's geographic diversification helps mitigate the potential adverse impact of abnormal weather patterns in any particular market.

BUSINESS STRATEGY

     The Company's business strategy is to strengthen its position as the leading packaged ice company in North America and to increase revenues and profitability through an aggressive acquisition strategy, internal growth, margin enhancement, and expansion into related businesses. The Company believes its size, national scope, industry experience, proven ability to complete and integrate acquisitions, and its proprietary Ice Factory give it significant competitive advantages in pursuing its business strategy. These advantages have enabled the Company to develop an efficient regional production and distribution network and to service national accounts through its expanded geographic presence. As a result, management believes Packaged Ice competes very effectively with smaller, local packaged ice companies. The key elements of the Company's business strategy are described below.

     ACQUIRE TRADITIONAL ICE MANUFACTURING COMPANIES. Management believes that the highly fragmented packaged ice industry contains numerous additional acquisition opportunities. The Company's proven ability to enter new markets through traditional acquisitions, coupled with its unique combination of ice delivery systems and significant capital resources, has positioned the Company to continue to be the leader in the consolidation of the industry. The Company's acquisition strategy is to target well-managed, traditional ice producers and distributors with attractive customer bases in both new and existing market areas. The Company typically retains the former owners and other key personnel of acquired packaged ice companies in an effort to ensure the continuation of high quality services and the maintenance of customer relationships.

     Packaged Ice has completed 53 acquisitions since April 1997, representing annual revenues of approximately $196 million. On July 31, 1998, the Company acquired all of the outstanding stock of Cassco Ice & Cold Storage, Inc. ("Cassco") from WLR Foods, Inc. for approximately $59 million in cash (the "Cassco Acquisition"). Cassco is a leading regional producer and distributor of packaged ice products and an owner/operator of cold storage warehouses in the Mid-Atlantic region, with revenues of approximately $28.7 million and $12.9 million for the twelve months ended December 31, 1997 and the six months ended June 30, 1998, respectively. On April 30, 1998, the Company acquired Reddy Ice Corporation ("Reddy") from Suiza Foods Corporation for $180.8 million (the "Reddy Acquisition") which added over $85 million in pro forma annual revenues. Prior to the Reddy Acquisition, Reddy had been active in the consolidation of the packaged ice industry, having made 28 acquisitions from January 1997 to April 1998 when it was purchased. The Company's other acquisitions, except for SWI, Mission and STPI (each as defined) generally have been small, single location market leaders and smaller "tuck-ins" that singularly and in the aggregate are not as significant as the Reddy Acquisition. The Company's acquisitions have provided it with (i) a source of increased cash flow, (ii) a national scope to better service large customers, (iii) economies of scale and cost savings through the consolidation of redundant manufacturing and distribution facilities, and administration and selling functions and (iv) improved access to key markets and new customers.

     EXPLOIT NATIONAL MARKET PRESENCE. The Company's enhanced service capabilities and geographic presence have enabled it to satisfy the desire of many of its customers to source products from one national or regional supplier. The Company has also capitalized on the decision of certain large retailers to outsource ice production. Since 1997, the Company has entered into national or regional supply arrangements with Circle K, Wal-Mart, 7-Eleven, Texaco, Diamond Shamrock, Publix, Albertson's, Safeway, Vons, Winn-Dixie, HEB, L'il Champs, Randall's and Kroger. As the Company continues to expand its operations into new markets, management anticipates entering into additional national and regional supply arrangements with major retailers.

     EXPAND MARKET PRESENCE THROUGH THE ICE FACTORY. Through its Ice Factory, the Company is the only provider of on-site, automated ice manufacturing and bagging systems at retail locations. The Ice Factory has gained strong market acceptance by providing high volume retailers with cost and service advantages as compared to traditional packaged ice delivery methods. This proprietary system uses state-of-the-art technology to produce, package and store up to 40,000 bags of ice per year directly at customer locations. The Company retains ownership of the Ice Factory and charges customers on a usage basis.

     The Ice Factory, when combined with traditional delivery methods, provides the Company with numerous unique advantages, including (i) a flexible delivery system designed to supply high volume locations and capable of cost-effectively servicing a market in excess of 100 miles from traditional ice manufacturing facilities, (ii) the ability to redistribute production from its traditional ice facilities to new customers as well as satisfy seasonal peak demand at stores with Ice Factories and (iii) higher operating margins, due to significantly reduced production, storage and distribution costs.

     As part of the Company's consolidation strategy, the Ice Factory gives the Company the ability to develop a customer base in new markets where it does not currently own traditional ice companies. The Ice Factory has led the Company's expansion into several markets such as Houston, Dallas, Phoenix and Seattle and should continue to drive entry into new markets and expansion in existing markets.

     ENHANCE OPERATING MARGINS OF EXISTING AND ACQUIRED BUSINESSES. The Company's consolidation strategy provides management with significant opportunities to enhance operating margins of its acquired businesses. Upon closing an acquisition, the Company seeks to reduce operating costs and working capital requirements through (i) consolidation of redundant manufacturing and/or storage facilities, (ii) rationalization of distribution routes and service operations, (iii) combination of administrative and marketing functions and (iv) leveraging of economies of scale in purchasing and operations.

     PURSUE EXPANSION INTO RELATED BUSINESSES. In connection with certain acquisitions of traditional ice manufacturers, the Company's business has expanded into areas which leverage the Company's competitive position and expertise in the packaged ice industry. Management is currently evaluating the expansion of its institutional ice machine leasing, public cold storage and bottled water businesses.

     LEVERAGE MANAGEMENT EXPERTISE. The Company believes that it is well positioned to execute its business strategy given the depth, experience and ability of its management team. The Company's executive officers are led by James F. Stuart, Chairman and Chief Executive Officer, who founded Packaged Ice in 1990, A. J. Lewis III, President, and Jimmy C. Weaver, Executive Vice President and Chief Operating Officer, who together have more than 30 years of industry experience. Mr. Stuart is chiefly responsible for the development of the Ice Factory and, together with Messrs. Lewis and Weaver, has developed and executed the Company's strategic plan. The Company also benefits from the local operating knowledge and goodwill developed by the management of the companies it acquires by retaining a significant number of the principals of such companies.

                                  THE OFFERING

Common Stock offered.................  9,000,000 Shares

Common Stock to be outstanding after
  the Offering(1)....................  16,493,693 Shares

Use of Proceeds......................  To repurchase all outstanding shares of
                                       13% Exchangeable Preferred Stock for
                                       approximately $47.5 million and to repay
                                       approximately $51.9 million of debt
                                       under the Company's current credit
                                       facility. See "Use of Proceeds."
Proposed Nasdaq National Market
  Symbol.............................  "ICED"
------------
(1) Gives effect to the Conversions. Excludes (i) 637,920 shares of Common Stock issuable upon exercise of currently outstanding stock options granted to officers, employees and consultants at a weighted average exercise price of $12.48 per share, (ii) 2,099,151 shares of Common Stock issuable upon the exercise of Culligan Warrants (as defined) at an exercise price of $13 per share issued to Culligan Water Technologies, Inc. ("Culligan") and a private investor, (iii) 100,000 shares of Common Stock issuable upon the exercise of SV Warrants (as defined) at an exercise price of $14 per share issued to SV Capital Partners, L.P. ("SV"), and (iv) 15,000 shares of
    Common Stock issuable upon the exercise of certain warrants at an exercise price of $15 per share. Includes 1,871,552 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $.01 per share.

                   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                             FINANCIAL INFORMATION

     The following table sets forth for the dates and periods indicated, summary historical and pro forma financial data of the Company. Such data has been derived from the information contained in the Selected Historical Financial Data and the Unaudited Pro Forma Combined Condensed Financial Statements included elsewhere in this
Prospectus. See "The Company," "Use of Proceeds," "Selected Historical
Financial Data," "Unaudited Pro Forma Combined Condensed Financial Data" and the Company's consolidated financial statements and the notes thereto.

                                                                                                        PRO FORMA
                                                                                                       AS ADJUSTED
                                                            HISTORICAL                        ------------------------------
                                       -----------------------------------------------------
                                                                         NINE MONTHS ENDED     YEAR ENDED      NINE MONTHS
                                           YEAR ENDED DECEMBER 31,         SEPTEMBER 30,      DECEMBER 31,   ENDED SEPT. 30,
                                       -------------------------------  --------------------  ------------   ---------------
                                         1995       1996       1997       1997       1998       1997(1)          1998(2)
                                       ---------  ---------  ---------  ---------  ---------  ------------   ---------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
  Revenues...........................  $   2,830  $   4,427  $  28,981  $  20,963  $ 137,650   $  202,876       $ 177,411
  Cost of sales......................      1,251      2,035     18,724     12,336     81,035      133,195         108,639
  Operating expenses.................      1,515      1,981      7,636      4,566     22,013       24,919          29,373
  Depreciation and amortization......        751      1,456      5,130      3,443     12,830       26,272          19,703
                                       ---------  ---------  ---------  ---------  ---------  ------------   ---------------
  Income (loss) from operations......       (687)    (1,045)    (2,509)       618     21,772       18,490          19,696
  Interest expense...................        (76)      (130)    (6,585)    (3,177)   (16,457)     (29,295)        (21,971)
  Other income.......................         75        185        655        577        498          992             453
                                       ---------  ---------  ---------  ---------  ---------  ------------   ---------------
  Net income (loss) before
    extraordinary item and preferred
    dividends........................       (688)      (990)    (8,439)    (1,982)     5,813       (9,813)         (1,822)
  Extraordinary item.................     --         --         --         --        (17,387)     --               17,387
                                       ---------  ---------  ---------  ---------  ---------  ------------   ---------------
  Net loss...........................       (688)      (990)    (8,439)    (1,982)   (11,574)      (9,813)        (19,209)
  Preferred dividends................     --         --            199     --          3,950        2,563           2,102
                                       ---------  ---------  ---------  ---------  ---------  ------------   ---------------
  Net loss to common shareholders....  $    (688) $    (990) $  (8,638) $  (1,982) $ (15,524)  $  (12,376)      $ (21,311)
                                       =========  =========  =========  =========  =========  ============   ===============
NET INCOME (LOSS) PER SHARE OF COMMON
  STOCK:
  Basic:
  Net income (loss) before
    extraordinary item available to
    common shareholders..............  $   (0.26) $   (0.35) $   (2.40) $   (0.57) $    0.39   $    (0.85)      $   (0.27)
  Extraordinary item.................     --         --         --         --          (3.60)     --                (1.19)
                                       ---------  ---------  ---------  ---------  ---------  ------------   ---------------
  Net loss to common shareholders....  $   (0.26) $   (0.35) $   (2.40) $   (0.57) $   (3.21)  $    (0.85)          (1.46)
                                       =========  =========  =========  =========  =========  ============   ===============
  Diluted:
  Net income (loss) before
    extraordinary
    item available to common
    shareholders.....................  $   (0.26) $   (0.35) $   (2.40) $   (0.57) $    0.28   $    (0.85)      $   (0.27)
  Extraordinary item.................     --         --         --         --          (2.61)     --                (1.19)
                                       ---------  ---------  ---------  ---------  ---------  ------------   ---------------
  Net loss to common shareholders....  $   (0.26) $   (0.35) $   (2.40) $   (0.57) $   (2.33)  $    (0.85)      $   (1.46)
                                       =========  =========  =========  =========  =========  ============   ===============
  Weighted average common shares:
    Basic............................      2,682      2,826      3,600      3,459      4,828       14,598          14,622
    Diluted..........................      2,682      2,826      3,600      3,459      6,666       14,598          14,622
OTHER FINANCIAL DATA:
  Cash flows -- operating
    activities.......................  $     148  $   1,094  $  (3,292) $     347  $   7,180
  Cash flows -- investing
    activities.......................     (2,961)    (5,925)   (61,541)   (32,559)  (307,724)
  Cash flows -- financing
    activities.......................      3,034      3,968     79,488     36,724    291,375
  EBITDA(3)..........................        139        596      3,276      4,638     35,100   $   45,754       $  39,852
  Ratio of earnings to fixed
    charges(4).......................        N/A        N/A        N/A        N/A       0.35          N/A             N/A

                                                  SEPTEMBER 30, 1998
                                        --------------------------------------
                                                             PRO FORMA
                                        HISTORICAL         AS ADJUSTED(5)
                                        ----------    ------------------------
                                                    (IN THOUSANDS)

BALANCE SHEET DATA:
  Cash and equivalents...............    $  5,656             $  5,656
  Working capital....................      17,469               17,469
  Property, net......................     168,301              168,301
  Total assets.......................     452,004              452,004
  Total long term obligations, net of
    current maturities...............     341,781              288,241
  Total preferred stock..............      67,682               27,075
  Common Stock with put redemption...       1,972            --
  Shareholders' equity...............      14,787              110,905
------------
(1) Gives effect to (i) the 1997 Acquisitions, (ii) the 1998 Acquisitions, (iii) the Recapitalization, (iv) the Culligan Investment, (v) the Offering and the application of the estimated net proceeds therefrom and (vi) the Conversions, each as defined, as if they had occurred on January 1, 1997. See "The Company."

(2) Gives effect to (i) the 1998 Acquisitions, (ii) the Recapitalization, (iii) the Offering and the application of the estimated net proceeds therefrom and
    (iv) the Conversions, as if they had occurred on January 1, 1997.

(3) EBITDA represents earnings before interest, income taxes, depreciation, amortization and extraordinary items. The Company has included EBITDA (which is not a measure of financial performance under GAAP) because it understands that EBITDA is one measure used by certain investors to determine a company's historical ability to service its indebtedness. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.

(4) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense. Earnings were not sufficient during the three years ended December 31, 1997 or the nine months ended September 30, 1997, to cover fixed charges. On a historical basis, the deficiencies were $688,000 in 1995, $990,000 in 1996, $8,439,000 in 1997, and $1,982,000 for the nine months ended September 30, 1997. On a pro forma as adjusted basis, the deficiencies were $9,813,000 and $1,822,000 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.

(5) Gives effect to (i) the Offering and the application of the estimated net proceeds therefrom and (ii) the Conversions, as if they had occurred on September 30, 1998.

                                  RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.

SUBSTANTIAL LEVERAGE AND LACK OF HISTORICAL CASH FLOW TO SERVICE DEBT

     The Company is highly leveraged with substantial debt service and planned capital expenditures. At September 30, 1998, the Company's total indebtedness (excluding debt discount) was approximately $342 million, consisting primarily of $270 million of 9 3/4% Senior Notes (as defined) and $71.5 million of borrowings under the Company's Credit Facility (as defined). See "Capitalization" and "Selected Historical Financial Data."

     The Company's level of indebtedness will have several important effects on its future operations, and could have important consequences to the holders of Common Stock, including, without limitation, (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest and principal on its indebtedness, (ii) covenants contained in the indenture (the "Indenture") governing the 9 3/4% Senior Notes and in the Credit Facility will require the Company to meet certain financial tests, and other restrictions will limit its ability to pay dividends, borrow additional funds or to dispose of assets, and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities,
(iii) the Company's leveraged position will substantially increase its vulnerability to adverse changes in general economic, industry and competitive conditions, (iv) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited and (v) upon a change of control of the Company, the Company may be required to purchase all of the outstanding 9 3/4% Senior Notes at 101% of the principal amount thereof plus any accrued and unpaid interest thereon to the date of purchase. The exercise by the holders of the 9 3/4% Senior Notes of their rights to require the Company to offer to purchase 9 3/4% Senior Notes upon a change of control could also result in a default under other indebtedness of the Company, including the Credit Facility.

     The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon its future performance, which will be subject to general economic, industry and competitive conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. If the Company is unable to generate sufficient cash flow from operations to service its debt, it may be required, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of its indebtedness, including the 9 3/4% Senior Notes and the Credit Facility, to sell selected assets, or to reduce or delay planned capital expenditures. There can be no assurance that any such measures would be sufficient to enable the Company to service its debt, or that any of these measures could be effected on satisfactory terms, if at all. See "The Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RISKS OF ACQUISITIONS

     Continued expansion of the Company's business is dependent upon the Company's ability to acquire other companies, assets and product lines that either complement or expand its existing business. Future acquisitions, as well as those acquisitions the Company has already made, involve a number of special risks, including, without limitation, (i) the diversion of management's attention to the assimilation of the operations and personnel of the acquired companies, (ii) potential failure of gaining operating efficiencies and difficulty of integrating acquisitions into the Company's existing operations,
(iii) unexpected costs or liabilities in the acquired business, (iv) adverse short-term effects on the Company's operating results (particularly upon the completion of acquisitions in the off-season) and (v) the amortization of acquired intangible assets. To the extent future acquisitions are consummated for cash, a substantial portion of the Company's surplus borrowing capacity and available cash (including the proceeds of the Offering) would be allocated to consummate any such acquisition, thereby limiting the ability to utilize cash for other purposes. See "Use of Proceeds." There can be no assurance that the Company will be able to continue to identify additional suitable acquisition opportunities or successfully complete acquisitions in the future.

     In addition, acquisitions often result in the recording of goodwill and other intangible assets.

      o Immediately following the Offering on a pro forma basis, goodwill and other intangible assets will represent 49.8% of total assets and will exceed shareholders' equity by $114.0 million.

      o Goodwill arises when an acquirer pays more for a business than the fair value of the tangible and separately measured intangible net assets. GAAP requires that this and all other intangible assets be amortized over the period benefited. Management has determined that period to be no less than 40 years.

      o If management were not to separately recognize a material intangible asset having a benefit period less than 40 years, or were not to give effect to shorter benefit periods of factors giving rise to a material portion of the goodwill, earnings reported in periods immediately following the acquisition would be overstated. In later years, the Company would be burdened by a continuing charge against earnings without the associated benefit to income valued by management in arriving at the consideration paid for the business. Earnings in later years also could be significantly affected if management determined then that the remaining balance of goodwill was impaired.

      o Management has reviewed all of the factors and related future cash flows which it considered in arriving at the amount incurred to acquire each of the acquired companies. Management concluded that the anticipated future cash flows associated with intangible assets recognized in the acquisitions will continue indefinitely, and there is no persuasive evidence that any material portion will dissipate over a period shorter than 40 years.

     See "Prospectus Summary," "Unaudited Pro Forma Combined Condensed Financial Statements" and "Business -- Business Strategy."

SEASONALITY OF ICE BUSINESS AND WEATHER

     The Company experiences seasonal fluctuations in its net sales and profitability with a disproportionate amount of the Company's net sales and a majority of its net income typically realized in its second and third calendar quarters (April through September). The Company believes that over 60% of its revenues will occur during the second and third calendar quarters when the weather conditions are generally warmer and demand is greater while less than 40% of its revenues will occur during the first and fourth calendar quarters when the weather is generally cooler. As a result of these seasonal revenue declines and the lack of proportional corresponding expense decreases, the Company will most likely experience lower profit margins and possibly experience losses during the first and fourth calendar quarters. In addition, because the Company's operating results depend significantly on sales during its peak season, the Company's quarterly results of operations may fluctuate significantly as a result of adverse weather during this period (such as an unusually cool or rainy period). Because inclement weather such as the type caused by the "El Nino" weather phenomenon is believed to be a primary cause for decreased volume in the ice industry, the Company could be adversely affected by this and other weather phenomena. See "-- Substantial Net Operating Losses" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General Economic Trends and Seasonality."

COMPETITION

     The packaged ice business is highly competitive. The Company faces a number of competitors in the packaged ice business, including other ice manufacturers, convenience and grocery retailers that operate captive commercial ice plants, and retailers that manufacture and package ice at store locations. Competition exists primarily on a regional basis, with service, price and quality as the principal competitive factors. A significant increase in the utilization of captive commercial ice plants, on-site manufacturing and packaging by operators of large retail chains the Company serves, or the successful roll out by a competitor of a machine which duplicates the function of the Ice Factory could have a material adverse effect on the Company's operations. See
"Business -- The Ice Factory" and "Business -- Competition."

SUBSTANTIAL NET OPERATING LOSSES

     Packaged Ice has incurred substantial net operating losses since its inception. At September 30, 1998, Packaged Ice had an accumulated deficit since inception of $23.1 million. The Company also anticipates that it will incur net operating losses for the year ended December 31, 1998, primarily as a result of the increased interest expense associated with the 9 3/4% Senior Notes and the Credit Facility and substantial depreciation and amortization associated with the Company's acquisitions and capital expenditures. While management believes that it has developed a plan of operations that, if successfully implemented, should permit the Company to achieve and sustain profitable operations, no assurance can be given that the Company's operations will be profitable in the future. See "The Company," "Unaudited Pro Forma Combined Condensed Financial Statements," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto.

DEPENDENCE ON SINGLE MANUFACTURER

     The Company's proprietary bagging device used in the Ice Factory is manufactured by Lancer Corporation ("Lancer") under an exclusive original equipment manufacturing agreement ("OEM Agreement"). The bagging device is highly technical in nature and there can be no assurance that the Company would be able to locate, on a timely basis or at all, alternative sources of supply for the bagging device if Lancer was unable to meet its obligations under the OEM Agreement.

EFFECTS OF PRICE CHANGES IN RAW MATERIALS

     The Company uses large quantities of water and energy in the manufacture and storage of its packaged ice products. The Company also uses large quantities of plastic bags. If the prices of such resources should increase from recent levels, the Company could experience sudden and significant increases in the cost of plastic bags, fuel, or utilities such as water and electricity. The Company may be unable to pass these increases along to its customers. Historically, market prices for plastic bags have fluctuated in response to a number of factors, including changes in polyethylene prices. The Company historically has not attempted to pass through changes in the price of plastic bags; therefore, a large, abrupt change in the price of plastic bags could have a material adverse effect on the Company's operating margins. There can be no assurance that significant changes in plastic bag, water, electricity, fuel or other commodity prices would not have a material adverse effect on the Company's business, results of operations and debt service capabilities. See
"Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISK OF PRODUCT LIABILITY

     The Company is subject to the inherent business risk of product liability claims and adverse publicity if any of its products are alleged to have resulted in adverse effects to a user of such products. The Company currently carries product liability insurance that management believes is adequate under the Company's current circumstances, although there can be no assurance that such circumstances will not change and that such insurance will remain available at reasonable costs, if at all. In the event of an inadequately insured product liability claim, the Company's business and financial condition could be materially adversely affected.

LIMITED PATENT PROTECTION

     Other than patents which it owns or licenses on the bagging devices used as a component of the Ice Factory, the Company currently does not have patents relating to its products. While the Company views the patents relating to the bagging device as important to the value of the Ice Factory as a whole, there can be no assurance that any issued patent will provide the Company with a meaningful competitive advantage, that competitors will not design alternatives to reduce or eliminate the benefits of any issued patent or that challenges will not be instituted against the validity or enforceability of these patents. Other companies may obtain patents claiming products or processes that are necessary for, or useful to, the development of the Company's products, in which event the Company may be required to obtain licenses for patents or for proprietary technology to develop, manufacture or market its products. There can be no assurance that the Company would be able to obtain such licenses on commercially reasonable terms, if at all.

     It is the Company's practice to protect certain of its proprietary materials and processes by relying on trade secret laws and non-disclosure and confidentiality agreements. There can be no assurance that confidentiality or trade secrets will be maintained or that others will not independently develop or obtain access to such materials or processes. See "Business -- Intellectual Property."

DEPENDENCE ON KEY PERSONNEL

     The future success of the Company's business operations is dependent in part on the efforts and skills of certain key members of management, including James F. Stuart, Chairman and Chief Executive Officer, A.J. Lewis III, President, and Jimmy C. Weaver, Executive Vice President and Chief Operating Officer. The loss of any of its key members of management could have an adverse effect on the Company. The Company maintains $2 million of key-man life insurance on James F. Stuart. The success of the Company will also depend in part upon the Company's ability to find, hire and retain additional key management personnel, including senior management. See "Management."

ENVIRONMENTAL MATTERS

     The Company's ice manufacturing and ice storage operations are subject to federal, state and local environmental laws and regulations. As a result, the Company has the potential to be involved from time to time in administrative or legal proceedings relating to environmental matters. There can be no assurance that the aggregate amount of any environmental liabilities that might be asserted in any such proceeding will not be material. The Company cannot predict
(i) the types of environmental laws or regulations that may from time to time be enacted in the future by federal, state or local governments, (ii) how existing or future laws or regulations will be interpreted or enforced or (iii) what types of environmental conditions may be found to exist at its facilities. The enactment of more stringent laws or regulations or a more strict interpretation of existing laws and regulations may require additional expenditures by the Company, some of which could be material.

     Although the Company has historically used "freon" refrigerants, which have been banned from production, several alternate unregulated refrigerants exist which have similar or better economic basis. The most prominent banned product used by the Company was R-12 (freon) which is easily exchanged by the Company's own qualified service personnel during the course of ordinary servicing of ice merchandising equipment. The Company believes that the numerous, economically neutral refrigerants available assures that the ban will have little, if any, effect on the Company's operations or results therefrom. See "Business -- Environmental Matters."

GOVERNMENT REGULATION

     The packaged ice industry is subject to various federal, state and local laws and regulations which require the Company, among other things, to obtain licenses for its manufacturing plants and machines, to pay annual license and inspection fees, to comply with certain detailed design and quality standards regarding its plants and its Ice Factories and to control the quality and quantity of its ice continuously. Compliance with such laws and regulations may require significant capital expenditures or may increase operating costs. Although such compliance costs to date have not had a material effect on the Company, application of these requirements, or adoption of new requirements could have a material adverse effect on the Company. See
"Business -- Government Regulation."

POSSIBLE DILUTIVE EFFECT OF ISSUANCE OF ADDITIONAL SHARES

     After the Offering, the Company will have an aggregate of 29,898,456 shares of Common Stock authorized but not outstanding and not reserved for specific purposes. All of such shares may be issued without any action or approval by the Company's shareholders. Management intends to pursue actively acquisitions of competitors and related businesses and may issue shares of Common Stock in connection with these acquisitions. In addition, 1,393,700 shares of Common Stock are reserved for issuance (with respect to which options on 637,920 shares of Common Stock are outstanding) under the Company's stock option plans. Likewise, 4,085,703 shares of Common Stock at a weighted average exercise price of $7.08 per share are reserved for issuance upon the exercise of outstanding warrants with expiration dates as follows: 100,000 -- July 17, 2002; 15,000 -- June 30, 2003; 895,800 -- April 15,
2004; 2,099,151 -- April 15, 2005; and 975,752 -- May 1, 2005. See "Description
of Capital Stock -- Warrants." Any shares issued in connection with future acquisitions, exercise of stock options or otherwise would further dilute the percentage ownership of the Company held by the investors in the Offering. Further, the Company's ability to obtain additional capital on favorable terms may be adversely affected because of potential dilutive effect of the shares granted under the Company's existing stock option plans. See
"Management -- Stock Option Plans" and "Description of Capital Stock."

     Based on an assumed public offering price of $12 per share, purchasers of Common Stock in the Offering will experience immediate and substantial dilution of $19.80 per share in the net tangible book value of their shares. See "Dilution."

ABSENCE OF PRIOR TRADING MARKET; POTENTIAL VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop or, if one develops, that it will be maintained. The initial public offering price of the Common Stock will be established by negotiation between the Company and the Underwriters. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price. The market price of the shares of Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors, including general economic and market conditions. In addition, the stock market in recent years has experienced and continues to experience extreme price and volume fluctuations, which have affected the market price of the stock of many companies and which have been often unrelated or disproportionate to the operating performances of these companies. These fluctuations, as well as a shortfall in sales or earnings compared to securities analysts' expectations, changes in analysts' recommendations or projections or general economic and market conditions, may adversely affect the market price of the Common Stock. In the past, securities class action litigation has often been instituted following periods of volatility in the market price for a company's securities. Such litigation could result in substantial costs and a diversion of management attention and resources, which could have a material adverse effect on the Company's business, financial condition, cash flows and operating results.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock in the open market after the Offering could adversely affect the trading price of the Common Stock. Immediately after the Offering, affiliates and holders of Restricted Shares (as defined) will own 5,622,141 shares, representing approximately 38.4% of the outstanding shares of Common Stock. A decision by such persons to sell shares of Common Stock could adversely affect the trading price of the Common Stock. Upon consummation of the Offering, the Company will have 14,622,141 shares of Common Stock outstanding (15,972,141 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, all shares sold in the Offering (other than those sold to affiliates of the Company) will be freely tradable. The remaining 5,622,141 shares may not be sold unless the sale is registered under the Securities Act, or an exemption from registration is available, including the exemption provided by Rule 144 under the Securities Act ("Rule 144"). In addition to the shares discussed above, a total of 4,085,703 shares of Common Stock have been reserved for issuance upon the exercise of outstanding warrants at exercise prices of $.01 per share to $15.00 per share (and a weighted average exercise price of $7.08 per share). All of such shares of Common Stock have the benefit of "demand" registration rights and will be freely transferable after such registration. See "Description of Capital Stock -- Registration Rights Agreements." The executive officers and directors and certain shareholders of the Company have agreed that, for 180 days following the date of this Prospectus, they will not, without the prior written consent of NationsBanc Montgomery Securities LLC, offer, sell, grant any option to purchase or otherwise dispose of Common Stock or any securities convertible into or exchangeable for Common

Stock. A total of 1,393,700 shares of Common Stock have been reserved for issuance under the stock option plans, 393,700 of which are issuable upon exercise of options outstanding and exercisable at the closing of this Offering. The Company will register on Form S-8 under the Securities Act the offering and sale of Common Stock issuable under its stock option plans. See
"Management -- Stock Option Plans," and "Shares Eligible For Future Sale."

ANTI-TAKEOVER CONSIDERATIONS

     Certain provisions of the Company's Articles of Incorporation (the "Articles"), the Company's Bylaws (the "Bylaws") and the Texas Business Corporation Act ("TBCA") may have the effect of discouraging unsolicited proposals for acquisition of the Company. Pursuant to the Articles, shares of preferred stock may be issued by the Company in the future without shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, any such preferred stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, could have the effect of discouraging a third party's acquisition of a majority of the Common Stock. The Company has no present plans to issue any shares of preferred stock other than as payment of in-kind dividends. Finally, the TBCA restricts certain business combinations and provides that directors serving on staggered boards of directors may be removed only for cause unless the articles of incorporation otherwise provide. The Company's Articles do not otherwise so provide. See "Description of Capital Stock -- Anti-Takeover Considerations."

DIVIDEND POLICY AND RESTRICTIONS

     The Company has never declared or paid any cash dividends on the Common Stock. In addition, the Company's Credit Facility, the 10% Exchangeable Preferred Stock and, in some instances, the Indenture, prohibit the Company from paying dividends on its Common Stock. Following the Offering, the Company intends to retain any future earnings to fund growth and does not anticipate paying any cash dividends in the foreseeable future. Any future determination as to the Company's dividend policy will be made at the discretion of the Company's Board of Directors and will depend on a number of factors, including the Company's future earnings, capital requirements, financial condition and future prospects, restrictions on dividend payments pursuant to any of the Company's credit or other agreements and such other factors as the Board of Directors may deem relevant. See "Dividend Policy" and "Management's Discussion and
Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CONTROL BY EXISTING SHAREHOLDERS

     At the closing, the Company's officers and directors will beneficially own up to approximately 17.2% of the Common Stock. Because the holders of a majority of the Common Stock have the ability to appoint a majority or all of the Board of Directors, and to approve certain fundamental corporate transactions, the Company's officers and directors will have significant influence over the voting on such matters. See "Principal Shareholders" and "Description of Capital Stock."

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") which represent the Company's expectations and beliefs concerning future events that involve risks and uncertainties, including those associated with the effects of national and regional economic conditions and the effect of unseasonably cool weather. Such forward-looking statements may be deemed to include plans for, and successful closing and integration of, future acquisitions, the Company's capacity to integrate successfully acquisitions that have already been completed and the adequacy of anticipated sources of cash, including the proceeds from the Offering, to fund the Company's future capital requirements. Words such as "believes," "anticipates," "expects," "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Summary Historical and Unaudited Pro Forma Combined Financial Data," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Condensed Financial Statements," and "Business," as well as elsewhere herein. Actual results may differ materially from those projected in the forward-looking statements. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in this Prospectus. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. In addition, the protections accorded by
Section 27A of the Securities Act and Section 21E of the Exchange Act are not applicable to initial public offerings.

                                  THE COMPANY

     The Company is the largest manufacturer and distributor of packaged ice in the United States and currently serves over 70,000 customer locations in 26 states. The Company has grown primarily through the implementation of its consolidation strategy within the highly fragmented packaged ice industry and, to a lesser extent, through the installation of its Ice Factory. The Company has pursued a strategy of acquiring packaged ice companies, principally in the southern half of the United States and has completed 53 acquisitions since April 1997. This program has been financed almost exclusively through the incurrence of debt and the issuance of capital stock.

FINANCINGS

     On September 20, 1995, the Company completed the private offering (the "Norwest Offering") of 450,000 shares of Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock") at a price of $5.56 per share and 420,000 shares of Common Stock (the "Put Option Common Stock") for $5 per share to Norwest Equity Partners V ("Norwest"), a partnership managed by Norwest Venture Capital Management, Inc., a venture capital firm with over $1 billion under management, and The Food Fund Limited Partnership (the "Food Fund"). In addition, concurrently with the Norwest Offering, the Company issued 280,000 shares of Common Stock to various investors at a price of $5 per share. On January 17, 1997, the Company completed the private offering (the "Second Norwest Offering") of 124,831 shares of Series B Convertible Preferred Stock (the "Series B Convertible Preferred Stock" and, together with the Series A Convertible Preferred Stock, the "Convertible Preferred Stock"). Unless a public offering of Common Stock occurs, such as the one contemplated hereby, the holders of the Series A Convertible Preferred Stock and the Put Option Common Stock have a contractual right to require the Company to repurchase such stock beginning in September 2004.

     On April 17, 1997, the Company completed the private offering (the "Original 12% Note Offering") of $50 million aggregate principal amount of 12% Senior Notes due 2004 (the "Original 12% Senior Notes") with detachable warrants to purchase 511,885 shares of Common Stock for $.01 per share. In connection with the Original 12% Note Offering, the Company issued warrants (the "Jefferies Warrants") to purchase 127,972 shares of Common Stock for $.01 per share to Jefferies & Company, Inc. ("Jefferies"). Concurrent with the Original 12% Note Offering, the Company completed the acquisitions (the "SWI, Mission and STPI Acquisitions") of Southwestern Ice, Inc. ("SWI"), Mission Party Ice, Inc. ("Mission") and Southwest Texas Packaged Ice, Inc. ("STPI").

     On July 17, 1997, the Company completed the private offering to SV of 300,000 shares of Common Stock at a price of $10 per share and a warrant to purchase 100,000 shares (the "SV Warrants") at an exercise price of $14 per share until July 17, 2002.

     In September 1997, the Company entered into a six-year senior credit facility with Frost National Bank and Zion's National Bank (the "Old Credit Facility") which provided for borrowings of up to $20 million.

     On October 16, 1997, the Company completed the private offering (the "Subsequent 12% Note Offering" and, together with the Original 12% Note Offering, the "12% Note Offerings") of $25 million aggregate principal amount of 12% Senior Notes due 2004 (the "Subsequent 12% Senior Notes" and, together with the Original 12% Senior Notes, the "12% Senior Notes") with detachable warrants to purchase 255,943 shares of Common Stock for $.01 per share (together, with the detachable warrants to purchase 511,885 shares of Common Stock, the "12% Senior Note Warrants"). The net proceeds of the Subsequent 12% Note Offering were used to retire amounts outstanding under the Old Credit Facility, fund additional acquisitions and for working capital.

     On December 2, 1997, (i) Culligan, which U.S. Filter, Inc. has subsequently acquired, purchased 235,000 shares of 10% Exchangeable Preferred Stock (the
"10% Exchangeable Preferred Stock"), 94 shares of Series C Preferred Stock
(the "Series C Preferred Stock"), and warrants ("Original Culligan
Warrants"), having an exercise price of $13 per share, to purchase 1,807,692 shares of Common Stock, for an aggregate of $23.5 million (the "Culligan Investment") and (ii) a certain shareholder purchased 15,000 shares of 10% Exchangeable Preferred Stock, six shares of Series C Preferred Stock and Original Culligan

Warrants to purchase an aggregate of 115,385 shares of Common Stock, for an aggregate of $1.5 million. Holders of 10% Exchangeable Preferred Stock are entitled to receive (i) dividends at the rate of 10% of its liquidation preference and (ii) if such dividends are paid in kind, additional warrants to purchase Common Stock for $13 per share (the "In-Kind Culligan Warrants" and, together with the Original Culligan Warrants, the "Culligan Warrants").

     On January 28, 1998, Packaged Ice completed a private offering (the "Original 9 3/4% Note Offering") of $145 million aggregate principal amount of 9 3/4% Senior Notes due 2005 (the "Original 9 3/4% Senior Notes"). A portion of the proceeds from the sale of the Original 9 3/4% Senior Notes was used to repurchase all of the 12% Senior Notes. In connection with the repurchase of the 12% Senior Notes, the Company recorded an extraordinary charge of $17.4 million.

     On April 30, 1998, the Company consummated the Reddy Acquisition. In connection with funding this acquisition, the Company completed on such date (i) a private offering (the "Subsequent 9 3/4% Note Offering" and, together with the Original 9 3/4% Note Offering, the "9 3/4% Note Offerings") of $125 million aggregate principal amount of 9 3/4% Senior Notes due 2005 (the "Subsequent 9 3/4% Senior Notes" and, together with the Original 9 3/4% Senior Notes, the "9 3/4% Senior Notes") and (ii) a private offering (the "Ares
Equity Investment") of $40 million of 13% Exchangeable Preferred Stock (the
"13% Exchangeable Preferred Stock") and warrants to purchase 975,752 shares of Common Stock for $0.01 per share to SV and Ares Leveraged Investment Fund, L.P. ("Ares"), a $1.2 billion investment partnership managed by Ares Management, L.P. (A portion of the proceeds from this Offering will be used to repurchase all of the 13% Exchangeable Preferred Stock.) Certain of the principals of Ares Management L.P. were founding principals and remain senior principals of the Apollo Investment Funds. On April 30, 1998, the Company also entered into an $80 million five-year senior credit facility (the "Credit Facility") with Antares Leveraged Capital Corporation consisting of a revolving working capital facility of $15 million and a revolving acquisition loan facility of $65 million. On such date the Company drew down $15 million under the Credit Facility. The Credit Facility replaced the Old Credit Facility. The (i) Ares Equity Investment, (ii) 9 3/4% Note Offerings, (iii) retirement of the 12% Senior Notes, (iv) the entry into the Credit Facility and (v) the termination of the Old Credit Facility, are collectively referred to as the "Recapitalization."

ACQUISITIONS

     The Company made 33 acquisitions (the "1997 Company Acquisitions") in
1997 including the SWI, Mission and STPI Acquisitions. In addition, in 1997, Reddy completed 21 acquisitions (the "1997 Reddy Acquisitions" and, together with the 1997 Company Acquisitions, the "1997 Acquisitions"). From January 1, 1998 through December 15, 1998, the Company completed 20 acquisitions (the
"1998 Company Acquisitions"), including the Reddy and Cassco Acquisitions. In addition, prior to its acquisition by the Company, Reddy acquired 7 companies in 1998 (the "1998 Reddy Acquisitions" and, together with the 1998 Company Acquisitions, the "1998 Acquisitions").

GENERAL

     The Company was incorporated as a Texas corporation and commenced operations in August 1990. The Company's principal executive office is located at 8572 Katy Freeway, Suite 101, Houston, Texas 77024. The Company's telephone number at that address is (713) 464-9384, and its facsimile number is (713) 464-4681.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 9,000,000 shares of Common Stock offered hereby are estimated to be approximately $99.4 million ($114.3 million if the Underwriters' over-allotment options are exercised in full) based on an assumed public offering price of $12 per share. The Company intends to apply the proceeds as follows: (i) approximately $47.5 million to repurchase the Company's 13% Exchangeable Preferred Stock plus accrued and unpaid dividends and (ii) approximately $51.9 million to pay amounts outstanding under the Credit Facility. See "Description of Capital Stock -- 13%
Exchangeable Preferred Stock."

     Of the Company's indebtedness under the Credit Facility, which totaled $66.5 million as of November 30, 1998, $15 million was borrowed on April 30, 1998 to finance the Reddy Acquisition, $52 million was borrowed on July 31, 1998 to finance the Cassco Acquisition and $0.5 million (net) has been repaid from working capital proceeds. The Credit Facility matures on March 31, 2003. Interest under the Credit Facility accrues at the Company's option at a fluctuating rate equal to (i) LIBOR plus 2.75% per annum or (ii) the "prime" rate plus 1.0%, with interest rates subject to a pricing grid. See "Description of Capital Stock -- 10% Exchangeable Preferred Stock" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on the Common Stock. In addition, the Company's Credit Facility, the 10% Exchangeable Preferred Stock and, in some instances, the Indenture, prohibit the Company from paying dividends on its Common Stock. Following the Offering, the Company intends to retain any future earnings to fund growth and does not anticipate paying any cash dividends in the foreseeable future. Any future determination as to the Company's dividend policy will be made at the discretion of the Company's Board of Directors and will depend on a number of factors, including the Company's future earnings, capital requirements, financial condition and future prospects, restrictions on dividend payments pursuant to any of the Company's credit or other agreements and such other factors as the Board of Directors may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                    DILUTION

     At September 30, 1998, after giving effect to the Conversions as if they had occurred at such date, the deficit in pro forma as adjusted net tangible book value of the Company would have been $213.4 million, or approximately $37.96 per share. The deficit in pro forma as adjusted net tangible book value is equal to the aggregate net tangible book value (tangible assets less total liabilities) of the Company after giving effect to the Conversions. The number of shares used for the per share calculation includes the 5,047,310 shares outstanding prior to the Offering and 574,831 shares related to the Conversions. After giving effect to the sale by the Company of the 9,000,000 shares offered hereby (asuming an initial offering price of $12.00 per share and after deducting underwriting discounts and commissions), the deficit in pro forma as adjusted net tangible book value of the Company would have been $114.0 million, or $7.80 per share. This represents an immediate increase in pro forma net tangible book value of $30.16 per share to the existing shareholders and an immediate dilution in net tangible book value of $19.80 per share to new investors purchasing shares of Common Stock in the Offering. The following table illustrates this per share dilution:

Assumed initial public offering
  price..............................             $   12.00
     Net tangible book value per
       common share after giving
       effect to the Conversions at
       September 30, 1998............  $  (37.96)
     Increase of net tangible book
       value per common share
       attributable to new
       investors.....................      30.16
                                       ---------
Pro forma combined net tangible book
  value per common share after the
  Offering...........................                 (7.80)
Dilution of net tangible book value
  per common share attributable to
  new investors......................             $   19.80

     The following table summarizes, as of September 30, 1998, after giving effect to the Offering and the Conversions, the number of shares of Common Stock purchased from the Company, the total consideration paid therefor and the average price per share paid by the existing shareholders and by the new investors purchasing shares in the Offering:

                                          SHARES OF COMMON                   TOTAL
                                           STOCK ACQUIRED                CONSIDERATION             AVERAGE
                                        ---------------------       -----------------------       PRICE PER
                                          NUMBER      PERCENT          AMOUNT       PERCENT         SHARE
                                        ----------    -------       ------------    -------       ---------
Existing shareholders(1).............    7,493,693      45.4%       $ 43,090,094      28.5%        $  5.75
New investors........................    9,000,000      54.6         108,000,000      71.5           12.00
                                        ----------    -------       ------------    -------       ---------
     Total...........................   16,493,693     100.0%       $151,090,094     100.0%        $  9.16
                                        ==========    =======       ============    =======       =========

------------
(1) The amount of Common Stock and price thereof held by existing shareholders includes shares of Common Stock to be issued (i) at the closing of the Offering in the Conversions and (ii) upon the exercise of warrants to purchase 1,871,552 shares of Common Stock at an exercise price of $.01 per share. The computations in the table set forth above exclude (i) 637,920 shares of Common Stock issuable upon exercise of currently outstanding stock options granted to officers, employees and consultants at a weighted average exercise price of $12.48 per share, (ii) 2,099,151 shares of Common Stock issuable upon the exercise of the Culligan Warrants at an exercise price of $13 per share, (iii) 100,000 shares of Common Stock issuable upon the exercise of the SV Warrants at an exercise price of $14 per share and (iv) 15,000 shares of Common Stock issuable upon the exercise of certain warrants at an exercise price of $15 per share. To the extent any of the outstanding options or warrants is exercised, there will be further dilution to holders of Common Stock. See "Management -- Stock Option Plans" and "Description of Capital Stock -- Warrants."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company: (i) as of September 30, 1998 and (ii) on a pro forma as adjusted basis to give effect to the Offering and the application of the estimated net proceeds therefrom and the Conversions.

                                             SEPTEMBER 30, 1998
                                        -----------------------------
                                                         PRO FORMA
                                        HISTORICAL     AS ADJUSTED(1)
                                        -----------    --------------
                                               (IN THOUSANDS)
Cash and equivalents.................    $    5,656       $  5,656
                                        ===========    ==============
Long-term obligations, less current
  portion:
     Credit Facility.................    $   71,500       $ 17,960
     9 3/4% Senior Notes.............       270,000        270,000
     Other indebtedness..............           531            531
     Debt discount...................          (250)          (250)
                                        -----------    --------------
          Total long-term
             obligations.............       341,781        288,241
                                        -----------    --------------
Preferred stock:
     Series A Convertible Preferred
      Stock, $0.01 par value, 450,000
      shares authorized, 450,000
      shares issued and
      outstanding....................         2,497        --
     Series B Convertible Preferred
      Stock, $0.01 par value, 200,000
      shares authorized, 124,831
      shares issued and
      outstanding....................           726        --
     Series C Preferred Stock, $.01
      par value, 100 shares
      authorized, 100 shares issued
      and outstanding................       --             --
     10% Exchangeable Preferred
      Stock, 500,000 shares
      authorized, 259,860 shares
      issued and outstanding.........        27,075         27,075
     13% Exchangeable Preferred
      Stock, 800,000 shares
      authorized,
      411,500 shares issued and
      outstanding....................        37,384        --
                                        -----------    --------------
          Total preferred stock......        67,682         27,075
                                        -----------    --------------
Common Stock with put redemption,
  420,000 shares outstanding(2)......         1,972        --
                                        -----------    --------------
Shareholders' equity:
     Common Stock, $.01 par value,
      50,000,000 shares authorized,
      4,925,541 shares issued and
      outstanding; and 14,920,372
      shares issued and outstanding,
      pro forma as adjusted(3).......            49            149
     Additional paid-in capital......        39,337        135,356
     Treasury stock (298,231 shares,
      at cost).......................        (1,491)        (1,491)
     Accumulated deficit.............       (23,109)       (23,109)
                                        -----------    --------------
          Total shareholders'
             equity..................        14,786        110,905
                                        -----------    --------------
               Total capitalization..    $  426,221       $426,221
                                        ===========    ==============
------------
(1) Gives effect to (i) the Offering and the application of the estimated net proceeds therefrom and (ii) the Conversions, as if they occurred on September 30, 1998. See "Use of Proceeds."

(2) The put redemption option will expire at the closing of the Offering and such stock will be reclassified as Common Stock.

(3) Excludes (i) 637,920 shares of Common Stock issuable upon exercise of currently outstanding stock options granted to officers, employees and consultants at a weighted average exercise price of $12.48 per share, (ii) 1,871,552 shares of Common Stock issuable upon exercise of warrants at an exercise price of $.01 per share, (iii) 2,099,151 shares of Common Stock issuable upon exercise of the Culligan Warrants at an exercise price of $13 per share, (iv) 100,000 shares of Common Stock issuable upon exercise of the SV Warrants at an exercise price of $14 per share and (v) 15,000 shares of Common Stock issuable upon the exercise of certain warrants at an exercise price of $15 per share.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The unaudited pro forma combined condensed balance sheet as of September 30, 1998, gives effect to (i) the Offering and the application of the estimated net proceeds therefrom and (ii) the Conversions, as if they had occurred on September 30, 1998.

     The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1997, gives effect to (i) the 1997 Acquisitions, (ii) the 1998 Acquisitions, (iii) the Recapitalization, (iv) the Culligan Investment,
(v) the Offering and the application of the estimated net proceeds therefrom and
(vi) the Conversions, as if they had occurred on January 1, 1997. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1997 is derived from (a) the audited historical financial statements of Packaged Ice, Reddy and Cassco for such year and (b) the unaudited historical financial statements of the 1997 Acquisitions and the 1998 Acquisitions (excluding Reddy and Cassco, collectively, the "Other Acquisitions"), of which 76 are insignificant, for the applicable periods prior to their respective acquisition dates.

     The unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 1998, gives effect to (i) the 1998 Acquisitions,
(ii) the Recapitalization, (iii) the Offering and the application of the estimated net proceeds therefrom and (iv) the Conversions, as if they had occurred on January 1, 1997. The unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 1998, is derived from (a) the unaudited historical financial statements of Packaged Ice for such period, (b) the unaudited historical financial statements of Reddy and Cassco for the period prior to acquisition and (c) the unaudited financial statements of the companies purchased in the 1998 Acquisitions (excluding Reddy and Cassco, collectively, the "Other 1998 Acquisitions"), of which 25 are insignificant, for the applicable periods prior to their respective acquisition dates.

     The pro forma adjustments which give effect to the various events described above are based upon currently available information and upon certain assumptions that management believes are reasonable. The Company has accounted for all acquisitions under the purchase method and the resulting assets acquired and liabilities assumed are recorded at their estimated fair market values at the respective dates of acquisition. The adjustments included in the unaudited pro forma combined condensed financial statements reflect the Company's preliminary assumptions and estimates based upon available information. The Company is in the process of evaluating the allocation of purchase price to other intangible assets such as customer lists, tradenames and trademarks in connection with the 1998 acquisitions of Reddy and Cassco. The Company expects to finalize the allocation during the fourth quarter of 1998 and does not believe the impact of the final allocation will differ materially from the preliminary estimates. See "Risk Factors -- Risk of Acquisitions."

     The unaudited pro forma combined condensed financial statements do not purport to be indicative of the results of operations that would have occurred or that may be obtained in the future if the transactions described had occurred as presented in such statements. In addition, future results may vary significantly from the results reflected in such statements due to general economic conditions, utility prices, labor costs, competition, the Company's ability to integrate the operations of the companies the Company acquires with its current business successfully and several other factors, many of which are beyond the Company's control. See "Risk Factors."

     The unaudited pro forma combined condensed financial statements should be read in conjunction with the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements of Packaged Ice, Reddy and Cassco, including notes thereto, included elsewhere herein.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                             PRO FORMA
                                            HISTORICAL      AND OFFERING       PRO FORMA
                                           PACKAGED ICE     ADJUSTMENTS       AS ADJUSTED
                                           ------------     ------------      -----------
                 ASSETS
Current assets:
  Cash and equivalents..................     $  5,656         $ --    (a)      $   5,656
  Accounts and notes receivable.........       28,166           --                28,166
  Inventories...........................        7,926           --                 7,926
  Prepaid expenses and other assets.....        1,504           --                 1,504
                                           ------------     ------------      -----------
     Total current assets...............       43,252           --                43,252
Property, net...........................      168,301           --               168,301
Other assets, net.......................       15,523           --                15,523
Goodwill................................      224,928           --               224,928
                                           ------------     ------------      -----------
     Total assets.......................     $452,004         $ --             $ 452,004
                                           ============     ============      ===========
  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term
     obligations........................     $     88         $ --             $      88
  Accounts payable......................       11,245           --                11,245
  Accrued expenses......................       14,450           --                14,450
                                           ------------     ------------      -----------
     Total current liabilities..........       25,783           --                25,783
Long-term obligations:
  Credit Facility.......................       71,500          (53,540)(a)        17,960
  9 3/4% Senior Notes...................      270,000           --               270,000
  Other indebtedness....................          531           --                   531
  Debt discount.........................         (250)          --                  (250)
                                           ------------     ------------      -----------
     Total long-term obligations........      341,781          (53,540)          288,241
Mandatorily redeemable preferred stock:
  10% exchangeable......................       27,075           --                27,075
  13% exchangeable......................       37,384          (37,384)(a)        --
Preferred stock with put redemption
  option:
  Series A..............................        2,497           (2,497)(b)        --
  Series B..............................          726             (726)(b)        --
  Series C..............................       --               --                --
Common stock with put redemption
  option................................        1,972           (1,972)(b)        --
Shareholders' equity:
  Common stock..........................           49               10(b)            149
                                                                    90(a)
  Additional paid-in capital............       39,337           90,834(a)        135,356
                                                                 5,185(b)
  Treasury stock........................       (1,491)          --                (1,491)
  Retained earnings (accumulated
     deficit)...........................      (23,109)          --               (23,109)
                                           ------------     ------------      -----------
     Total shareholders' equity.........       14,786           96,119(c)        110,905
                                           ------------     ------------      -----------
          Total liabilities and
             shareholders' equity.......     $452,004         $ --             $ 452,004
                                           ============     ============      ===========


   See notes to unaudited pro forma combined condensed financial statements.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                                                                        PRO FORMA
                                         HISTORICAL       HISTORICAL     HISTORICAL       OTHER        AND OFFERING      PRO FORMA
                                        PACKAGED ICE        REDDY          CASSCO      ACQUISITIONS    ADJUSTMENTS      AS ADJUSTED
                                        ------------      ----------     ----------    ------------    ------------     ------------
Revenues.............................    $   28,981        $ 66,449       $ 28,675       $ 78,771          --            $  202,876
Cost of sales........................        18,724          41,713         19,547         53,211          --               133,195
                                        ------------      ----------     ----------    ------------    ------------     ------------
Gross profit.........................        10,257          24,736          9,128         25,560          --                69,681
Operating expenses...................         7,636          10,952            705          8,469       $     (155)(a)       24,919
                                                                                                            (1,545)(b)
                                                                                                              (446)(c)
                                                                                                               (72)(d)
                                                                                                              (499)(e)
                                                                                                              (126)(f)
Depreciation and amortization........         5,130           6,070          3,062          6,719            5,291(g)        26,272
Interest expense.....................         6,585           7,168            217          1,910           13,415(h)        29,295
Other income (expense)...............           655             580           (390)           302             (155)(a)          992
                                        ------------      ----------     ----------    ------------    ------------     ------------
Income (loss) before taxes...........        (8,439)          1,126          4,754          8,764          (16,018)          (9,813)
Income taxes.........................       --                  441          1,788         --               (2,229)(j)         --
                                        ------------      ----------     ----------    ------------    ------------     ------------
Net income (loss)....................        (8,439)            685          2,966          8,764          (13,789)          (9,813)
Preferred dividends..................           199          --             --             --                2,364(i)         2,563
                                        ------------      ----------     ----------    ------------    ------------     ------------
Net income (loss) to common
  shareholders.......................    $   (8,638)       $    685       $  2,966       $  8,764       $  (16,153)      $  (12,376)
                                        ============      ==========     ==========    ============    ============     ============
Net loss per share to common
  shareholders.......................    $    (2.40)                                                                     $    (0.85)
                                        ============                                                                    ============
Weighted average number of common
  shares outstanding.................     3,600,109                                                     10,997,404       14,597,513
                                        ============                                                   ============     ============

   See notes to unaudited pro forma combined condensed financial statements.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                      HISTORICAL        HISTORICAL                       PRO FORMA
                                      HISTORICAL         REDDY            CASSCO         OTHER 1998     AND OFFERING      PRO FORMA
                                     PACKAGED ICE  (PRE-ACQUISITION) (PRE-ACQUISITION)  ACQUISITIONS    ADJUSTMENTS      AS ADJUSTED
                                     ------------  ----------------- -----------------  ------------   --------------   ------------
Revenues............................  $  137,650        $17,858           $16,935         $  4,968         --             $ 177,411
Cost of sales.......................      81,035         13,871            11,974            1,759         --               108,639
                                     ------------      --------          --------       ------------   --------------   ------------
Gross profit........................      56,615          3,987             4,961            3,209         --                68,772
Operating expenses..................      22,013          4,179               481            2,700         --                29,373
Depreciation and amortization.......      12,830          3,089             1,835              423        $  1,526(g)        19,703
Interest expense....................      16,457          4,376                87              281             770(h)        21,971
Other income (expense)..............         498            218              (371)             108         --                   453
                                     ------------      --------          --------       ------------   --------------   ------------
Income (loss) before taxes..........       5,813         (7,439)            2,187              (87)         (2,296)          (1,822)
Income taxes........................     --             --                    394           --                (394)(j)        --
                                     ------------      --------          --------       ------------   --------------   ------------
Net income (loss) before
  extraordinary items and preferred
  dividends.........................       5,813         (7,439)            1,793              (87)         (1,902)          (1,822)
                                     ------------      --------          --------       ------------   --------------   ------------
Preferred dividends.................       3,950        --                --                --              (1,848)(i)        2,102
                                     ------------      --------          --------       ------------   --------------   ------------
Net income (loss) before
  extraordinary items available to
  common shareholders...............  $    1,863        $(7,439)          $ 1,793         $    (87)       $    (54)       $  (3,924)
                                     ============      ========          ========       ============   ==============   ============
Net income (loss) per share before
  extraordinary items available to
  common shareholders...............  $     0.39                                                                          $   (0.27)
                                     ============                                                                       ============
Weighted average number of common
  shares outstanding................   4,828,254                                                         9,793,887       14,622,141
                                     ============                                                      ==============   ============

   See notes to unaudited pro forma combined condensed financial statements.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
            (DOLLARS IN THOUSANDS EXCEPT SHARE DATA AND PERCENTAGES)

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

     (a)  Pro forma sources of cash from the Offering are calculated as follows:

     Proceeds from the Offering (net
  of Offering costs).................  $   99,400
                                       ----------
     Less cash used for:
         Repurchase of 13%
     Exchangeable Preferred Stock
     (includes $3,600 of
          repurchase premium)........      45,860
          Repayment of Credit
      Facility.......................      53,540
                                       ----------
          Total......................      99,400
                                       ----------
     Pro forma cash proceeds.........  $       --
                                       ==========

          Assumes gross proceeds from the Offering of $108,000 based on an assumed price to the public of $12.00 per share.

     (b) Reflects the conversion of the 450,000 shares Series A Convertible Preferred Stock with a put redemption option and 124,831 shares Series B Convertible Preferred Stock with a put redemption option into 574,831 shares of Common Stock. In conjunction with the Offering, the registration rights underlying the put redemption feature on the 420,000 shares of Common Stock with a put redemption option were satisfied.

     (c) Excludes an additional $2,301 of pro forma dividends on the 10% Exchangeable Preferred Stock that would be deducted from shareholders' equity had the stock been outstanding as of January 1, 1997.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

     (a) Elimination of intercompany revenues/expenses with respect to equipment leasing and service agreements between Packaged Ice and certain acquired companies purchased during 1997.

     (b) The decrease in operating expenses reflects the elimination or net reduction of salaries and related benefits of owners and officers of certain companies acquired by the Company, whose positions and salaries have either been eliminated or who have taken positions at lower salaries pursuant to contractual agreements resulting from the acquisitions.

     (c)  Elimination of costs associated with operations not acquired.

     (d) Elimination of lease costs related to facilities not contemplated under the respective acquisition agreements.

     (e) As a result of the acquisitions, the Company is no longer required to pay management fees to the predecessor parent of the acquired entities.

     (f) Reduction of defined contribution plan matching costs to conform with the Company's existing benefit plans.

     (g) The excess of total purchase price for the 1997 Acquisitions and the 1998 Acquisitions over the allocation of fair value to the net assets acquired or to be acquired has been recorded as goodwill, which is calculated and amortized based on the following assumptions:

                                         YEAR ENDED      NINE MONTHS ENDED
                                        DECEMBER 31,       SEPTEMBER 30,
                                            1997               1998
                                        ------------     -----------------
Value of common stock
consideration........................     $ 23,362           $  23,362
Cash consideration...................      330,355             330,355
                                        ------------     -----------------
          Total purchase price.......      353,717             353,717
Total net assets acquired............      125,611             125,611
                                        ------------     -----------------
Goodwill.............................      228,106             228,106
                                        ============     =================
          Calculated amortization, 40
          year estimated life........        5,703               4,292
          Less: historical
          amortization...............         (412)             (2,766)
                                        ------------     -----------------
          Adjustment to
          amortization...............     $  5,291           $   1,526
                                        ============     =================

     The Company has not completed an assessment of the fair value of the net assets acquired in the Reddy and Cassco Acquisitions for the purpose of allocating the purchase price. To the extent that such an assessment indicates the fair value of the fixed assets is in excess of net book value, this excess would be allocated to fixed assets or other intangible assets and would reduce the goodwill calculated above. Assuming a weighted average depreciable life for fixed assets of five years, every $500 allocated to fixed assets rather than goodwill would increase depreciation and amortization expense for the pro forma year ended December 31, 1997 and the nine months ended September 30, 1998 by $87 and $65, respectively.

     (h)  Interest expense adjustments are as follows:

                                         YEAR ENDED      NINE MONTHS ENDED
                                        DECEMBER 31,       SEPTEMBER 30,
                                            1997               1998
                                        ------------     -----------------
9 3/4% Senior Notes..................     $270,000           $ 270,000
                                        ============     =================
Pro forma interest expense on 9 3/4%
  Senior Notes.......................     $ 26,325           $  19,744
Pro forma interest on Credit
  Facility...........................        1,527               1,145
Less: Packaged Ice historical
interest expense.....................       (6,585)            (16,457)
     Reddy historical interest
     expense.........................       (7,168)             (4,376)
     Cassco historical interest
     expense.........................         (217)                (87)
     Other Acquisitions historical
       interest expense..............       (1,910)               (281)
Plus: Additional interest on
  amortization of debt issue costs:
       Total debt issue costs of
          $9,820
          Calculated amortization, 7
          year life..................        1,403               1,052
     Amortization of discount on
       9 3/4% Senior Notes:
       Total discount of $280
          Calculated amortization, 7
          year life..................           40                  30
                                        ------------     -----------------
Net adjustment to interest expense...     $ 13,415           $     770
                                        ============     =================

     (i) Dividends on the 10% Exchangeable Preferred Stock and elimination of dividends on the 13% Exchangeable Preferred Stock.

     (j) The elimination of Reddy's and Cassco's income tax expense assumes that the combined Company was in a loss position, therefore the Company would not incur income tax expense.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected historical financial data derived from the audited financial statements of Packaged Ice for each of the five years in the period ended December 31, 1997 and contains selected financial data derived from the unaudited financial statements of Packaged Ice for the nine months ended September 30, 1997 and 1998. The unaudited financial statements of Packaged Ice as of and for the nine months ended September 30, 1997 and 1998 reflect all adjustments necessary in the opinion of management (consisting only of normal recurring adjustments) for a fair presentation of such financial data. The following information should be read in conjunction with the Company's financial statements, including the notes thereto, "The Company,"
"Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, including the notes thereto, included elsewhere in this Prospectus.

                                                                                                NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                       -----------------------------------------------------  ---------------------
                                         1993       1994       1995       1996       1997       1997        1998
                                       ---------  ---------  ---------  ---------  ---------  ---------  ----------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND PERCENTAGES)
OPERATING DATA:
  Revenues...........................  $     155  $     784  $   2,830  $   4,427  $  28,981  $  20,963  $  137,650
  Cost of sales......................         56        352      1,251      2,035     18,724     12,336      81,035
                                       ---------  ---------  ---------  ---------  ---------  ---------  ----------
  Gross profit.......................         99        432      1,579      2,392     10,257      8,627      56,615
  Operating expenses.................        431        974      1,515      1,981      7,636      4,566      22,013
  Depreciation and amortization......         48        224        751      1,456      5,130      3,443      12,830
  Interest expense...................        (11)       (25)       (76)      (130)    (6,585)    (3,177)    (16,457)
  Other income.......................         --         69         75        185        655        577         498
  Extraordinary loss on
  refinancing........................         --         --         --         --         --         --     (17,387)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ----------
  Net loss...........................  $    (391) $    (722) $    (688) $    (990) $  (8,439) $  (1,982) $  (11,574)
                                       =========  =========  =========  =========  =========  =========  ==========
  Net loss to common shareholders....  $    (391) $    (722) $    (688) $    (990) $  (8,638) $  (1,982) $  (15,524)
                                       =========  =========  =========  =========  =========  =========  ==========
NET INCOME (LOSS) PER SHARE OF COMMON
  STOCK:
  Basic:
  Net income (loss) before
    extraordinary item available to
    common shareholders..............  $   (0.25) $   (0.28) $   (0.26) $   (0.35) $   (2.40) $   (0.57) $     0.39
  Extraordinary item.................         --         --         --         --         --         --       (3.60)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ----------
  Loss to common shareholders........  $   (0.25) $   (0.28) $   (0.26) $   (0.35) $   (2.40) $   (0.57) $    (3.21)
                                       =========  =========  =========  =========  =========  =========  ==========
  Diluted:
  Net income (loss) before
    extraordinary item available to
    common shareholders..............  $   (0.25) $   (0.28) $   (0.26) $   (0.35) $   (2.40) $   (0.57) $     0.28
  Extraordinary item.................         --         --         --         --         --         --       (2.61)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ----------
  Loss to common shareholders........  $   (0.25) $   (0.28) $   (0.26) $   (0.35) $   (2.40) $   (0.57) $    (2.33)
                                       =========  =========  =========  =========  =========  =========  ==========
  Weighted average common shares:
    Basic............................      1,538      2,615      2,682      2,826      3,600      3,459       4,828
    Diluted..........................      1,538      2,615      2,682      2,826      3,600      3,459       6,666
OTHER FINANCIAL DATA:
  Cash flows -- operating
    activities.......................  $    (289) $    (647) $     148  $   1,094  $  (3,292) $     347  $    7,180
  Cash flows -- investing
    activities.......................       (292)    (3,497)    (2,961)    (5,925)   (61,541)   (32,559)   (307,724)
  Cash flows -- financing
    activities.......................        492      4,897      3,034      3,968     79,488     36,724     291,375
  EBITDA(1)..........................       (332)      (473)       139        596      3,276      4,638      35,100
  Ratio of earnings to fixed
  charges(3).........................        N/A        N/A        N/A        N/A        N/A        N/A         .35
  Revenue growth.....................      434.5%     405.8%     261.0%      56.4%     554.6%     465.2%      556.6%
BALANCE SHEET DATA:
  Cash and equivalents...............  $      58  $     812  $   1,033  $     170  $  14,825  $   4,682       5,656
  Working capital (deficiency).......       (137)       639        696     (1,228)    16,553      3,927      17,469
  Total assets.......................        618      5,513      8,050     11,523    122,300     82,824     452,004
  Total long-term obligations, net of
  discount...........................        125        566        211      3,582     67,501     50,768     341,781
  13% Exchangeable Preferred Stock...         --         --         --         --         --         --      37,384
  10% Exchangeable Preferred Stock...         --         --         --         --     25,199         --      27,075
  Convertible Preferred Stock with
    put redemption option(2).........         --         --      2,497      2,497      3,223      3,223       3,223
  Common Stock with put redemption
    option(2)........................         --         --      1,972      1,972      1,972      1,972       1,972
  Total shareholders' equity.........        247      4,427      2,582      1,597     15,819     19,265      14,787

------------
(1) EBITDA represents earnings before interest, income taxes, depreciation, amortization and extraordinary items. The Company has included EBITDA (which is not a measure of financial performance under GAAP) because it understands that EBITDA is one measure used by certain investors to determine a company's historical ability to service its indebtedness. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.

(2) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense. Earnings were not sufficient during the five years ended December 31, 1997 or the nine months ended September 30, 1998 and 1997, to cover fixed charges. The deficiencies were $391,000 in 1993, $722,000 in 1994, $688,000 in 1995, $990,000 in 1996,
    $8,439,000 in 1997, and $1,982,000 for the nine months ended September 30, 1997.

(3) The put redemption option will expire at the closing of the Offering and such stock will be reclassified as Common Stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION AND ANALYSIS OF THE COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH "SELECTED HISTORICAL FINANCIAL DATA" AND THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS INCLUDING NOTES THERETO AND OTHER INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

     The Company is the largest manufacturer and distributor of packaged ice in the United States and currently serves over 70,000 customer locations in 26 states, with Texas, Arizona, California and Florida constituting over 62% of the Company's sales. The Company services all significant markets of the ice industry, including supermarket and convenience store retailers, restaurants, commercial users and the agricultural sector.

     The Company derives its revenues primarily from the sale of packaged ice. Prices for packaged ice have historically been stable with some price variation between markets based on geography, weather and the customer base. Management believes that the Company's geographic and customer diversification insulate it from both price and demand fluctuations due to regional weather conditions. The Company also derives revenue from other goods and services including cold storage rental, the manufacturing and sale of bottled water and institutional ice machine leasing.

     The Company operates predominantly in one business segment, the manufacturing and sale of packaged ice products. These revenues are derived from the sale of packaged ice through traditional delivery methods, whereby ice is manufactured, packaged and stored at a central facility and transported to the retail location when needed, and through its proprietary Ice Factories which automatically manufacture, package and store ice at the retail location.

     The Company's cost of sales includes costs associated with both traditional ice delivery and the Ice Factories. In the traditional ice business, plant occupancy, plastic bags, delivery, labor and utility-related expenses account for the largest costs. Costs vary significantly by region and fluctuate based upon, among other things, freezer capacity and local utility rates. With the Ice Factory, plant occupancy, delivery and utility costs are eliminated, but the costs associated with customer service representatives and machine technicians are added to the cost of sales.

     The Company's operating expenses include costs associated with selling, general and administrative functions. These costs include executive officers' compensation, office and administrative salaries and costs associated with leasing office space. Selling, general and administrative functions for sales from traditional plants and Ice Factories are similar. The Company typically enters new markets for traditional ice by acquiring existing companies. In such cases, the Company assumes the ongoing cost of operations and attempts to reduce those costs through the integration of the acquired company. Upon entering into new markets in which it intends to place Ice Factories, the Company incurs operating expenses related to new marketing programs, accounting systems and office facilities that are typically consistent with operating expenses experienced in the Company's existing markets. As part of the Company's continuing examination of its power costs, the Company has engaged in discussions with power suppliers related to the potential provision of the Company's electrical power requirements.

     The Company has grown primarily through the implementation of its consolidation strategy within the highly fragmented packaged ice industry where it has completed 53 acquisitions since April 1997 for an aggregate purchase price of $353.7 million and, to a lesser extent, through the installation of Ice Factories. The Company's acquisition program has resulted in $228.1 million of goodwill and other intangible assets on the Company's books which will be amortized over a 40-year period. This program has been financed almost exclusively through the incurrence of debt and the issuance of capital stock. In connection with the Recapitalization, the Company recorded an extraordinary charge against earnings of $17.4 million in the first quarter of 1998.

     For a more complete discussion of the Company's capital and acquisition transactions, see "The Company," "Capitalization" and "Description of Capital Stock."

RESULTS OF OPERATIONS

     The following tables set forth, for the periods indicated, selected operating data and supplemental data expressed as a percentage of total revenues at the end of each period.

                                                 FISCAL YEAR ENDED          NINE MONTHS ENDED
                                                   DECEMBER 31,               SEPTEMBER 30,
                                          -------------------------------  --------------------
                                            1995       1996       1997       1997       1998
                                          ---------  ---------  ---------  ---------  ---------
OPERATING DATA:
     Revenues...........................      100.0%     100.0%     100.0%     100.0%     100.0%
     Cost of sales......................       44.2       46.0       64.6       58.8       58.9
     Gross profit.......................       55.8       54.0       35.4       41.2       41.1
     Operating expenses(1)..............       53.5       44.7       26.3       21.8       16.0
     Depreciation and amortization......       26.5       32.9       17.7       16.4        9.3
     Interest expense...................        2.7        2.9       22.7       15.2       12.0
     Other income.......................        2.7        4.2        2.3        2.8        0.4
     Net income (loss) before
       extraordinary item and preferred
       dividends........................     (24.2)     (22.3)     (29.0)      (9.4)        4.2

------------
(1) Excludes depreciation and amortization.

HISTORICAL RESULTS OF OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

     REVENUES. Revenues increased $116.7 million from $20.9 million in the nine months ended September 30, 1997 to $137.6 million in the nine months ended September 30, 1998. Revenues increased $112.2 million as a result of revenue contributed by the acquisitions of traditional ice companies and $4.5 million due to the placement of additional Ice Factories since September 30, 1997. Additionally, unprecedented hot, dry weather during the 1998 summer period, throughout the southeastern portion of the United States and Texas, resulted in much greater sales than anticipated and has more than offset the shortfall of sales during the first quarter of 1998.

     COST OF SALES. Cost of sales increased $68.7 million from $12.3 million in the nine months ended September 30, 1997 to $81.0 million in the nine months ended September 30, 1998. This increase was primarily due to acquisitions of traditional ice companies. The cost of sales as a percentage of revenues increased from 58.8% to 58.9%. The greater revenue experienced during the nine months ended September 30, 1998 benefited gross profit. This benefit was completely offset by the additional costs directly related to the cumulative effect of the unprecedented heat experienced during the 1998 summer period. Additional costs included the cost of purchasing ice from third parties and transporting both purchased and Company-produced ice into other Company-serviced regions that were unable to meet demand with local ice producing capacity.

     GROSS PROFIT. Gross profit increased $48.0 million from $8.6 million in the nine months ended September 30, 1997 to $56.6 million in the nine months ended September 30, 1998. This increase primarily resulted from acquisitions of traditional ice companies completed during 1997 and 1998. As a percentage of revenues, gross profit decreased from 41.2% to 41.1%.

     OPERATING EXPENSES. Operating expenses, exclusive of depreciation and amortization, increased $17.4 million from $4.6 million in the nine months ended September 30, 1997 to $22.0 million in the nine months ended September 30, 1998. This increase was primarily due to acquisitions of traditional ice companies completed during 1997 and 1998. As a percentage of revenues, operating expenses decreased from 21.8% to 16.0%. This decrease was due to greater efficiencies realized by the Company as its general and administrative expenses were spread over the larger base of revenues resulting from the Company's acquisitions of traditional ice businesses.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $9.4 million from $3.4 million in the nine months ended September 30, 1997 to $12.8 million in the nine months ended September 30, 1998. As a percentage of revenues, depreciation and amortization decreased from 16.4% to 9.3%. This decrease was due primarily to the lower historical depreciation and amortization percentages of traditional ice businesses the Company has acquired. These percentages reflect the longer estimated useful lives of traditional ice plant and equipment, as compared to Ice Factories.

     INTEREST EXPENSE. Interest expense increased $13.3 million from $3.2 million in the nine months ended September 30, 1997 to $16.5 million in the nine months ended September 30, 1998. This increase was a result of higher levels of the Company's debt outstanding during the nine months ended September 30, 1998, resulting from the debt financing used in connection with the closing of acquisitions the Company made in 1998.

     NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM. Net income increased $7.8 million from a $2.0 million loss in the nine months ended September 30, 1997 to $5.8 million in the nine months ended September 30, 1998.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996.

     REVENUES. Revenues increased $24.6 million from $4.4 million for the year ended December 31, 1996 to $29.0 million for the year ended December 31, 1997. Revenues increased $2.7 million due to the placement of additional Ice Factories (which was the only method of distribution prior to the SWI, Mission and STPI Acquisitions in April 1997) and $21.9 million as a result of revenues contributed by acquisitions the Company made in 1997.

     COST OF SALES. Cost of sales increased $16.7 million from $2.0 million for the year ended December 31, 1996 to $18.7 million for the year ended December 31, 1997. This increase was due to the closing of acquisitions the Company made in 1997. The cost of sales as a percentage of revenues increased from 46.0% to 64.6%. This increase reflects the higher cost associated with traditional ice production as compared to the Ice Factory.

     GROSS PROFIT. Gross profit increased $7.9 million from $2.4 million for the year ended December 31, 1996 to $10.3 million for the year ended December 31, 1997. Acquisitions the Company completed in 1997 contributed $7.2 million of the increase in gross profit. As a percentage of revenues, gross profit decreased from 54.0% to 35.4%. Gross margins decreased because of the higher cost of sales reflected in the traditional ice businesses acquired in 1997. Traditional ice companies have higher costs of sales than the costs associated with the on-site manufacturing and delivery of the Ice Factory.

     OPERATING EXPENSES. Operating expenses, exclusive of depreciation and amortization, increased $5.6 million from $2.0 million for the year ended December 31, 1996 to $7.6 million for the year ended December 31, 1997. As a percentage of revenues, operating expenses decreased from 44.7% to 26.3%. This decrease was due to greater efficiencies realized by Packaged Ice as its general and administrative expenses were spread over the larger base of revenues resulting from the acquisitions the Company completed in 1997.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $3.6 million from $1.5 million for the year ended December 31, 1996 to $5.1 million for the year ended December 31, 1997. As a percentage of revenues, depreciation and amortization decreased from 32.9% to 17.7%. This decrease was due primarily to the lower historical depreciation and amortization percentages resulting from the acquisitions the Company completed in 1997. These percentages reflect the longer estimated useful lives of traditional ice plant and equipment as compared to Ice Factories. This decrease more than offset the increase related to the amortization of goodwill resulting from such acquisitions.

     INTEREST EXPENSE. Interest expense increased $6.5 million from $0.1 million for the year ended December 31, 1996 to $6.6 million for the year ended December 31, 1997. This increase was a result of higher levels of debt outstanding during 1997.

     NET LOSS. Net loss increased $7.4 million from $1.0 million for the year ended December 31, 1996 to $8.4 million for the year ended December 31, 1997. This increase in loss is due to the increases in depreciation and amortization related to the acquisitions closed in 1997 and interest expense related to the increased level of debt necessary to close such acquisitions.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995.

     REVENUES. Revenues increased $1.6 million from $2.8 million for the year ended December 31, 1995 to $4.4 million for the year ended December 31, 1996. Revenues increased due to Packaged Ice's continued success in penetrating existing markets and its entry into the Arizona market under the terms of a master lease arrangement with SWI.

     COST OF SALES. Cost of sales increased $0.7 million from $1.3 million for the year ended December 31, 1995 to $2.0 million for the year ended December 31, 1996. This increase was due principally to the increased number of Ice Factories in service (from 417 at December 31, 1995 to 658 at December 31, 1996).

     GROSS PROFIT. Gross profit increased $0.8 million from $1.6 million for the year ended December 31, 1995 to $2.4 million for the year ended December 31, 1996. As a percentage of revenues, gross profit decreased from 55.8% to 54.0%. Gross margins decreased primarily as a result of purchases of manufactured ice bought from outside vendors to meet increased demand due to unseasonably hot weather in the Company's primary markets. Purchases of manufactured ice as a percentage of total revenues increased from 0.6% to 1.9%.

     OPERATING EXPENSES. Operating expenses increased $0.5 million from $1.5 million for the year ended December 31, 1995 to $2.0 million for the year ended December 31, 1996. As a percentage of revenues, operating expenses decreased from 53.5% to 44.7%. This decrease was due primarily to salary-related expenses that, as a percentage of revenues, decreased from 25.4% to 21.0% as a result of greater efficiencies realized by the Company from its consolidation of its sales force in its primary markets.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $0.7 million from $0.8 million for the year ended December 31, 1995 to $1.5 million for the year ended December 31, 1996. This increase was due primarily to an increase in capital expenditures principally for newly installed Ice Factories from $2.7 million to $5.7 million.

     INTEREST EXPENSE. Interest expense increased $0.05 million from $0.08 million for the year ended December 31, 1995 to $0.13 million for the year ended December 31, 1996. This increase was a result of higher levels of indebtedness associated with the Company borrowing $3.5 million from its prior credit facility with Bank One, Texas, N.A. and $0.8 million of convertible notes from its shareholders to finance equipment placements in fiscal 1996. The convertible notes were converted into Series B Convertible Preferred Stock in January 1997.

     NET LOSS. Net loss increased $0.3 million from $0.7 million for the year ended December 31, 1995 to $1.0 million for the year ended December 31, 1996. This increase in loss is due to increased depreciation and amortization as a result of the aggressive Ice Factory installation program.

LIQUIDITY AND CAPITAL RESOURCES

     The Company generates cash from the sale of packaged ice through traditional delivery methods, whereby ice is manufactured, packaged and stored at a central facility and transported to retail locations when needed, and through Ice Factories, which manufacture, package and store ice in retail locations. The Company's primary uses of cash are (i) cost of sales, (ii) operating expenses, (iii) debt service, (iv) capital expenditures related to acquiring additional Ice Factories and replacing and modernizing the Company's other capital equipment and (v) acquisitions.

     For the nine months ended September 30, 1998, net cash provided by operating activities was $7.2 million and net cash used in investing activities was $307.7 million, principally for acquisitions of traditional ice companies ($294.0 million) and property additions ($16.0 million). Net cash provided by financing activities was $291.4 million, principally from proceeds of the 9 3/4% Senior Notes, net of refinancing the existing 12% Senior Notes and the related costs ($180.6 million), the net proceeds from issuance of stock ($39.2 million) and the net increase in borrowings under the Credit Facility ($71.5 million). The resulting change in cash and equivalents was a decrease of $9.1 million.

     For the nine months ended September 30, 1997, net cash provided by operating activities was $0.3 million and net cash used by investing activities was $32.6 million, principally for acquisitions of traditional ice companies ($25.7 million) and property additions ($6.7 million). Net cash provided by financing activities was $36.7 million, principally from net proceeds from the issuance of the Original 12% Senior Notes ($45.0 million) which was partially offset by repayment of debt ($12.1 million). The net resulting change to cash and cash equivalents was an increase of $4.5 million.

     The Company intends to pursue a growth oriented strategy, which is to be implemented through an aggressive acquisition strategy, internal growth, margin enhancement and expansion into related businesses. The Company is currently evaluating certain business acquisition and expansion opportunities, but it currently has no contracts or capital commitments relating to any potential acquisitions or developments. See "Risk Factors -- Risk of Acquisitions."

     The Company at September 30, 1998 had approximately $341.9 million of debt outstanding as follows: (i) $270 million of 9 3/4% Senior Notes due 2005 and
(ii) $71.5 million outstanding under the Company's $80 million Credit Facility, which, at the Company's option, bears interest at LIBOR plus 2.75% or the "prime" rate plus 1.00%, with interest rates subject to a pricing grid. The amounts under the revolving acquisition loan portion of the Credit Facility will be due beginning June 30, 2000 in 12 equal quarterly installments. The Credit Facility contains financial covenants which include limitations on capital expenditures and the maintenance of minimum levels of ratios of EBITDA to fixed charges, interest coverage and leverage as defined in the agreements and is secured by all of the Company's assets and the capital stock of all of the Company's significant subsidiaries. After the Offering, the Company will also have two classes of preferred stock outstanding as follows: (a) 100 shares of $10 per share in liquidation preference of Series C Preferred Stock and (b) 259,860 shares of $100 per share in liquidation preference of 10% Exchangeable Preferred Stock, which may be optionally redeemed at the liquidation preference per share, subject to certain adjustments. Payments of cash dividends and redemption of the 10% Exchangeable Preferred Stock is restricted by certain covenants under the Indenture and Credit Facility. See "Risk
Factors -- Substantial Leverage and Ability to Service Debt."

     Capital expenditures for the Company's Ice Factories are expected to be approximately $7.6 million in 1998 and $6.8 million in 1999. Capital expenditures to maintain and expand traditional ice facilities are expected to be approximately $13.1 million in 1998 and $15.5 million in 1999.

     The Company expects to continue acquiring traditional ice companies using a combination of cash and common stock. There can be no assurance that acquisitions based upon the Company's criteria can be obtained or that funds will be available in sufficient amounts to finance such acquisitions. In connection with such acquisitions, the Company intends to file an "acquisition shelf" registration statement to register the sale of up to five million shares of Common Stock.

     Although the Company has periodically reported negative cash flows from operations on a historical basis, the Company has experienced a significant increase in positive cash flow from operations attributable to the acquisitions during the nine months ended September 30, 1998. Historically, Reddy and Cassco have combined to report in excess of $10 million in operating cash flows in each of their most recent fiscal years. The Company believes that its overall treasury management of cash on hand and available borrowings under the Credit Facility will be adequate to meet debt service requirements, fund ongoing capital requirements and satisfy working capital and general corporate needs through the next 12 to 18 months.

     The Company may need to raise additional funds through public or private debt or equity financing to take advantage of opportunities that may become available to the Company, including acquisitions and more rapid expansion. The availability of such capital will depend upon prevailing market conditions and other factors over which the Company has no control, as well as the Company's financial condition and results of operations. There can be no assurance that sufficient funds will be available to finance intended acquisitions or capital expenditures to sustain the Company's recent rate of growth.

YEAR 2000

     The Company is exposed to the risk that the year 2000 issue (the "Year 2000 Issue") could cause system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. During 1998, the Company undertook a corporate-wide initiative designed to assess the impact of the Year 2000 Issue on software and hardware utilized in the Company's operations, including information technology infrastructure ("IT") and embedded manufacturing control technology ("Non-IT").

     The Company's initiative is to be conducted in three phases: assessment, implementation and testing. During the assessment phase, the Company completed a comprehensive inventory of IT and Non-IT systems and equipment. Many of the Company's IT systems include hardware and packaged software purchased from large vendors who have represented that these systems are already year 2000 compliant. However, the Company has determined that it will be necessary to modify portions of its financial and accounting software. The Company believes that its Non-IT systems, which include the Ice Factory, are not at risk to the Year 2000 Issue.

     The Company believes that with modifications to its existing software, the Year 2000 Issue can be mitigated. The implementation of these remediation efforts is underway and is expected to be completed by March 31, 1999. However, if such modifications are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the Company's operations. The Company plans to complete the testing of the year 2000 modifications by early 1999. The Company has not established a contingency plan but intends to formulate one to address unavoidable risks, and it expects to have the contingency plan formulated by mid-1999.

     The Company does not currently rely on the IT systems of other companies; however, failure of the Company's suppliers or its customers to become year 2000 compliant might have a material impact on the Company's operations. The Company intends to continue to pursue an acquisition strategy; and as a result, there can be no assurance that the IT systems being used by an acquired company will be compliant with the Year 2000 Issue or that any such conversion or failure to convert an acquired system would not have an adverse effect on the Company.

     The Company's efforts with respect to the Year 2000 Issue have been handled internally by management and other Company employees. Costs of developing and carrying out this initiative are being funded from the Company's operations and have not represented a material expense to the Company. The Company has not completed its assessment but currently believes that the costs of addressing the Year 2000 Issue should not be significant and should not have a material adverse impact on the Company's financial condition.

GENERAL ECONOMIC TRENDS AND SEASONALITY

     The Company's results of operations are generally affected by the economic trends in its market area but results to date have not been impacted by inflation. The Company uses large quantities of water and energy in the manufacture and storage of its packaged ice products. The Company also uses large quantities of plastic bags. If the prices of such resources should increase from recent levels, the Company could experience sudden and significant increases in the cost of plastic bags, fuel, or utilities such as water and electricity. The Company may be unable to pass these increases along to its customers. Historically, market prices for plastic bags have fluctuated in response to a number of factors, including changes in polyethylene prices. The Company historically has not attempted to pass through changes in the price of plastic bags; therefore, a large, abrupt change in the price of plastic bags could have a material adverse effect on the Company's operating margins, although such adverse effects historically have been temporary. There can be no assurance that significant changes in plastic bag, water, electricity, fuel or other commodity prices would not have a material adverse effect on the Company's business, results of operations and debt service capabilities. See "Risk
Factors -- Effects of Price Changes in Raw Materials."

     The Company experiences seasonal fluctuations in its net sales and profitability with a disproportionate amount of the Company's net sales and a majority of its net income typically realized in its second and third calendar quarters (May through September). The Company believes that over 60% of its revenues will occur during the second and third calendar quarters when the weather conditions are generally warmer and demand is greater while less than 40% of its revenues will occur during the first and fourth calendar quarters when the weather is generally cooler. As a result of these seasonal revenue declines and the lack of proportional corresponding expense decreases, the Company will most likely experience lower profit margins and possibly experience losses during the first and fourth calendar quarters. In addition, because the Company's operating results depend significantly on sales during its peak season, the Company's quarterly results of operations may fluctuate significantly as a result of adverse weather during this period (such as an unusually cool or rainy period). Because inclement weather such as the type caused by the "El Nino" weather phenomenon is believed to be a primary cause for decreased volume in the ice industry, the Company could be adversely affected by this and other weather phenomena. See "Risk Factors -- Seasonality of Ice Business and Weather."

                                    BUSINESS

COMPANY OVERVIEW

     The Company is the largest manufacturer and distributor of packaged ice in North America and currently serves over 70,000 customer locations in 26 states and the District of Columbia. Based on revenues, management believes that the Company is more than five times larger than its next largest competitor. The Company has grown primarily through the implementation of its consolidation strategy within the highly fragmented packaged ice industry. Since April 1997, the Company has completed 53 acquisitions principally in the southern half of the United States. These acquisitions have added annual revenues of approximately $196 million and have enabled the Company to enter new geographic regions, increase its presence in established markets, gain additional production capacity, realize cost savings from economies of scale and leverage the acquired companies' relationships with grocery and convenience store customers. The Company also installs proprietary Ice Factories. As a result of the successful execution of the Company's growth strategy, revenues have increased from $4.4 million in 1996 to $202.9 million (pro forma) in 1997, and from $21.0 million for the nine months ended September 30, 1997 to $177.4 million (pro forma) for the nine months ended September 30, 1998. EBITDA for such periods has increased from $0.6 million in 1996 to $45.8 million (pro forma) in 1997, and $3.0 million for the nine months ended September 30, 1997 to $39.9 million (pro forma) for the nine months ended September 30, 1998. Net loss before extraordinary items for such periods has increased from $1.0 million in 1996 to $9.8 million (pro forma) in 1997, and decreased from $2.0 million for the nine months ended September 30, 1997 to $1.8 million (pro forma) for the nine months ended September 30, 1998. Following the Offering, the Company believes that it will have the capital resources necessary to continue to lead the consolidation of the packaged ice industry.

THE INDUSTRY

     The packaged ice industry has attractive fundamental characteristics, including highly fragmented ownership and stable demand. Additionally, since retailers generally purchase packaged ice from only one supplier, there is minimal brand competition at the point of sale. Due to high product transportation and storage costs, the ice business has historically been a regional service business and is comprised primarily of smaller packaged ice companies that lack significant capital resources. Traditional ice manufacturers, including the Company, produce and package ice at centrally-located facilities and normally distribute to a limited market radius of 100 miles from the point of production. As a result of these geographic constraints, success in the ice business depends upon an efficient manufacturing and distribution system with high density customer distribution routes in a region, high customer concentration within a market area and the ability to ensure prompt and reliable delivery during peak seasonal months. The Company believes that its consolidation of traditional ice manufacturers within a geographic region provides efficiencies in manufacturing and distribution which gives it an advantage over its competitors due to higher density of customer sites and the flexibility to shift production among its manufacturing plants within a region.

     The Company believes that packaged ice products are purchased as needed by consumers and that such purchases are relatively price insensitive due principally to the low cost of the product and absence of substitute products. The industry is seasonal, characterized by peak demand occurring during the warmer months of May through September, with an extended selling season occurring in the southern United States. On a year-to-year basis, demand remains stable and is generally only adversely affected by abnormally cool or rainy weather within a region. Management believes that the Company's geographic diversification helps mitigate the potential adverse impact of abnormal weather patterns in any particular market.

BUSINESS STRATEGY

     The Company's business strategy is to strengthen its position as the leading packaged ice company in North America and to increase revenues and profitability through an aggressive acquisition strategy, internal growth, margin enhancement, and expansion into related businesses. The Company believes its size, national scope, industry experience, proven ability to complete and integrate acquisitions, and its proprietary Ice Factory give it significant competitive advantages in pursuing its business strategy. These advantages have enabled the Company to develop an efficient regional production and distribution network and to service national accounts through its expanded geographic presence. As a result, management believes Packaged Ice competes very effectively with smaller, local packaged ice companies. The key elements of the Company's business strategy are described below.

     ACQUIRE TRADITIONAL ICE MANUFACTURING COMPANIES. Management believes that the highly fragmented packaged ice industry contains numerous additional acquisition opportunities. The Company's proven ability to enter new markets through traditional acquisitions, coupled with its unique significant capital resources and combination of ice delivery systems through traditional delivery methods and the proprietary Ice Factory, has positioned the Company to continue to be the leader in the consolidation of the industry. The Company's acquisition strategy is to target well-managed, traditional ice producers and distributors with attractive customer bases in both new and existing market areas. The Company typically retains the former owners and other key personnel of acquired packaged ice companies in an effort to ensure the continuation of high quality services and the maintenance of customer relationships.

     Packaged Ice has completed 53 acquisitions since April 1997, representing annual revenues of approximately $196 million. On July 31, 1998, the Company acquired all of the outstanding stock of Cassco from WLR Foods, Inc. for approximately $59 million in cash. Cassco is a leading regional producer and distributor of packaged ice products and an owner/operator of cold storage warehouses in the Mid-Atlantic Region, with revenues of approximately $28.7 million and $12.9 million for the twelve months ended December 31, 1997 and the six months ended June 30, 1998, respectively. On April 30, 1998, the Company acquired Reddy from Suiza Foods Corporation for $180.8 million, which added over $85 million in pro forma annual revenues. Prior to the Reddy Acquisition, Reddy had been active in the consolidation of the packaged ice industry, having made 28 acquisitions from January 1997 to April 1998 when it was purchased. The Company's other acquisitions, except for SWI, Mission and STPI generally have been small, single location market leaders and smaller "tuck-ins" that singularly and in the aggregate are not as significant as the Reddy Acquisition. The Company's acquisitions have provided it with (i) a source of increased cash flow, (ii) national scope to better service large customers, (iii) economies of scale and cost savings through the consolidation of redundant manufacturing and distribution facilities, and administration and selling functions and (iv) improved access to key markets and new customers.

     EXPLOIT NATIONAL MARKET PRESENCE. The Company's enhanced service capabilities and geographic presence have enabled it to satisfy the desire of many of its customers to source products from one national or regional supplier. The Company has also capitalized on the decision of certain large retailers to outsource ice production. Since 1997, the Company has entered into national or regional supply arrangements with Circle K, Wal-Mart, 7-Eleven, Texaco, Diamond Shamrock, Publix, Albertson's, Safeway, Vons, Winn-Dixie, HEB, L'il Champs, Randall's and Kroger. As the Company continues to expand its operations into new markets, management anticipates entering into additional national and regional supply arrangements with major retailers.

     EXPAND MARKET PRESENCE THROUGH THE ICE FACTORY. Through its Ice Factory, the Company is the only provider of on-site, automated ice manufacturing and bagging systems at retail locations. The Ice Factory has gained strong market acceptance by high volume retailers with cost and service advantages as compared to traditional packaged ice delivery methods. This proprietary system uses state-of-the-art technology to produce, package and store up to 40,000 bags of ice per year directly at customer locations. The Company retains ownership of the Ice Factory and charges customers on a usage basis.

     The Ice Factory, when combined with traditional delivery methods, provides the Company with numerous unique advantages, including (i) a flexible delivery system designed to supply high volume locations and capable of cost-effectively servicing a market in excess of 100 miles from traditional ice manufacturing facilities, (ii) the ability to redistribute production from its traditional ice facilities to new customers as well as satisfy seasonal peak demand at stores with Ice Factories and (iii) higher operating margins, due to significantly reduced production, storage and distribution costs.

     As part of the Company's consolidation strategy, the Ice Factory gives the Company the ability to develop a customer base in new markets where it does not currently own traditional ice companies. The Ice

Factory has led the Company's expansion into several markets such as Houston, Dallas, Phoenix and Seattle and should continue to drive entry into new markets and expansion in existing markets.

     ENHANCE OPERATING MARGINS OF EXISTING AND ACQUIRED BUSINESSES.The Company's consolidation strategy provides management with significant opportunities to enhance operating margins of its acquired businesses. Upon closing an acquisition, the Company seeks to reduce operating costs and working capital requirements through (i) consolidation of redundant manufacturing and/or storage facilities, (ii) rationalization of distribution routes and service operations,
(iii) combination of administrative and marketing functions and (iv) leveraging of economies of scale in purchasing and operations.

     PURSUE EXPANSION INTO RELATED BUSINESSES.In connection with certain acquisitions of traditional ice manufacturers, the Company's business has expanded into areas which leverage the Company's competitive position and expertise in the packaged ice industry. Management is currently evaluating the expansion of its institutional ice machine leasing, public cold storage and bottled water businesses.

     LEVERAGE MANAGEMENT EXPERTISE.The Company believes that it is well positioned to execute its business strategy given the depth, experience and ability of its management team. The Company's executive officers are led by James F. Stuart, Chairman and Chief Executive Officer, who founded Packaged Ice in 1990, A. J. Lewis III, President, and Jimmy C. Weaver, Executive Vice President and Chief Operating Officer, who together have more than 30 years of industry experience. Mr. Stuart is chiefly responsible for the development of the Ice Factory and, together with Messrs. Lewis and Weaver, has developed and executed the Company's strategic plan. The Company also benefits from the local operating knowledge and goodwill developed by the management of the companies it acquires by retaining a significant number of the principals of such companies.

ACQUISITIONS

     The Company's acquisition strategy is focused on expanding its traditional ice operations and related businesses into new markets across the United States and increasing its presence in markets it currently serves. In evaluating specific acquisitions, the Company considers such factors as quality of customer relationships, market demographics, manufacturing plant efficiency, potential for expansion and improved profitability and management expertise. In all acquisitions, the Company requires the seller or its principal shareholders to enter into a covenant not to compete. In addition, the Company seeks to retain key management of the acquired companies in most instances. The major factors in establishing the purchase price for each acquisition are historical operating results, future prospects of the acquiree and the ability of that business to complement the services offered by the Company. Consideration for acquisitions has generally been comprised of cash and, to a lesser extent, Common Stock or a combination thereof. Since the Company typically attempts to retain the owners of acquired companies, management believes that the Company's ability to offer publicly traded common equity as consideration will be attractive to potential acquisition targets. Accordingly, following the Offering, the Company intends to register the sale of up to five million additional shares of Common Stock under the Securities Act for its use in connection with future acquisitions.

     The Company's acquisitions of traditional ice companies generally can be classified into one of two categories.

     MARKET LEADERS. As part of its strategy to expand its traditional ice operations into new markets and strengthen its national presence, the Company focuses its acquisition efforts on companies with a leading market share position in an identified market area. Such acquisitions may represent an initial entry into a geographic area, or, alternatively, be made subsequent to the placement of Ice Factories with key customer accounts in a region. Acquiring a leading competitor gives the Company (i) the critical mass required to provide a high level of service, (ii) additional customer relationships for the potential placement of Ice Factories and (iii) a platform to integrate
"tuck-in" acquisitions.

     TUCK-INS. Tuck-in acquisitions are smaller acquisitions intended to add incremental production and/or distribution capabilities in an established market. Since existing operations can be leveraged, substantial cost savings can be realized while generating incremental revenues and enhancing the Company's market presence and ability to service customer accounts. If the tuck-in acquisition results in redundant ice manufacturing capacity, the related production equipment can be readily dismantled and redeployed to a region in need of additional capacity.

THE ICE FACTORY

     Through the Ice Factory, a proprietary, state-of-the-art system, the Company is the only provider of an on-site, automated ice manufacturing and bagging system to retailers. The Ice Factory is capable of producing, packaging and storing up to 40,000 bags of ice per year and is most frequently used in high volume supermarkets and convenience stores and other commercial locations, such as airport catering facilities, construction staging areas, and large manufacturing plants. The placement of the Ice Factory at customer locations is based upon a thorough review of each site, which primarily focuses on historical ice sales at the site. Also included in the site review is an analysis of the surrounding trade area, the level of overall retail activity, the level of direct competition and the proximity of the site to other Ice Factories the Company operates. Upon completion of this review, the Company makes a determination as to the viability of the location and whether a single machine or multiple machines is required at the time of initial installation. Multiple machines may be installed at a site if warranted. The Company maintains ownership of the machines and charges its customers for each bag purchased. The Company will generally pay for all installation costs, while the retailer provides and pays for the cost of utilities.

     The Ice Factory's prices are competitive with prices for delivered bagged ice. The Company believes that the Ice Factory provides numerous cost and service advantages to retailers compared to traditional delivery, including (i) a continuous supply of ice, thus reducing the frequency of product shortages typical of traditional ice delivery, (ii) a reduction of costs associated with delivery and storage at the retail location, (iii) the satisfaction of consumer demand for a higher quality and more sanitary ice than typically found with traditional ice delivery, (iv) effective management of inventory through computerized production tracking and dedicated technical support and (v) an increase in safety by reducing the potential for "slip and fall" accidents caused by water spills. As a result, the Ice Factory has gained strong market acceptance. The Company has increased the number of installed Ice Factories from 271 as of December 31, 1994 to 1,835 as of December 31, 1998.

     An Ice Factory typically consists of one or more standard Hoshizaki America, Inc. ("Hoshizaki") ice cuber(s), an ice merchandiser built to Packaged Ice's specifications by Beverage Air Corporation and a bagging machine, the heart of the Ice Factory, which Lancer, a Company shareholder, manufactures under an exclusive original equipment manufacturing agreement. Lancer is an engineering and manufacturing company that is a primary vendor of fountain soft drink dispensing machines for Coca-Cola, Inc. To guard against product contamination and satisfy consumer demand for high quality, sanitary ice, the Ice Factory has been engineered to meet all National Sanitation Foundation specifications for ice production, contains a patented automatic sanitizing system and is U.L. approved. The Company has obtained patents on certain of the technologies used in the bagging device component of the Ice Factory. The Company believes that these patents cover all patentable technology of a material nature currently being used in the bagging device. Accordingly, the Company believes that there are significant barriers to entry for new and existing competitors with respect to developing a competitive and reliable machine that performs the same functions as the Ice Factory.

DISTRIBUTION

     Due to high product transportation and shipping costs, the ice business has historically been a regional service business in which manufacturers produce and package ice at centrally-located facilities and distribute to a limited market radius of approximately 100 miles. Due to these geographic constraints and the limited amount of product differentiation in the packaged ice industry, the Company focuses on maintaining an efficient service, distribution and pricing system in each of its markets. The Company delivers ice through both traditional distribution and the on-site Ice Factory system. Management believes that this combined distribution platform enables it to redistribute ice production efficiently from its traditional ice facilities to additional customers and to supplement Ice Factory production during seasonal peak demand.

     TRADITIONAL DISTRIBUTION. The Company produces and bags ice at its centrally-located manufacturing facilities and subsequently stores the ice or transports it directly to retail and commercial customers. To store ice inventory, the Company owns or rents refrigerated facilities and incurs utility costs to maintain temperatures below freezing. During the peak summer months, the Company may lease additional trucks and purchase additional ice from other producers to maintain high service levels and customer goodwill.

     The Company currently serves over 70,000 customer locations principally through, among other things, the use of its approximately 56,000 ice merchandisers (small cold storage boxes) that are installed at store locations. The Company's recent growth has allowed it to develop an efficient production and distribution network by providing it with customer density, additional production capacity and dedicated distribution centers. Because of this increasing customer density, the Company has improved routing efficiencies and reduced its transportation cost which represents its largest cost component. In addition, the acquisition of additional production capacity in selected markets has allowed the Company to avoid "stock outs" and lost sales during peak periods. Further, by acquiring dedicated distribution centers and cold storage facilities, the Company has reduced its storage costs.

     ICE FACTORY. By producing and bagging the ice at the customer's location, the Ice Factory reduces the Company's distribution, labor and energy costs because retailers provide and pay for the cost of utilities. The transportation costs which are characteristic of traditional delivery are also eliminated by on-site production. As a result of these cost savings, management believes that the Ice Factory provides the Company with superior operating margins in high volume locations compared to traditional ice delivery.

     The Company believes that providing frequent, regular and reliable service and support is one of the most important elements in operating its machine network. Remote communications systems between the Ice Factory and the Company's national service center enable monitoring of on-site inventories and usage, thereby enhancing the Company's service quality and efficiency. In severe weather conditions this technology provides instant information on the need for supplemental ice deliveries and allows rapid, cost-effective responses to each customer's product and servicing needs. The Company has also implemented a routine route servicing system, using trained service representatives to perform the Company's regularly scheduled service procedures. In addition, the Company maintains 24-hour, toll-free telephone support for responding to customer calls regarding repairs and maintenance.

PRODUCTS

     The Company markets its ice products to satisfy a broad range of customers, including retailers, commercial users, restaurants and agricultural users under a variety of brand names, including Reddy, Mission and Crystal Ice. In addition, through a licensing agreement with Culligan, the Company has obtained the right to use the name "Ice by CulliganT" in connection with production from the Ice Factories. To date, the Company has not used such license.

     The Company produces its ice in cube, half-moon, cylindrical and crushed forms to satisfy customer demands. The Company's primary ice product is cocktail ice packaged in seven and eight pound bags, which it sells principally to convenience stores and supermarkets. The Company also sells cocktail ice in assorted bag sizes ranging from 20 to 40 pounds to restaurants, bars, stadiums, vendors and caterers. In addition, the Company sells block ice in ten and 300 pound sizes, primarily to commercial, agricultural and industrial customers. The Company also derives revenues from other goods and services including cold storage rental, the manufacturing and sale of bottled water and institutional ice machine leasing.

CUSTOMERS

     The Company markets its ice products to a broad range of customers, including supermarket chains, convenience stores, commercial users, agricultural buyers, resorts and restaurants, wholesale ice and food distributors and competitive producers and self-suppliers who experience supply shortages. Management believes that the Company's geographic diversification and the superior economics and advantages to the retailer of the Ice Factory have helped it in developing relationships with certain high volume national supermarket chains, and will continue to assist in its planned penetration into this market.

     Retailers with no internal ice production capacity are the primary purchasers of the Company's manufactured ice products and users of its Ice Factory. Management believes that reasonable pricing, when combined with quality service, results in customer loyalty. The Company has a diversified customer base, with its largest customer accounting for less than 5% of pro forma sales in 1998. In addition, the Company has a geographically diversified customer base, with operations in 26 states throughout the southern half of the United States. Some of the Company's regional and national accounts include Circle K, Wal-Mart, 7-Eleven, Texaco, Diamond Shamrock, Publix, Albertson's, Safeway, Vons, Winn-Dixie, HEB, L'il Champs, Randall's and Kroger. The Company believes the geographic breadth of its customer base helps to protect it from adverse weather in a particular region, such as abnormally cool or rainy conditions. See "Risk Factors -- Seasonality of Ice Business and Weather."

COMPETITION

     The traditional packaged ice industry is highly competitive. In addition to the Company's direct competition, numerous convenience and grocery retailers operate commercial ice plants for internal use or manufacture and bag ice at their store locations. Because only one ice manufacturer typically serves a retail site, the Company's ice products generally do not face competition within a particular store. The traditional packaged ice industry in the United States is led by the Company and several regional, multi-facility competitors, and includes numerous local and regional companies of varying sizes and competitive resources.

     Competition in the packaged ice industry is based primarily on service, price and quality. To compete successfully, an ice manufacturer must be able to increase production and distribution capacity substantially on a seasonal basis while maintaining cost efficiency. Management believes that the Company's high quality traditional production facilities, comparatively substantial financial resources, high regional market share and associated route density and proprietary ice machine technology provide it with numerous competitive advantages. See "Risk Factors -- Competition."

INFORMATION SYSTEMS

     Internal information systems are critical to the Company's ability to operate efficiently. Packaged Ice is able to monitor individual manufacturing plant and Ice Factory performance on a daily basis through automated reporting systems. This information enables management to track profitability, monitor the integration of acquired companies, identify opportunities to redistribute traditional manufacturing capacity among markets, assess the cost-effectiveness of an Ice Factory at a particular location and analyze market sales trends. In addition, the Company is currently converting its accounting and financial reporting functions to the system developed by Reddy. This satellite-based system, which has been installed in all operating locations other than Cassco's, will facilitate centralized cash management, more timely financial reporting, a consistent reporting format and improved inventory tracking. Cassco will be converted to the Company's system in 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

INTELLECTUAL PROPERTY

     The Company regards the Ice Factory as proprietary and relies primarily on a combination of patents, nondisclosure and confidentiality agreements, and other copyright protection methods to secure and protect its intellectual property rights. The Company holds or has exclusive rights to several patents relating to the Ice Factory. In addition, the Company has developed or acquired a number of trademarks (both registered and common law) and trade names for use in its ice business, and holds licenses for the use of additional trademarks from third parties. Although the Company's use of its trademarks has created goodwill and results in product differentiation, management does not believe that the loss of any of the Company's trademarks would have a material adverse effect on its operations. See "Risk Factors -- Limited Patent Protection."

FACILITIES

     The Company currently has 80 manufacturing plants located throughout the United States. These plants, together with the current installed base of 1,835 Ice Factories, have a combined manufacturing capacity of approximately 13,600 tons per day. In addition, the Company has regional service centers for its Ice Factories located throughout its market areas.

     The Company currently owns or leases 80 manufacturing, 39 distribution and 9 cold storage facilities, which, in conjunction with ice factories, serve customers in a total of 26 states and the District of Columbia. Certain manufacturing and distribution facilities may be permanently closed in conjunction with the Company's continuing acquisition integration plans, while others may be closed on a seasonal basis depending upon production demand. The following is a list of the current facilities.

                                                                                             COMBINED
                                              NO. OF           NO. OF       NO. OF COLD    MANUFACTURING
                                           MANUFACTURING    DISTRIBUTION      STORAGE        CAPACITY
                                           FACILITIES(1)    FACILITIES(1)   FACILITIES      (TONS/DAY)
                                           -------------    ------------    -----------    -------------
Alabama.................................          5                2             0                492
Arkansas................................          2                4             0                240
Arizona.................................          5                1             1              1,136
California..............................          4                0             1                487
Colorado................................          1                0             1                200
Florida.................................         13                3             0              1,797
Georgia.................................          4                5             0              1,199
Louisiana...............................          4                4             0                794
Mississippi.............................          1                1             1                 60
Maryland................................          1                0             0                  9
New Mexico..............................          1                1             0                160
Nevada..................................          1                0             0                140
North Carolina..........................          0                0             1                  0
Oklahoma................................          4                1             0                500
Tennessee...............................          6                0             0                304
Texas...................................         19               13             0              3,290
Utah....................................          1                0             0                120
Virginia................................          6                4             3                912
West Virginia...........................          1                0             1                120
Washington D.C..........................          1                0             0                 98
                                                 --               --             -         -------------
     Total..............................         80               39             9             12,058
                                                 ==               ==             =         =============

------------
(1) Includes manufacturing facilities for other than production of ice, such as bottled water and merchandisers.

GOVERNMENT REGULATION

     The packaged ice industry is subject to various federal, state and local laws and regulations, which require the Company, among other things, to obtain licenses for its business plants and machines, to pay annual license and inspection fees, to comply with certain detailed design and quality standards regarding its plants and the Ice Factories and to control the quality and quantity of its ice continuously.

     The Company's packaged ice products are subject to federal and state regulation as a food pursuant to the Federal Food, Drug and Cosmetic Act, regulations promulgated thereunder by the Food and Drug Administration and analogous state statutes. These statutes and regulations impose comprehensive good manufacturing practices requirements governing the sanitary conditions of the facilities where ice is manufactured, the design and maintenance of the equipment used to manufacture the ice, the quality of source water and the sanitary practices of employees during ice production. The State of Florida has imposed additional requirements including quarterly testing of the ice for the presence of microbes and certain substances regulated under the federal Safe Drinking Water Act, specific requirements for keeping ice packaging operations separate from other activities and labeling requirements for the bags used including the name of the company and the net weight. Certain of the Company's Ice Factories and ice manufacturing facilities are subject to routine and random safety, health and quality inspections. The Company believes that its facilities, manufacturing practices and Ice Factories are in substantial compliance with all applicable federal, state and local laws and regulations and that the Company will be able to maintain such substantial compliance in the future.

     The Company is subject to certain health and safety regulations including regulations issued pursuant to the Occupational Safety and Health Act. These regulations require the Company to comply with certain manufacturing, health and safety standards to protect its employees from accidents. See "Risk Factors -- Government Regulation."

ENVIRONMENTAL MATTERS

     The Company's ice manufacturing and ice storage operations are subject to federal, state and local environmental laws and regulations. As a result, the Company has the potential to be involved from time to time in administrative or legal proceedings relating to environmental matters. There can be no assurance that the aggregate amount of any environmental liabilities that might be asserted in any such proceeding will not be material. The Company cannot predict the types of environmental laws or regulations that may from time to time be enacted in the future by federal, state or local governments, how existing or future laws or regulations will be interpreted or enforced or what types of environmental conditions may be found to exist at its facilities. The enactment of more stringent laws or regulations or a stricter interpretation of existing laws and regulations may require additional expenditures by the Company, some of which could be material.

     The Company generates and handles certain hazardous substances in connection with the manufacture and storage of packaged ice. The handling and disposal of these substances and wastes is subject to federal, state and local regulations, and site contamination originating from the release or disposal of such substances or wastes can lead to significant liabilities. In addition, certain of the Company's current and former facilities are located in industrial areas and have been in operation for many years. As a consequence, it is possible that historical activities on property currently or formerly owned by the Company or that current or historical activities on neighboring properties have affected properties currently or formerly owned by the Company and that, as a result, additional environmental issues may arise in the future, the precise nature of which the Company cannot now predict.

     The Company thus may become liable for site contamination at properties currently or formerly owned by the Company. Although such liability has not had a material adverse affect on the financial condition or operating results of the Company in the past, and management has no knowledge of claims that could be expected to have a material adverse affect on its financial condition or operations, there can be no assurance that the Company will not incur significant costs in connection with historical handling or disposal of such substances and wastes. See "Risk Factors -- Environmental Matters."

INSURANCE

     The Company carries general and product liability insurance. Its combined coverage per occurrence and aggregate loss coverages are in amounts the Company believes to be adequate. Although the Company is not aware of any actions having been filed and believes that the technology used at its manufacturing facilities and contained in its machines makes any contamination of the ice manufactured at its plants or dispensed by its machines unlikely, any significant damage awards against the Company in excess of the Company's insurance coverage could result in a material loss to the Company.

EMPLOYEES AND LABOR RELATIONS

     At its seasonal peak during the 1998 summer, the Company had approximately 2,600 employees, of which 73 were represented by a union or were subject to a collective bargaining agreement. The majority of these employees are full-time employees. The Company generally has not experienced difficulty in meeting its seasonal employment needs which may comprise as much as 30% of the total employees noted above. The Company has never experienced a work stoppage due to labor difficulties, and management believes its relationship with its employees is good.

LEGAL PROCEEDINGS

     The Company is a party in certain legal proceedings that have resulted from the ordinary conduct of its business, including several personal injury lawsuits. In the opinion of the Company's management, none of these proceedings is expected to have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The Company has assembled an experienced management team to oversee its development and operations. The name, age and respective position of each director and executive officer of the Company are as follows:

      NAME                              AGE                        POSITION
      ----                              ---                        --------
James F. Stuart......................   56    Chairman of the Board of Directors and Chief Executive Officer
A.J. Lewis III.......................   43    President, Director and Secretary
Jimmy C. Weaver......................   45    Executive Vice President and Chief Operating Officer
James C. Hazlewood...................   51    Chief Financial Officer
H.D. Wiginton........................   61    Senior Vice President -- Marketing
Leonard A. Bedell....................   53    Senior Vice President -- Central Operations
Graham D. Davis......................   44    Senior Vice President -- Western Operations
Neil D. Showalter....................   41    Senior Vice President -- Mid-Atlantic Operations
William H. Gibbons...................   56    Treasurer
Steven P. Rosenberg..................   40    Director
Richard A. Coonrod...................   67    Director
Robert G. Miller.....................   48    Director
Rod J. Sands.........................   50    Director
Arthur E. Biggs, Sr..................   68    Director

     The following is a brief description of the background and principal occupation of each director and executive officer:

     JAMES F. STUART, Chairman of the Board of Directors, Chief Executive Officer and a founder of Packaged Ice, served as President of Packaged Ice from 1990 until January 1997, when he was elected Chairman of the Board of Directors and Chief Executive Officer.

     A.J. LEWIS III became President and Secretary of the Company in January 1997. Mr. Lewis has been a shareholder and director of the Company since 1991, and until the closing of the Offering, will have served on the Audit Committee of the Board of Directors. Mr. Lewis acquired Mission in 1988 and was its president and the sole director until its acquisition by Packaged Ice. He founded STPI in 1991 and was its president and a director from inception until its acquisition by Packaged Ice. Since 1989, Mr. Lewis has been a director and president of Southwest Texas Equipment Distributors, Inc., which is a distributor of Hoshizaki ice equipment. See "Certain Transactions."

     JIMMY C. WEAVER became Executive Vice President and Chief Operating Officer of the Company on April 30, 1998. Mr. Weaver joined Reddy in September 1996 and was President of Reddy prior to its acquisition by Packaged Ice. From May 1993 until August 1996, Mr. Weaver was Vice President of Sales and Marketing of Booth/Crystal Tips, a manufacturing division of Scotsman Industries based in Dallas, Texas that produces and sells ice making equipment.

     JAMES C. HAZLEWOOD is the Company's Chief Financial Officer. Mr. Hazlewood joined the Company in October 1997. From September 1996 until October 1997, Mr. Hazlewood was Chief Financial Officer of Harrison Electronics, Inc., a privately owned electronics distribution company based in Stafford, Texas. From September 1994 until September 1996, Mr. Hazlewood was Chief Financial Officer at Intile Designs, Inc., a publicly held, wholesale distributor of floor coverings headquartered in Houston, Texas. From September 1993 to September 1994, Mr. Hazlewood was an independent consultant. From April 1993 until September 1993, Mr. Hazlewood was president of Gulf Environmental Corporation of Kellogg, Idaho, a wholly owned subsidiary of Gulf U.S.A. Mr. Hazlewood initiated his career with Arthur Andersen LLP.

     H.D. WIGINTON is the Company's Senior Vice President -- Marketing. Mr. Wiginton joined the Company in November 1996. From September 1991 until he joined the Company, Mr. Wiginton was Executive Vice President of Tower Marketing, a Texas-based, regional food brokerage concern.

     LEONARD A. BEDELL is the Company's Senior Vice President -- Central Operations. Mr. Bedell joined the Company effective January 1, 1998. From March 1995 until December 1997, Mr. Bedell was a management consultant specializing in operations and profitability improvement and merger and acquisition projects for businesses engaged in the distribution, delivery, equipment rental and event production industries. From January 1992 until March 1995, Mr. Bedell was Executive Vice President, Chief Financial Officer and a member of the Board of Directors of American Medical Technologies, Inc., a Nasdaq reporting company, and its two principal operating subsidiaries. From March 1990 to December 1991, Mr. Bedell was President and Chief Executive Officer of Medcon, Inc., a medical transportation and disposal company.

     GRAHAM D. DAVIS became the Company's Senior Vice President -- Western Operations on April 30, 1998. Mr. Davis joined Reddy, a division of The Southland Corporation, in 1977 as Controller. For the five years prior to joining the Company, Mr. Davis was Executive Vice President of Operations of Reddy.

     NEIL D. SHOWALTER became the Company's Vice President -- Mid-Atlantic Operations on August 1, 1998. Mr. Showalter joined Cassco, a division of WLR Foods, Inc. ("WLR"), in 1989, and became President of that division in 1996.
In November 1997, he was designated the Vice-President of Finance for WLR, and became its Chief Financial Officer in June 1998. Before joining Cassco, Mr. Showalter served as a CPA for McGladrey & Pullen, a public accounting firm, from 1979 to 1989.

     WILLIAM H. GIBBONS became the Company's Treasurer in July 1998. Prior to joining the Company, Mr. Gibbons was the President of William H. Gibbons, a sole proprietorship, providing financial consulting services to domestic and international oil and gas companies since 1991. His clientele included private and public companies, with financial consulting services focused on financing, treasury and reporting activities.

     STEVEN P. ROSENBERG has been a shareholder and director of the Company since 1991 and is a member of the Audit Committee of the Board of Directors. Since August 1997, Mr. Rosenberg has been Chairman of the Board and Chief Executive Officer of Nutricept, Inc., a development stage company engaged in the manufacture and distribution of dietary supplements. From 1992 to February 1997, Mr. Rosenberg was President of Arrow Industries, now a wholly owned subsidiary of ConAgra.

     RICHARD A. COONROD has been a director since 1995 and is a member of the Compensation Committee of the Board of Directors. Mr. Coonrod was designated to be elected as a director by the Food Fund, a shareholder of the Company. Mr. Coonrod has been a general partner of the Food Fund, a Minneapolis-based limited partnership specializing in food-related investments, since 1989 and has been President of Coonrod Agriproduction Corporation, a food and agribusiness consulting and investment firm, since 1985. Mr. Coonrod has been a director of Orange-Co, Inc. since 1987, and has been a director of Michael Foods, Inc. since 1994. See "Certain Transactions -- Voting Agreement."

     ROBERT G. MILLER has been a director of the Company since April 1997. Mr. Miller is a private investor and was Chairman of the Board of Directors of SWI from February 1992 until its acquisition by Packaged Ice. From 1980 to 1992, Mr. Miller was President and Chief Executive Officer of Glacier Water, Inc., a publicly traded water vending company.

     ROD J. SANDS is a director of the Company and is a member of the Compensation Committee of the Board of Directors. Mr. Sands has been a Managing Director of SV since 1997. Mr. Sands is a limited partner in SV, and a member of its investment committee. From 1992 to 1997, Mr. Sands served as President and Chief Operating Officer of Pace Foods, Inc., a leading producer of picante sauce products.

     ARTHUR E. BIGGS, SR. is a shareholder and director of the Company. Mr. Biggs has been a private investor since March 1998 and was Chairman of the Board of Directors of Artic Ice preceding its acquisition by Packaged Ice in March 1998. From 1974 to 1982, Mr. Biggs was Executive Vice President and Chief Operating Officer of Mobil Chemical Co. and served as President of Mobil Chemical Co. from 1983 to 1986. Mr. Biggs initiated his career with McKinsey & Company, Inc. in 1957.

EXECUTIVE COMPENSATION

     The following table sets forth certain compensation information for the Chief Executive Officer of the Company and the four additional most highly compensated executive officers for the year ended December 31, 1998 (the "Named Executive Officers").

                                                                                LONG-TERM COMPENSATION
                                                                             ----------------------------
                                                                             SECURITIES
                                               ANNUAL COMPENSATION           UNDERLYING
                                       -----------------------------------    OPTIONS/        ALL OTHER
       NAME/PRINCIPAL POSITION           YEAR         SALARY      BONUS         SARS        COMPENSATION
-------------------------------------  ---------     --------   ----------   -----------    -------------
James F. Stuart......................       1998     $209,269   $  302,500      60,000         $ 5,000(1)
  Chairman, Chief Executive Officer         1997      125,000       50,000      30,000           2,500(1)
                                            1996      125,000       --          --               1,827(1)
A.J. Lewis III.......................       1998      192,884      280,000      50,000           5,000(1)
  President                                 1997(2)    83,173       50,000      25,000           1,663(1)
Jimmy C. Weaver......................       1998(3)   120,961      166,500      56,000           7,000(5)
  Executive Vice President, Chief
  Operating Officer
James C. Hazlewood...................       1998      118,891       81,250       8,333           4,985(5)
  Chief Financial Officer                   1997(4)    14,873       --          20,000             738(5)
H.D. Wiginton........................       1998      131,775       73,594       8,333           9,556(1)(5)
  Senior Vice President--Marketing          1997      110,000       32,810       5,000           6,000(5)
                                            1996(6)    18,333       --           6,000           1,000(5)

------------
(1) Contributions to Packaged Ice's 401(k) plan made by Packaged Ice.

(2) Represents partial year compensation of an annual salary of $125,000. No compensation is provided for prior years as Mr. Lewis' employment commenced April 1997.

(3) Represents partial year compensation at an annual salary of $185,000. No compensation is provided for prior years as Mr. Weaver's employment commenced April 1998.

(4) Represents partial year compensation of an annual salary of $105,000. No compensation is provided for prior years as Mr. Hazlewood's employment commenced October 1997.

(5) Automobile allowance.

(6) Represents partial year compensation of an annual salary of $110,000, as Mr. Wiginton's employment commenced November 1996.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides certain information regarding the number of options to purchase shares of the Company's Common Stock granted to the Named Executive Officers during the year ended December 31, 1998.

                                                                                                     POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED
                                         NUMBER OF     PERCENTAGE                                    ANNUAL RATE OF STOCK
                                        SECURITIES      OF TOTAL                                    PRICE APPRECIATION FOR
                                        UNDERLYING       OPTIONS       PER SHARE                         OPTION TERM
                                          OPTIONS      GRANTED IN     EXERCISE OR      EXPIRATION   ----------------------
                NAME                      GRANTED      FISCAL 1998     BASE PRICE         DATE          5%         10%
-------------------------------------   -----------    -----------    ------------    ------------  ----------  ----------
James F. Stuart......................      30,000           8.3          $13.00           5/1/2008  $  245,269  $  621,560
                                           30,000           8.3           15.00          6/19/2008     283,003     717,184
A.J. Lewis III.......................      30,000           8.3           13.00           5/1/2008     245,269     621,560
                                           20,000           5.5           15.00          6/19/2008     188,467     478,123
Jimmy C. Weaver......................      40,000          11.0           14.00           5/1/2008     352,181     892,496
                                           16,000           4.4           15.00          6/19/2008     150,935     382,498
James C. Hazlewood...................       8,333           2.3           15.00          6/19/2008      78,609     199,210
H.D. Wiginton........................       8,333           2.3           15.00          6/19/2008      78,609     199,210

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

     The following table provides certain information regarding the exercise of options to purchase shares of the Company's Common Stock during the year ended December 31, 1998, by the Named Executive Officers, and the fiscal year-end value of stock options held by such officers.

                                                                                                     VALUE OF
                                                             NUMBER OF SECURITIES                  UNEXERCISED
                                                            UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                          NUMBER OF            OPTIONS/SARS AT                   OPTIONS/SARS AT
                                           SHARES              FISCAL YEAR END                  FISCAL YEAR END(1)
                                         ACQUIRED ON    ------------------------------    ------------------------------
                NAME                      EXERCISE      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------------------   -------------   ------------    --------------    ------------    --------------
James F. Stuart......................        --             6,000           84,000          $ 12,000         $ 48,000
A.J. Lewis III.......................        --             5,000           70,000            10,000           40,000
Jimmy C. Weaver......................        --               --            56,000               --              --
James C. Hazlewood...................        --             4,000           24,333             8,000           32,000
H.D. Wiginton........................        --             3,400           15,933            12,800           24,200

------------
(1) Based on a price per share of $12, the mid-point of the Offering range. The value of in-the-money options is calculated as the difference between the fair market value of the Common Stock underlying the options at fiscal year end and the exercise price of the options. Exercisable options refer to those options that are exercisable as of December 31, 1998, while unexercisable options refer to those options that become exercisable at various times thereafter.

DIRECTOR COMPENSATION

     Directors of the Company are elected annually and hold office until the next annual meeting of shareholders or until their successors are elected and qualified. Directors are not compensated for their services as directors. Directors are reimbursed, however, for ordinary and necessary expenses incurred in attending board or committee meetings.

COMMITTEES OF THE BOARD OF DIRECTORS; COMPENSATION COMMITTEE INTERLOCKS

     The Company has an Audit Committee and a Compensation Committee.

     The Audit Committee reviews and reports to the Board of Directors the scope and results of audits by the Company's outside auditor. The committee also recommends the firm of certified public accountants to serve as the Company's independent public accountants, subject to nomination by the Board of Directors and approval of the stockholders, authorizes all audit and other professional services rendered by the auditor and periodically review the independence of the auditor. Membership of the Audit Committee is restricted to those directors who are not active or retired officers or employees of the Company. Messrs. Lewis and Rosenberg are members of the Audit Committee. At the closing of the Offering, Mr. Biggs will replace Mr. Lewis on the Audit Committee.

     The Compensation Committee oversees the compensation of the Company's senior management and grants under the Stock Option Plans. The Compensation Committee is currently comprised of Messrs. Sands, Coonrod and Stuart. At the closing of the Offering, Mr. Stuart will resign from the Compensation Committee.

     At the closing of the Offering, no member of the Compensation Committee will be a present or former officer or employee of the Company or any subsidiary. No executive officer or director of the Company serves as an executive officer, director, or member of a compensation committee of any other entity, for which an executive officer, director, or member of such entity is a member of the Board of Directors or the Compensation Committee of the Company. There are no other interlocks.

STOCK OPTION PLANS

     1994 STOCK OPTION PLAN. The Company adopted the 1994 Packaged Ice, Inc. Stock Option Plan on July 26, 1994 (the "1994 Option Plan"), as amended effective December 1997. Under the 1994 Option Plan, options to purchase up to 400,000 shares of Common Stock may be granted to employees, outside directors and consultants and advisers to the Company or any subsidiary. The purposes of the 1994 Option

Plan are to further the growth, development and financial success of the Company by providing additional financial incentives to key personnel and to retain and attract qualified individuals who will contribute to the overall success of the Company. Shares that by reason of the expiration of an option (other than because of exercise) or which are no longer subject to purchase pursuant to an option granted under the 1994 Option Plan may be reoptioned thereunder. The 1994 Option Plan is currently administered by the Compensation Committee which has the authority to set specific terms and conditions of options granted under the 1994 Option Plan and administer the 1994 Option Plan. Options granted under the 1994 Option Plan are non-qualified options and are not intended to be "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended. Stock options granted under the 1994 Option Plan may be granted for a term not to exceed ten years and are not transferable other than by will or the laws of descent and distribution. Each option may be exercised within the term of the option pursuant to which it was granted (so long as the optionee, if an employee, continues to be employed by the Company). In addition, an option may be exercised as to vested shares within 90 days after the termination of employment of the optionee (except in the case of a termination for cause, in which case the option shall automatically expire on termination), and in the event of a termination in case of death, disability or eligible retirement, all options shall become exercisable and may be exercised until the earlier of the first anniversary of such event or the stated expiration date.

     The exercise price of all stock options must be at least equal to the fair market value of the Common Stock on the date of grant. Stock options may be exercised by payment in cash of the exercise price with respect to each share to be purchased, or by a method in which a concurrent sale of the acquired stock is arranged, with the exercise price payable in cash from such sale proceeds.

     At December 31, 1998, Packaged Ice had outstanding options for 393,700 shares of Common Stock at a weighted average exercise price of $10.87 (of which 27,600 were exercisable) under the 1994 Option Plan. All options granted under the 1994 Option Plan to date have a five-year vesting period, which will be accelerated upon the closing of the Offering. All of the outstanding options were granted at exercise prices determined by the Board of Directors to be equal to the fair market value of the Common Stock on the date of grant. To date, options to purchase 6,300 shares of Common Stock have been exercised under the 1994 Option Plan. No more options may be granted under the 1994 Option Plan.

     1998 STOCK OPTION PLAN. The Company has adopted the 1998 Stock Option Plan (the "1998 Option Plan"). One million shares of Common Stock are subject to issuance under the 1998 Option Plan. The 1998 Option Plan provides for the grant of stock options (including incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options), stock appreciation rights ("SARs") and other stock awards (including restricted stock awards and stock bonuses) to any officer, director or employee of the Company, its subsidiaries, affiliates or any consultant or advisor engaged by the Company who renders bona fide services to the Company or the Company's subsidiaries or affiliates in connection with their businesses; provided, that such services are not in connection with the offer or sale of securities in a capital raising transaction. Prior to the date when securities are first registered pursuant to Section 12 of the Exchange Act, the 1998 Option Plan will be administered by the Company's Board of Directors. Upon registration of the Common Stock, the 1998 Option Plan will be administered by the Compensation Committee which will be comprised of "disinterested persons" within the meaning of Rule 16b-3 of the Exchange Act. The Company's full Board of Directors must approve any grant of options to a member of the Compensation Committee. Such member of the Compensation Committee shall not participate in the vote approving such grant. Stock options may be granted by the Compensation Committee on such terms, including vesting and payment forms, as it deems appropriate in its discretion; provided, that no option may be exercised later than ten years after its grant, and the purchase price for incentive stock options and non-qualified stock options shall not be less than 100% and 85% of the fair market value of the Common Stock at the time of grant, respectively. SARs may be granted by the Compensation Committee on such terms, including payment forms, as the Compensation Committee deems appropriate, provided that an SAR granted in connection with a stock option shall become exercisable and lapse according to the same vesting schedule and lapse rules established for the stock option (which shall not exceed ten years from the date of grant). An SAR shall not be exercisable during the first six months of its term and only when the fair market value of the underlying Common Stock exceeds the SAR's exercise price and is exercisable subject to any other conditions on exercise imposed by the Compensation Committee. Unless terminated by the Board of Directors, the 1998 Option Plan continues for ten years from the date of adoption. Upon the occurrence of an event constituting a change in control of the Company, in the sole discretion of the Compensation Committee, all options, SARs and other awards will become immediately exercisable in full for the remainder of their terms and restrictions on stock granted pursuant to a restricted stock award will lapse. At December 31, 1998, Packaged Ice had outstanding options for 244,220 shares of Common Stock at a weighted exercise price of $15.00 (of which 2,600 were exercisable) under the 1998 Option Plan. All options granted under the 1998 Option Plan to date have a five-year vesting period. All of the outstanding options were granted at the exercise price of $15.00 determined by the Board of Directors to be greater than or equal to the fair market value of the Common Stock on the date of grant. To date no options have been exercised under the 1998 Option Plan.

EMPLOYMENT AND TERMINATION

     JAMES F. STUART, the Company's Chairman of the Board of Directors and Chief Executive Officer, has entered into an employment agreement, effective August 1, 1998, with a term of two years, which establishes a base salary of $225,000 per year and provides for certain cash bonus incentives relating to the Company's performance. Mr. Stuart's employment agreement also provides that, in certain circumstances, he will receive severance payments equal to two years of his then current base salary upon termination of his employment by the Company. Mr. Stuart is subject to a non-competition agreement for three years after voluntary or involuntary termination of his employment.

     A.J. LEWIS III, the Company's President and Secretary, has entered into an employment agreement, effective August 1, 1998, with a term of one year, which establishes a base salary of $200,000 per year and provides for certain cash bonus incentives relating to the Company's performance. Mr. Lewis' employment agreement also provides that, in certain circumstances, he will receive severance payments equal to one year of his then current base salary upon termination of his employment by the Company. Mr. Lewis is subject to a non-competition agreement for three years after voluntary or involuntary termination of his employment.

     JIMMY C. WEAVER, the Company's Executive Vice President and Chief Operating Officer, has entered into an employment agreement, effective May 1, 1998, with a term of two years, which establishes a base salary of $185,000 per year, provides for certain cash bonus incentives relating to the Company's performance and grants Mr. Weaver the right to purchase 40,000 shares of Common Stock under the 1994 Option Plan at an exercise price of $14 per share. Mr. Weaver's employment agreement provides that, in certain circumstances, he will receive severance payments equal to six months of his then current base salary upon termination of his employment by the Company. Mr. Weaver is subject to a non-competition agreement for two years after voluntary or involuntary termination of his employment.

     JAMES C. HAZLEWOOD, the Company's Chief Financial Officer, entered into an employment agreement effective November 1, 1997, which establishes a base salary of $105,000 per year. In addition, Mr. Hazlewood is eligible for certain cash bonus incentives relating to the Company's performance. Mr. Hazlewood's employment agreement provides that, in certain circumstances, he will receive severance payments of one year of his then current base salary upon termination of his employment by the Company. Mr. Hazlewood is subject to a non-competition agreement for two years after voluntary or involuntary termination of his employment.

     GRAHAM D. DAVIS, the Company's Senior Vice President -- Western Operations, has entered into an employment agreement, effective May 1, 1998, with a term of two years, which establishes a base salary of $155,000 per year, provides for certain cash bonus incentives relating to the Company's performance and grants Mr. Davis the right to purchase 20,000 shares of Common Stock under the 1994 Option Plan at an exercise price of $14 per share. Mr. Davis' employment agreement provides that, in certain circumstances, he will receive severance payments equal to six months of his then current base salary upon termination of his employment by the Company. Mr. Davis is subject to a non-competition agreement for two years after voluntary or involuntary termination of his employment.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of December 30, 1998 with respect to the beneficial ownership of the Company's Common Stock, assuming conversions of the Convertible Preferred Stock by: (i) each director of the Company, (ii) each Named Executive Officer, (iii) each other person known to beneficially own 5% or more of the outstanding shares of Common Stock and (iv) all current executive officers (regardless of salary and bonus level) and directors of the Company as a group. Unless otherwise indicated, (i) the persons listed in the table below have sole voting and investment powers with respect to the shares indicated and (ii) each person's address is 8572 Katy Freeway, Suite 101, Houston, Texas 77024.

                                                                       PERCENTAGE OF SHARES
                                                                        BENEFICIALLY OWNED
                                                                  ------------------------------
                                           SHARES BENEFICIALLY      PRIOR TO           AFTER
                                                  OWNED           THE OFFERING     THE OFFERING
                                           -------------------    -------------    -------------
James F. Stuart(1)......................          412,700               7.3              2.8
A. J. Lewis III(2)......................          448,943               7.9              3.1
Jimmy C. Weaver (3).....................           40,000                *                *
James C. Hazlewood(4)...................           20,000                *                *
H. D. Wiginton(5).......................           17,000                *                *
Steven P. Rosenberg
  5430 LBJ Freeway, Suite 1600
  Dallas, Texas 75219...................          438,423               7.8              3.0
Richard A. Coonrod(6)
  5720 Smetana Drive, Suite 300
  Minnetonka, Minnesota 55343...........           91,161               1.6               *
Robert G. Miller(7)
  30518 Via Maria Elena
  Bonsall, California 92003.............          309,040               5.5              2.1
Rod J. Sands(8)(9)
  5121 Broadway
  San Antonio, Texas 78209..............          582,953               9.9              3.9
Arthur E. Biggs, Sr.
  3210 St. Charles Place
  Boca Raton, Florida 33434.............          233,849               4.2              1.6
Norwest Equity Partners V(10)
  222 South Ninth St., Suite 2800
  Minneapolis, Minnesota 55402-3388.....          820,449              14.6              5.6
Culligan Water Technologies, Inc.(11)
  One Culligan Parkway
  Northbrook, IL 60062-6209.............        1,878,760              25.0             11.4
SV Capital Partners, L.P.(9)(12)
  200 Concord Plaza, Suite 620
  San Antonio, Texas 78216..............          582,953               9.9              3.9
Ares Leveraged Investment Fund, L.P.(13)
  1999 Avenue of the Stars, Suite 1900
  Los Angeles, California 90067.........          792,799              12.4              5.1
All directors and executive officers as
  a group (14 people)...................        2,594,069              42.4             17.2

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------
   * Less than 1%

 (1) Includes stock options to purchase 60,000 shares of Common Stock at a weighted average price of $12.67 per share, all of which will vest upon the closing of the Offering.

 (2) Includes (i) stock options to purchase 55,000 shares of Common Stock at a weighted average price of $12.53 per share, all of which will vest upon the closing of the Offering, (ii) 2,000 shares of Common Stock held by Mr. Lewis, as Trustee, (iii) 25,000 shares owned by Southwest Texas Equipment Distributors, Inc., a corporation owned by Mrs. A. J. Lewis III and (iv) 69,350 shares held by Mr. and Mrs. Lewis as tenants in common.

 (3) Includes stock options to purchase 40,000 shares of Common Stock at a weighted average price of $14.29 per share, all of which will vest upon the closing of the Offering.

 (4) Includes stock options to purchase 20,000 shares of Common Stock at a weighted average price of $11.47 per share, all of which will vest upon the closing of the Offering.

 (5) Includes stock options to purchase 11,000 shares of Common Stock at a weighted average price of $11.38 per share, all of which will vest upon the closing of the Offering.

 (6) Mr. Coonrod does not own any shares of record. However, as general partner of the Food Fund, Mr. Coonrod may be deemed to be the beneficial owner of the shares held by the Food Fund. Mr. Coonrod disclaims beneficial ownership of the Common Stock held by the Food Fund.

 (7) Includes stock options to purchase 22,500 shares of Common Stock at $10.00 per share, all of which will vest upon the closing of the Offering.

 (8) Comprised of 300,000 shares of Common Stock that SV holds. Mr. Sands, a limited partner of SV and a member of its investment committee, may be deemed to have indirect beneficial ownership of the Common Stock that SV owns. Mr. Sands disclaims any such beneficial ownership.

 (9) Includes 282,953 shares of Common Stock issuable upon exercise of currently exercisable warrants.

(10) Includes Common Stock issuable upon conversion of 405,000 shares of Series A Convertible Preferred Stock and 37,449 shares of Series B Convertible Preferred Stock.

(11) Includes 1,878,760 shares of Common Stock issuable upon exercise of currently exercisable warrants.

(12) Christopher Goldsbury, Jr. is a director, majority limited partner and controlling shareholder of the corporate general partner of SV. As a result, Mr. Goldsbury may be deemed to have indirect beneficial ownership of the Common Stock that SV owns.

(13) Includes 792,799 shares of Common Stock issuable upon exercise of currently exercisable warrants.

                              CERTAIN TRANSACTIONS

     AGREEMENTS WITH A. J. LEWIS III. Mrs. A. J. Lewis III owns Southwest Texas Equipment Distributors, Inc., an ice equipment sales and rental company, which has the exclusive right to supply Hoshizaki ice cubers to the Company under an agreement dated September 9, 1991. Mr. Lewis owns real estate on which Mission's facilities are located. As part of the Mission and STPI Acquisitions, the Company leases these facilities from Mr. Lewis for $355,200 per year until February 28, 2008. Such agreement was made in an arms'-length negotiation submitted to the disinterested members of the Company's Board of Directors who voted in favor of the agreement upon review of the relevant information.

     INDEMNITY AGREEMENTS. The Company has entered into indemnification agreements with each of its directors and certain of its executive officers. The indemnification agreements provide that the Company shall indemnify these individuals against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of the Company) to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of the Company; provided that, with respect to a civil, administrative or investigative (other than criminal) action, such individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal proceedings, he or she had no reasonable cause to believe his or her conduct was unlawful. With respect to any action brought by or in the right of the Company, such individuals may be indemnified, to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company. The agreements also require indemnification of such individuals for all reasonable expenses incurred in connection with the successful defense of any action or claim and provide for partial indemnification in the case of any partially successful defense.

     VOTING AGREEMENTS. Each of the following voting agreements will terminate at the close of the Offering. In excess of 80% of the shareholders have entered into a voting agreement (the "Voting Agreement") which fixes the number of directors at no more than twelve and provides for the election to the Board of Directors of the Company of (i) James F. Stuart, (ii) one representative designated by The Food Fund, who shall initially be Richard A. Coonrod, (iii) one representative designated by Norwest, who initially was Stephen R. Sefton who has since resigned from the Board of Directors, (iv) one representative designated by Steven P. Rosenberg, who shall initially be Steven P. Rosenberg, and (v) A. J. Lewis III. The Voting Agreement terminates upon the earlier of (i) the agreement of the holders of 80% of the Company's Common Stock, Series A Preferred Stock and Series B Preferred Stock voting as a single class on an as converted basis, (ii) the completion by the Company of a public offering of its Common Stock resulting in aggregate net proceeds to the Company and any selling shareholders of $7,500,000 or more, (iii) the merger or consolidation of the Company with or into another entity which results in the shareholders holding less than 50% of the voting securities of the surviving entity, or the sale of all or substantially all of the Company's assets, or (iv) as to any party's right to designate a director, the reduction of such shareholder's holdings to less than 50% of the September 20, 1995 levels. Amendments to the Voting Agreement require the agreement of holders of 80% of the Company's Common Stock, Series A Preferred Stock and Series B Preferred Stock voting on an as converted basis. In addition, certain holders of in excess of 50% of the Company's voting stock have entered into a Voting Agreement with certain former shareholders of SWI to elect Robert G. Miller to the Board of Directors. In connection with the investment in the Company by SV on July 17, 1997, the holders of at least 60% of the outstanding voting stock of the Company executed a voting agreement pursuant to which SV may designate a representative to be elected to the Board of Directors of the Company. SV has designated Rod J. Sands to be its board representative. In addition, holders of Series C Preferred Stock have the right to elect two directors, such right being effective only at such time or times that Culligan owns less than 20% of the fully diluted Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which 14,622,141 shares will be outstanding immediately following the Offering, and 5,000,000 shares of preferred stock, par value $.01 per share. The Company's Board of Directors has authorized the designation of 2,750,100 shares of preferred stock as follows: 450,000 shares as the Series A Convertible Preferred Stock, all of which are outstanding; 200,000 shares as the Series B Convertible Preferred Stock, of which 124,831 shares are outstanding; 500,000 shares as the 10% Exchangeable Preferred Stock, of which 259,860 shares are outstanding; 100 shares as the Series C Preferred Stock, of which 100 shares are outstanding; and 1,600,000 shares of 13% Exchangeable Preferred Stock, of which no shares will be outstanding at the closing of the Offering. In addition, 393,700 shares and 1,000,000 shares of Common Stock have been reserved for issuance upon exercise of stock options under the 1994 and 1998 Stock Option Plans, respectively, 574,831 shares of Common Stock have been reserved for issuance upon conversion of the Convertible Preferred Stock (such Common Stock will be issued upon the completion of the Offering), and 4,085,703 shares have been reserved for issuance upon exercise of warrants.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders of the Company. Subject to any preferential rights of any outstanding series of preferred stock designated by the Board of Directors, the holders of Common Stock are entitled to receive, ratably, with the holders of the Convertible Preferred Stock, such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata all assets of the Company available for distribution to such holders after distribution in full of the preferential amount to be distributed to holders of shares of the Company's Preferred Stock then outstanding. The Company's Articles of Incorporation deny preemptive rights and cumulative voting. The Common Stock has no conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock.

SERIES A CONVERTIBLE PREFERRED STOCK

     The Series A Convertible Preferred Stock has no rights of redemption or sinking fund provisions, but upon liquidation of the Company, the Company must pay the holders of Series A Convertible Preferred Stock $5.56 per share (an aggregate of $2.5 million) before any amounts may be paid to the holders of Common Stock. Holders of Series A Convertible Preferred Stock are entitled to vote on all matters upon which the holders of Common Stock have the right to vote and are generally entitled to vote as a class on any matters adversely affecting their rights as holders of this series of preferred stock. Each share of Series A Convertible Preferred Stock entitles the holder thereof to such number of votes per share as equals the whole number of shares of Common Stock into which each share of Series A Convertible Preferred Stock is then convertible. Upon the closing of the Offering, each share of Series A Convertible Preferred Stock will be automatically converted into Common Stock without payment of additional consideration at a conversion price of $5.56 per share, subject to anti-dilution adjustments. The Company may not reissue the Series A Convertible Preferred Stock once it has been converted into Common Stock.

SERIES B CONVERTIBLE PREFERRED STOCK

     The Series B Convertible Preferred Stock has no rights of redemption or sinking fund provisions, but upon liquidation of the Company, the Company must pay the holders of Series B Convertible Preferred Stock $6.07 per share (an aggregate of $757,724) before any amounts may be paid to the holders of Common Stock. Holders of Series B Convertible Preferred Stock are entitled to vote on all matters upon which the holders of Common Stock have the right to vote and are generally entitled to vote as a class on any matters adversely affecting their rights as holders of this series of preferred stock. Each share of Series B Convertible Preferred Stock entitles the holder thereof to such number of votes per share as equals the whole number of shares of Common Stock into which each share of Series B Convertible Preferred

Stock is then convertible. Upon the closing of the Offering, each share of Series B Convertible Preferred Stock shall be automatically converted into Common Stock without payment of additional consideration at a conversion price of $6.07 per share, subject to anti-dilution adjustments. The Company may not reissue the Series B Convertible Preferred Stock once it has been converted into Common Stock.

10% EXCHANGEABLE PREFERRED STOCK

     The 10% Exchangeable Preferred Stock has a liquidation preference of $100 per share plus accrued and unpaid dividends thereon. Holders of the 10% Exchangeable Preferred Stock are entitled to receive dividends equal to $10.00 per share per annum, of the liquidation preference thereof, and all dividends are fully cumulative and accrue on a daily basis. Dividends may be paid in cash or in kind by issuing a number of additional shares of 10% Exchangeable Preferred Stock. If dividends are paid in kind, the Company is also required to issue additional In-Kind Culligan Warrants to purchase a number of shares of Common Stock (including fractional shares) in an amount equal to the liquidation preference of such additional shares of 10% Exchangeable Preferred Stock divided by the per share exercise price of the Culligan Warrants in effect immediately prior to such dividend payment date. Holders of the 10% Exchangeable Preferred Stock have no voting rights other than approval rights with respect to the issuance of parity or senior securities or amendments to the Certificate of Resolution establishing the series of 10% Exchangeable Stock which adversely affect the holders thereof. The Company may exchange the 10% Exchangeable Stock for subordinated notes in an aggregate principal amount equal to the liquidation preference of the shares exchanged. The Company may redeem the 10% Exchangeable Stock at any time at a cash redemption price equal to the liquidation preference of the shares redeemed. The Company is obligated to redeem the 10% Exchangeable Stock on April 14, 2005, at the cash redemption price.

     Payments of cash dividends, redemption of the 10% Exchangeable Preferred Stock and the exchange of the 10% Exchangeable Preferred Stock for subordinated notes is restricted by covenants under the Indenture and Credit Facility.

SERIES C PREFERRED STOCK

     The Series C Preferred Stock has a liquidation preference of $10 per share and was created to provide the holders thereof with the right to vote a number of shares equal to the number of Culligan Warrants issued to them, such rights to be effective only at such time or times that Culligan owns less than 20% of the fully diluted Common Stock. The Company may redeem all (but not less than all) of the Series C Preferred Stock at such time as the investors cease to own at least 50% of the Fully Diluted Warrant Common Stock (as defined in the Certificate of Designation of the Series C Preferred Stock).

13% EXCHANGEABLE PREFERRED STOCK

     In April 1998, the Board of Directors authorized the designation of an aggregate of 1,600,000 shares of the 13% Exchangeable Preferred Stock with a liquidation preference of $100 per share plus accrued and unpaid dividends thereon. The 13% Exchangeable Preferred Stock will be repurchased with proceeds of this Offering. Holders of the 13% Exchangeable Preferred Stock currently are entitled to receive dividends at a rate of $11.50 per share per annum. Dividends are fully cumulative and payable quarterly in cash, except that dividends may be paid in kind by issuing a number of additional shares of 13% Exchangeable Preferred Stock.

WARRANTS

     The following table delineates the terms of certain warrants the Company has outstanding. Among other terms, these warrants contain certain anti-dilution provisions and certain registration rights. See "-- Registration Rights."

                                            UNDERLYING        EXERCISE        EXPIRATION
                  NAME                     COMMON SHARES       PRICE             DATE
----------------------------------------   -------------    ------------    --------------
12% Senior Note Warrants(1).............       767,828       $0.01/Share    April 15, 2004
Jefferies Warrants(1)...................       127,972       $0.01/Share    April 15, 2004
Culligan Warrants(2)....................     2,099,151      $13.00/Share    April 15, 2005(3)
SV Warrants(4)..........................       100,000      $14.00/Share     July 17, 2002
Ares Warrants(5)........................       975,752       $0.01/Share       May 1, 2005(6)
Others..................................        15,000      $15.00/Share     June 30, 2003
                                           -------------    ------------
     Total..............................     4,085,703       $7.08/Share(7)
                                           =============    ============

------------
(1) Issued in connection with the issuance of 12% Senior Notes.

(2) Issued pursuant to warrant agreements entered into in connection with an issuance of 10% Exchangeable Preferred Stock and Series C Preferred Stock.

(3) Required to be exercised on or before the earlier to occur of April 15, 2005 or (ii) the first anniversary of the last day of the first period of 20 consecutive trading days following the closing of the Offering during which the closing price of the Common Stock is above $26 per share.

(4) Issued in connection with the issuance of 300,000 shares of Common Stock.

(5) Issued pursuant to warrant agreements entered into in connection with the issuance of 13% Exchangeable Preferred Stock.

(6) Required to be exercised on or before the earlier to occur of (i) May 1, 2005 or (ii) 10 business days following the closing of the Offering.

(7) Weighted average exercise price.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION

     The Company's Articles provide that the Board of Directors is vested with authority to establish, from time to time, series of unissued shares of any class, to determine and fix the designation and the relative rights, preferences and limitations of the shares of each series so established, and to increase or decrease the number of shares within each such series. The relative rights and preferences of shares may vary in any respect among series, but all shares of the same series shall be identical in all respects. The authority possessed by the Board of Directors to issue different classes and series of stock could potentially be used to discourage attempts by others to obtain control of the Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. The Board of Directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock.

     Article 1302-7.06 of the Texas Miscellaneous Corporation Act ("TMCA") authorizes a Texas corporation to include a provision in its articles of incorporation limiting or eliminating the personal liability of its directors to the corporation and its shareholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations and their shareholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although
Article 1302-7.06 of the TMCA does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Pursuant to such provision, the Articles of Incorporation limit the personal liability of directors of the Company (in their capacity as directors but not in their capacity as officers) to the Company or its shareholders to the fullest extent permitted by the TMCA. Specifically, a director of the Company will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, and (iv) any transaction from which the director derived an improper personal benefit.

     The inclusion of this provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its shareholders. However, the inclusion of this provision together with a provision which requires the Company to indemnify its officers and directors against certain liabilities, is intended to enable the Company to attract qualified persons to serve as directors who might otherwise be reluctant to do so. The Commission has taken the position that this provision will have no effect on claims arising under the federal securities laws.

ANTI-TAKEOVER CONSIDERATIONS

     ANTI-TAKEOVER STATUTE. On September 1, 1997, the Company became subject to newly-enacted Part 13 of the TBCA ("Part 13"), which subject to certain exceptions, prohibits a Texas corporation from engaging in any "business combination" with an "affiliated shareholder" for three years following the date that such shareholder became an affiliated shareholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an affiliated shareholder or (ii) the business combination is authorized at a meeting of shareholders called not less than six months after such date by the affirmative vote of at least two-thirds of the outstanding voting shares not owned by the affiliated shareholder.

     Part 13 generally defines a "business combination" to include: (i) any merger, share exchange or conversion involving the corporation and the affiliated shareholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to the affiliated shareholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the affiliated shareholder, (iv) any transaction involving the corporation that has the effect of increasing the proportionate ownership percentage of the stock of any class or series of the corporation beneficially owned by the affiliated shareholder, (v) any receipt by the affiliated shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation, or (vi) any adoption of a plan or proposal for the liquidation or dissolution of the corporation proposed by, or pursuant to any agreement or understanding with, an affiliated shareholder. In general, Part 13 defines an "affiliated shareholder" as any entity or person beneficially owning 20% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. The provisions of Part 13 could have the effect of delaying, deferring or preventing a change of control of the Company even if a change of control were in the shareholders' interests.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

REGISTRATION RIGHTS AGREEMENTS

     Approximately 1,810,790 shares of Common Stock, 4,085,703 shares of Common Stock underlying warrants and 574,831 shares of Common Stock underlying Convertible Preferred Stock have the benefit of "demand" registration rights that allow the holder to require the Company at any time, subject to certain limitations, to file a registration statement under the Securities Act at the Company's expense covering all or part of such securities. In addition, holders of these securities and an additional 722,960 shares of Common Stock have the benefit of "piggyback" registration rights that allow the holders thereof to require the Company to register the underlying shares of common stock if the Company files a registration statement under the Securities Act. If such registration statement is with respect to an underwritten offering, the underwriter thereof may reduce the amount of "piggyback" shares to be registered in the underwriting in its discretion. These registration rights agreements include traditional covenants and indemnification provisions including the indemnification of the selling shareholders for violations of the Securities Act.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of a substantial number of shares of Common Stock in the public market could adversely affect trading prices prevailing from time to time.

     Upon completion of the Offering, the Company will have outstanding 14,622,141 shares of Common Stock (15,972,141 shares if the Underwriters' over-allotment option is exercised in full). The shares sold in the Offering will be freely tradable without restriction under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144, which is summarized below. All of the remaining 5,622,141 shares are "restricted securities" as that term is defined in Rule 144 ("Restricted Shares"). Restricted Shares may be sold in the public market only if such sale is registered under the Securities Act or if such sale qualifies for an exemption from registration, such as the one provided by Rule 144. Sales of the Restricted Shares in the open market, or the availability of such shares for sale, could adversely affect the trading price of the Common Stock.

     In addition, a total of 4,085,703 shares of Common Stock have been reserved for issuance upon the exercise of outstanding warrants at a weighted average exercise price of $7.08 per share with expiration dates ranging from July 2002 to May 2005. See "Description of Capital Stock -- Warrants." A total of 1,393,700 shares of Common Stock have been reserved for issuance under stock option plans, 393,700 of which are issuable upon exercise of options outstanding and exercisable at the closing of this Offering.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year following the later of the date of the acquisition of such shares from the issuer or an affiliate of the issuer would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:
(i) 1% of the number of shares of Common Stock then outstanding (approximately 146,221 shares immediately after the Offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years following the later of the date of the acquisition of such shares from the issuer or an affiliate of the issuer, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), represented by NationsBanc Montgomery Securities LLC, Jefferies & Company, Inc., Bear, Stearns & Co. Inc. and Stephens Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions in the underwriting agreement (the "Underwriting Agreement") by and among the Company and the Underwriters, to purchase from the Company the number of shares of Common Stock indicated below opposite its name, at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock, if they purchase any.

                                            NUMBER
              UNDERWRITERS                 OF SHARES
----------------------------------------   ---------
NationsBanc Montgomery Securities
LLC ....................................
Jefferies & Company, Inc. ..............
Bear, Stearns & Co. Inc. ...............
Stephens Inc. ..........................
                                           ---------
             Total......................   9,000,000
                                           =========

     The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a concession of not more than $______ per share; and the Underwriters may allow, and such dealers may reallow, a concession of not more than $______ per share to certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 1,350,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise such over-allotment option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be expected to make in respect thereof.

     The Company's officers and directors and certain stockholders of the Company holding beneficially approximately 6,121,077 shares of Common Stock prior to the Offering have agreed that during the 180-day period following the date of the Prospectus (the "Lock-up Period"), they will not, without the prior written consent of NationsBanc Montgomery Securities LLC, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock. The Company has also agreed not to issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities during the Lock-up Period without the prior written consent of NationsBanc Montgomery Securities LLC, except for securities issued by the Company in connection with acquisitions and for grants and exercises of stock options, subject in each case to any remaining portion of the Lock-up Period applying to shares issued or transferred. In evaluating any request for a waiver of the Lock-up Period, NationsBanc Montgomery Securities LLC will consider, in accordance with its customary practice, all relevant facts and circumstances at the time of the request, including without limitation, the recent trading market for the Common Stock, the size of the request, and, with respect to a request by the Company to issue additional equity securities, the purpose of such an issuance. See "Shares Eligible for Future Sale."

     In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"), pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters may also create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and, in such case, may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 1,350,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, NationsBanc Montgomery Securities LLC, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangement with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering), for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     The Representatives have informed the Company that the Underwriters do not expect to make sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

     Prior to the Offering, there has been no public trading market for the Common Stock. Consequently, the initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations will be the results of operations of the Company in recent periods, the prospects for the Company and the industry in which the Company competes, an assessment of the Company's management, its financial condition, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the economy and the securities markets at the time of the Offering and the market prices of and demand for publicly traded common stock of comparable companies in recent periods.

     The Underwriters have reserved for sale, at the initial public offering price, up to 250,000 shares of Common Stock for certain employees and business associates of, and certain other persons designated by, the Company who have expressed an interest in purchasing such shares of Common Stock. The number of shares available for sale to the general public in the Offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered to the general public on the same basis as other shares offered hereby.

     The Underwriters have informed the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     Jefferies has provided financial advisory services to the Company in the past for which it has received usual and customary compensation, some of which has been paid in the form of warrants to purchase Common Stock, and may provide such services to the Company in the future. In particular, Jefferies acted as
(i) the initial purchaser in connection with the issuance and sale of the 9 3/4% Senior Notes, (ii) the initial purchaser in connection with the issuance and sale of the 12% Senior Notes and (iii) financial advisor to the Company with respect to the Reddy Acquisition. Jefferies has agreed to pay a finder's fee equal to 10% of the total underwriting discount that it receives in the Offering to Williams Financial Group, an NASD member, who will remit 95% of such finder's fee to James M. Raines, an independent financial consultant to the Company, who is associated with Williams Financial Group. Mr. Raines beneficially owns a total of 47,734 shares of Common Stock.

                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the Common Stock offered hereby are being passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P. and for the Underwriters by Vinson & Elkins L.L.P., Houston, Texas.

     Cecil Schenker, a holder of 4,000 shares of Common Stock, is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                    EXPERTS

     The (i) consolidated financial statements of Packaged Ice, Inc. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, (ii) the financial statements of Reddy Ice Corporation as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, and (iii) the combined financial statements of Mission Party Ice, Inc. and Southwest Texas Packaged Ice, Inc. as of and for the year ended December 31, 1996, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Cassco Ice and Cold Storage, Inc. as of June 27, 1998 and June 28, 1997 and for the years then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Southwestern Ice, Inc. as of and for the years ended December 31, 1996 and 1995, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (including any and all amendments thereto, the "Registration Statement") under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete with respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, and reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified by such reference. Upon completion of the Offering, the Company will be subject to the information requirements of the Exchange Act, and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information, as well as the Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from such offices, upon payment of fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that submit electronic filings to the Commission.

     The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm, and with quarterly reports for the first three quarters of each fiscal year containing unaudited interim consolidated financial information.

                         INDEX TO FINANCIAL STATEMENTS


                                           PAGE
                                           -----
PACKAGED ICE, INC. AND SUBSIDIARIES
     Independent Auditors' Report.......     F-2
     Consolidated Balance Sheets at
      September 30, 1998 (unaudited) and
      December 31, 1997
       and 1996.........................     F-3
     Consolidated Statements of
      Operations for the Nine Months
      Ended September 30, 1998 and 1997
      (unaudited) and for the Years
      Ended December 31, 1997, 1996
       and 1995.........................     F-4
     Consolidated Statements of
      Shareholders' Equity for the Nine
      Months Ended September 30, 1998
      (unaudited) and for the Years
      Ended December 31, 1997, 1996 and
      1995..............................     F-5
     Consolidated Statements of Cash
      Flows for the Nine Months Ended
      September 30, 1998 and 1997
      (unaudited) and for the Years
      Ended December 31, 1997, 1996 and
      1995..............................     F-6
     Notes to Consolidated Financial
      Statements........................     F-7

REDDY ICE CORPORATION
     Independent Auditor's Report.......    F-19
     Balance Sheets at March 31, 1998
      (unaudited) and December 31, 1997
      and 1996..........................    F-20
     Statements of Operations for the
      Three Months Ended March 31, 1998
      and 1997 (unaudited) and for the
      Years Ended December 31, 1997,
      1996 and 1995.....................    F-21
     Statements of Shareholders' Deficit
      for the Three Months Ended March
      31, 1998 (unaudited) and for the
      Years Ended December 31, 1997,
      1996
       and 1995.........................    F-22
     Statements of Cash Flows for the
      Three Months Ended March 31, 1998
      and 1997 (unaudited) and for the
      Years Ended December 31, 1997,
      1996 and 1995.....................    F-23
     Notes to Financial Statements......    F-24

CASSCO ICE AND COLD STORAGE, INC.
     Independent Auditors' Report.......    F-32
     Balance Sheets at June 27, 1998 and
      June 28, 1997.....................    F-33
     Statements of Earnings for the
      Years Ended June 27, 1998 and June
      28, 1997..........................    F-34
     Statements of Shareholder's Equity
      for the Years Ended June 27, 1998
      and June 28, 1997.................    F-35
     Statements of Cash Flows for the
      Years Ended June 27, 1998 and June
      28, 1997..........................    F-36
     Notes to Financial Statements......    F-37

MISSION PARTY ICE, INC. AND SOUTHWEST
  TEXAS PACKAGED ICE, INC.
     Independent Auditor's Report.......    F-43
     Combined Balance Sheets at March
      31, 1997 (unaudited) and at
      December 31, 1996.................    F-44
     Combined Statements of Operations
      and Retained Earnings for the
      Three Months Ended March 31, 1997
      (unaudited) and for the Year Ended
      December 31, 1996.................    F-45
     Combined Statements of Cash Flows
      for the Three Months Ended March
      31, 1997 (unaudited) and for the
      Year Ended December 31, 1996......    F-46
     Notes to Combined Financial
      Statements........................    F-47
     Independent Auditors' Report on
      Additional Information............    F-53
     Combined Balance Sheet with
      Combining Information at December
      31, 1996..........................    F-54
     Combined Statement of Operations
      with Combining Information for the
      Year Ended December 31, 1996......    F-55

SOUTHWESTERN ICE, INC.
     Report of Independent
      Accountants.......................    F-56
     Balance Sheets at March 31, 1997
      (unaudited) and December 31, 1996
      and 1995..........................    F-57
     Statements of Operations and
      Changes in Retained Earnings for
      the Three Months Ended March 31,
      1997 and 1996 (unaudited) and for
      the Years Ended December 31, 1996
      and 1995..........................    F-58
     Statements of Cash Flows for the
      Three Months Ended March 31, 1997
      and 1996 (unaudited) and for the
      Years Ended December 31, 1996 and
      1995..............................    F-59
     Notes to Financial Statements......    F-60

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of Packaged Ice, Inc.:

     We have audited the accompanying consolidated balance sheets of Packaged Ice, Inc. and its subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Houston, Texas
March 27, 1998

                      PACKAGED ICE, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31,
                                        SEPTEMBER 30,   ---------------------------
                                            1998            1997           1996
                                        -------------   -------------  ------------
                                         (UNAUDITED)
               ASSETS
CURRENT ASSETS:
  Cash and equivalents...............    $ 5,655,765    $  14,825,259  $    169,535
  Short-term cash investment.........        --             4,543,552       --
  Accounts-receivable:
    Trade............................     28,165,462        4,038,582       213,811
    Affiliates.......................             79           64,727       119,476
  Inventory..........................      7,925,596        1,347,496       115,825
  Prepaid expense....................      1,504,014          321,492        29,309
                                        -------------   -------------  ------------
         Total current assets........     43,250,916       25,141,108       647,956
PROPERTY, net........................    168,301,464       43,297,449     9,887,687
OTHER ASSETS:
  Goodwill, net......................    224,928,280       44,280,568       --
  Debt issuance cost, net............      9,139,090        6,297,712       144,460
  Other..............................      6,383,832        3,283,617       842,685
                                        -------------   -------------  ------------
         TOTAL.......................    $452,003,582   $ 122,300,454  $ 11,522,788
                                        =============   =============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term
  obligations........................    $    87,568    $    --        $    703,077
  Accounts payable...................     11,245,228        1,965,093       324,624
  Payable to affiliates..............        --             1,309,083       634,585
  Accrued expense....................      9,783,815        1,461,030       170,750
  Accrued interest...................      4,558,349        1,875,972        39,272
  Notes payable......................        107,652        1,975,968         3,425
                                        -------------   -------------  ------------
         Total current liabilities...     25,782,612        8,587,146     1,875,733
LONG-TERM OBLIGATIONS................    341,780,639       67,501,537     2,831,955
CONVERTIBLE NOTES....................        --              --             750,000
COMMITMENTS AND CONTINGENCIES........
MANDATORILY REDEEMABLE PREFERRED
  STOCK:
  10%, Exchangeable -- 259,860 shares
    issued and
    outstanding at September 30, 1998
    and 250,000 shares issued and
    outstanding at December 31, 1997,
    liquidation preference of $100
    per share........................     27,075,343       25,198,630       --
  13% Exchangeable, 411,500 shares
    issued and outstanding at
    September 30, 1998, liquidation
    preference of $100 per share.....     37,383,611         --             --
PREFERRED STOCK WITH PUT REDEMPTION
  OPTION:
  Series A Convertible -- 450,000
    shares issued and outstanding at
    September 30, 1998 and December
    31, 1997 and 1996................      2,496,528        2,496,527     2,496,527
  Series B Convertible -- 124,831
    shares issued and outstanding at
    September 30, 1998 and December
    31, 1997.........................        726,226          726,226       --
COMMON STOCK WITH PUT REDEMPTION
  OPTION, 420,000 shares issued and
  outstanding at September 30, 1998
  and December 31, 1997, and 1996....      1,971,851        1,971,851     1,971,851
SHAREHOLDERS' EQUITY:
  Preferred stock, Series C, $.01 par
    value, 100 shares
    authorized and outstanding at
    September 30, 1998...............        --              --             --
  Common stock, $.01 par value;
    50,000,000 shares authorized;
    shares issued of 4,925,541 at
    September 30, 1998 and 4,015,981
    at December 31, 1997, and
    2,406,371 at December 31, 1996...         49,255           40,160        24,064
  Additional paid-in capital.........     39,337,389       28,804,811     4,669,301
  Less: 298,231 shares of treasury
  stock, at cost.....................     (1,491,155)      (1,491,155)      --
  Accumulated deficit................    (23,108,717)     (11,535,279)   (3,096,643)
                                        -------------   -------------  ------------
         Total shareholders'
         equity......................     14,786,772       15,818,537     1,596,722
                                        -------------   -------------  ------------
         TOTAL.......................    $452,003,582   $ 122,300,454  $ 11,522,788
                                        =============   =============  ============

                See notes to consolidated financial statements.

                      PACKAGED ICE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                       -------------------------------  --------------------------------------------
                                            1998             1997            1997            1996           1995
                                       ---------------  --------------  --------------  --------------  ------------
                                                 (UNAUDITED)
Revenues.............................  $   137,650,144  $   20,963,363  $   28,980,564  $    4,426,860  $  2,830,493
Cost of sales........................       81,034,845      12,336,269      18,723,786       2,034,828     1,251,527
                                       ---------------  --------------  --------------  --------------  ------------
Gross profit.........................       56,615,299       8,627,094      10,256,778       2,392,032     1,578,966
Selling, general and
  administrative.....................       22,013,281       4,565,962       7,635,538       1,981,278     1,514,542
Depreciation and amortization........       12,830,246       3,443,480       5,129,879       1,455,693       751,291
                                       ---------------  --------------  --------------  --------------  ------------
Income (loss) from operations........       21,771,772         617,652      (2,508,639)     (1,044,939)     (686,867)
Other income, net....................          498,373         577,167         655,320         184,982        75,314
Interest expense.....................      (16,456,690)     (3,176,603)     (6,585,317)       (130,475)      (76,929)
                                       ---------------  --------------  --------------  --------------  ------------
Net income (loss) before income
  taxes..............................        5,813,455      (1,981,784)     (8,438,636)       (990,432)     (688,482)
Income taxes.........................        --               --              --              --             --
                                       ---------------  --------------  --------------  --------------  ------------
Net income (loss) before
  extraordinary item.................        5,813,455      (1,981,784)     (8,438,636)       (990,432)     (688,482)
Extraordinary loss on refinancing....      (17,386,893)       --              --              --             --
                                       ---------------  --------------  --------------  --------------  ------------
Net loss.............................  $   (11,573,438) $   (1,981,784) $   (8,438,636) $     (990,432) $   (688,482)
                                       ===============  ==============  ==============  ==============  ============
Net loss to common shareholders......  $   (15,523,413) $   (1,981,784) $   (8,637,266) $     (990,432) $   (688,482)
                                       ===============  ==============  ==============  ==============  ============
Loss per share of common stock:
  Basic:
  Net income (loss) before
     extraordinary item available to
     common shareholders.............  $          0.39  $        (0.57) $        (2.40) $        (0.35) $      (0.26)
     Extraordinary item..............            (3.60)       --              --              --             --
                                       ---------------  --------------  --------------  --------------  ------------
  Net loss to common shareholders....  $         (3.21) $        (0.57) $        (2.40) $        (0.35) $      (0.26)
                                       ===============  ==============  ==============  ==============  ============
  Diluted:
  Net income (loss) before
     extraordinary item available to
     common shareholders.............  $          0.28  $        (0.57) $        (2.40) $        (0.35) $      (0.26)
  Extraordinary item.................            (2.61)       --              --              --             --
                                       ---------------  --------------  --------------  --------------  ------------
  Net loss to common shareholders....  $         (2.33) $        (0.57) $        (2.40) $        (0.35) $      (0.26)
                                       ===============  ==============  ==============  ==============  ============
Weighted average common shares
  outstanding:
  Basic..............................        4,828,254       3,458,605       3,600,109       2,826,371     2,682,261
                                       ===============  ==============  ==============  ==============  ============
  Diluted............................        6,666,272       3,458,605       3,600,109       2,826,371     2,682,261
                                       ===============  ==============  ==============  ==============  ============

                See notes to consolidated financial statements.

                      PACKAGED ICE, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                              COMMON STOCK
                                          --------------------
                                          NUMBER OF      PAR        PAID-IN     SUBSCRIPTION    TREASURY     ACCUMULATED
                                            SHARES      VALUE       CAPITAL      RECEIVABLE       STOCK        DEFICIT
                                          ----------   -------   -------------  ------------   -----------   ------------
BALANCE AT December 31, 1994............   2,626,371   $26,264   $   5,853,334    $(34,399)    $   --        $ (1,417,729)
    Issuance of common stock............     280,000     2,800       1,311,767      29,600         --             --
    Repurchase of common stock..........    (500,000)   (5,000)     (2,495,800)     --             --             --
    Net loss............................      --         --           --            --             --            (688,482)
                                          ----------   -------   -------------  ------------   -----------   ------------
BALANCE AT December 31, 1995............   2,406,371    24,064       4,669,301      (4,799)        --          (2,106,211)
    Issuance of common stock............      --         --           --             4,799         --             --
    Net loss............................      --         --           --            --             --            (990,432)
                                          ----------   -------   -------------  ------------   -----------   ------------
BALANCE AT December 31, 1996............   2,406,371    24,064       4,669,301      --             --          (3,096,643)
    Issuance of common stock............   1,609,610    16,096      15,767,822      --             --             --
    Issuance of detachable warrants to
      purchase common stock.............      --         --          9,422,335      --             --             --
    Issuance costs of 10% exchangeable
      preferred stock...................      --         --           (856,017)     --             --             --
    Dividends accumulated on 10%
      exchangeable preferred stock......      --         --           (198,630)     --             --             --
    Purchase of treasury stock..........      --         --           --            --          (1,491,155)       --
    Net loss............................      --         --           --            --             --          (8,438,636)
                                          ----------   -------   -------------  ------------   -----------   ------------
BALANCE AT December 31, 1997............   4,015,981   $40,160      28,804,811      --          (1,491,155)   (11,535,279)
    Issuance of common stock
      (unaudited).......................     909,560     9,095      10,595,567      --             --             --
    Dividends accumulated on
      exchangeable preferred stocks
      (unaudited).......................      --         --         (3,949,975)     --             --             --
    Issuance costs on 13% exchangeable
      preferred stock (unaudited).......      --         --           (802,665)     --             --             --
    Warrants issued in connection with
      13% exchangeable preferred stock
      (unaudited).......................      --         --          4,878,760      --             --             --
    Amortization of warrants
      (unaudited).......................      --         --           (189,109)     --             --             --
    Net loss (unaudited)................      --         --           --            --             --         (11,573,438)
                                          ----------   -------   -------------  ------------   -----------   ------------
BALANCE AT September 30, 1998
  (unaudited)...........................   4,925,541   $49,255   $  39,337,389    $ --         $(1,491,155)  $(23,108,717)
                                          ==========   =======   =============  ============   ===========   ============

                                              TOTAL
                                          -------------
BALANCE AT December 31, 1994............  $   4,427,470
    Issuance of common stock............      1,344,167
    Repurchase of common stock..........     (2,500,800)
    Net loss............................       (688,482)
                                          -------------
BALANCE AT December 31, 1995............      2,582,355
    Issuance of common stock............          4,799
    Net loss............................       (990,432)
                                          -------------
BALANCE AT December 31, 1996............      1,596,722
    Issuance of common stock............     15,783,918
    Issuance of detachable warrants to
      purchase common stock.............      9,422,335
    Issuance costs of 10% exchangeable
      preferred stock...................       (856,017)
    Dividends accumulated on 10%
      exchangeable preferred stock......       (198,630)
    Purchase of treasury stock..........     (1,491,155)
    Net loss............................     (8,438,636)
                                          -------------
BALANCE AT December 31, 1997............     15,818,537
    Issuance of common stock
      (unaudited).......................     10,604,662
    Dividends accumulated on
      exchangeable preferred stocks
      (unaudited).......................     (3,949,975)
    Issuance costs on 13% exchangeable
      preferred stock (unaudited).......       (802,665)
    Warrants issued in connection with
      13% exchangeable preferred stock
      (unaudited).......................      4,878,760
    Amortization of warrants
      (unaudited).......................       (189,109)
    Net loss (unaudited)................    (11,573,438)
                                          -------------
BALANCE AT September 30, 1998
  (unaudited)...........................  $  14,786,772
                                          =============

                See notes to consolidated financial statements.

                      PACKAGED ICE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                                       ----------------------------  ----------------------------------------
                                           1998           1997           1997          1996          1995
                                       -------------  -------------  ------------  ------------  ------------
                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................  $ (11,573,438) $  (1,981,784) $ (8,438,636) $   (990,432) $   (688,482)
    Adjustments to reconcile net loss
      to net cash provided by (used
      in) operating activities
      (excluding working capital from
      Acquisitions):
    Depreciation and amortization....     12,830,246      3,443,480     5,129,879     1,455,693       751,291
    Amortization of debt discount....        113,296       --             576,805       --            --
    Gain from disposal of assets.....       --              (59,158)       (4,030)       (2,584)      --
    Extraordinary loss from
      refinancing....................     17,386,893       --             --            --            --
    Changes in assets and
      liabilities:
      Accounts receivable, inventory
         and prepaid expenses........    (11,556,986)    (3,431,232)     (996,731)      (26,189)     (106,107)
      Accounts payable and accrued
         expenses....................        (19,887)     2,376,018       440,928       657,540       191,181
                                       -------------  -------------  ------------  ------------  ------------
         Net cash provided by (used
           in) operating
           activities................      7,180,124        347,324    (3,291,785)    1,094,028       147,883
                                       -------------  -------------  ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions.................    (15,970,055)    (6,708,069)  (10,764,733)   (5,744,900)   (2,717,444)
  Cost of acquisitions...............   (294,029,426)   (25,731,249)  (44,144,926)      --            --
  Investment in short-term cash
    investments......................      4,543,552       --
  Purchase of short-term cash
    investments......................       --             --          (4,499,415)      --            --
  Increase in other assets...........     (2,268,299)      (255,554)   (2,279,504)     (333,918)     (243,621)
  Proceeds from disposition of
    property.........................       --              135,874       147,776       153,733       --
                                       -------------  -------------  ------------  ------------  ------------
         Net cash used in investing
           activities................   (307,724,228)   (32,558,998)  (61,540,802)   (5,925,085)   (2,961,065)
                                       -------------  -------------  ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common
    and preferred stock..............     39,237,474      2,956,807    27,100,791       --          5,812,545
  Repurchase of common stock and
    preferred stock..................       --           (1,491,155)   (1,491,155)      --         (2,500,800)
  Proceeds from debt issuance, net...    260,044,825     44,954,082    69,562,179     3,604,403        82,232
  Cost of refinancing................     (3,937,500)      --
  Issuance costs on convertible
    demand notes.....................       --              (23,774)      (23,774)      --            --
  Proceeds from issuance and
    conversion of convertible demand
    notes............................       --             --             --            750,000       --
  Borrowings from lines of credit....     89,550,000      5,900,000     9,900,000       --            --
  Repayment of lines of credit.......    (18,050,000)    (3,485,000)  (13,385,000)      --            --
  Repayment of debt..................    (75,470,189)   (12,086,591)  (12,174,730)     (386,622)     (359,510)
                                       -------------  -------------  ------------  ------------  ------------
         Net cash provided by
           financing activities......    291,374,610     36,724,369    79,488,311     3,967,781     3,034,467
                                       -------------  -------------  ------------  ------------  ------------
NET INCREASE (DECREASE) IN CASH AND
  EQUIVALENTS........................     (9,169,494)     4,512,695    14,655,724      (863,276)      221,285
CASH AND EQUIVALENTS, BEGINNING OF
  PERIOD.............................     14,825,259        169,535       169,535     1,032,811       811,526
                                       -------------  -------------  ------------  ------------  ------------
CASH AND EQUIVALENTS, END OF
  PERIOD.............................  $   5,655,765  $   4,682,230  $ 14,825,259  $    169,535  $  1,032,811
                                       =============  =============  ============  ============  ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash payments for interest.........  $  17,392,995  $     213,810  $  4,748,482  $    114,383  $     75,606
                                       =============  =============  ============  ============  ============
SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES:
  Common stock issued in
    consideration for business
    acquisitions.....................  $  10,564,523  $  11,449,110  $ 12,814,283  $    --       $    --
                                       =============  =============  ============  ============  ============
  Fair value of warrants issued in
    connection with debt.............  $    --        $   6,735,335  $  9,422,335  $    --       $    --
                                       =============  =============  ============  ============  ============
  Fair value of warrants issued in
    connection with 13% Exchangeable
    Preferred Stock..................  $   4,878,760  $    --        $    --       $    --            --
                                       =============  =============  ============  ============  ============
  Accretion of warrants in connection
    with 13% Exchangeable Preferred
    Stock............................  $    (189,109) $    --        $    --       $    --       $    --
                                       =============  =============  ============  ============  ============
  Demand notes converted to preferred
    stock............................  $    --        $     750,000  $    750,000  $    --       $    --
                                       =============  =============  ============  ============  ============
  Note payable incurred to purchase
    assets...........................  $    --        $     188,862  $    188,862  $    --       $    --
                                       =============  =============  ============  ============  ============

                See notes to consolidated financial statements.

                      PACKAGED ICE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION

     Packaged Ice, Inc. and its wholly owned subsidiaries (the "Company") manufacture and distribute packaged ice by traditional delivery methods and stand-alone automated merchandising ice systems ("ice systems") installed primarily in retail locations. The ice systems produce and package bags of cubed ice at the customer's location. At December 31, 1997, the Company's customers were located primarily in the southern half of the United States.

2.  RECENT EVENTS

     On January 28, 1998, the Company completed a private offering of $145,000,000 aggregate principal amount of its 9 3/4% Series A Senior Notes due 2005 (the "New Senior Notes"). The New Senior Notes are general unsecured obligations of the Company, senior in right of payment to all existing and future Subordinated Indebtedness of the Company and PARI PASSU to all senior indebtedness of the Company except the New Senior Notes will be effectively subordinated to the Existing Credit Facility and any future credit facility. The New Senior Notes contain certain covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to pay any cash dividends or make distributions with respect to the Company's capital stock, to incur indebtedness or to create liens. Net proceeds from the sale of the New Senior Notes were applied to (i) repurchase the Series B Notes and Series C Notes as (see Note 6), (ii) repay all outstanding obligations under the Existing Credit Facility, (iii) fund acquisitions of traditional ice companies and (iv) for working capital and general corporate purposes.

     Simultaneous with the issuance of the New Senior Notes, the Company purchased and retired the $75 million of 12% Senior Notes due 2004 (see Note 6), the Company will record an extraordinary charge of approximately $18.3 million for such debt extinguishment relating to the write-off of debt discount, and associated redemption premiums and issuance costs.

     The Company's New Senior Notes are guaranteed, fully, jointly and severally, and unconditionally, on a senior unsecured basis by each of the Company's current and future wholly owned subsidiaries. (see Note 11 regarding condensed financial information on subsidiary guarantors).

     From January 1, 1998 through March 27, 1998, the Company has acquired fifteen (15) traditional ice companies for a total purchase price of $55.9 million. In the aggregate, the Company paid $45.3 million in cash and issued 900,260 shares of stock valued at between $10 and $13 per share. The Company issued the stock in reliance upon the exemption from registration under Section 4 (2) of the Securities Act of 1933, as amended. Each investor represented to the Company that the investor acquired the stock for the investor's own account and not with a view to distribution. The investor had access to all available material information concerning the Company. The certificates evidencing the stock bear an appropriate restrictive legend under the Securities Act of 1933, as amended. The Company has not completed an assessment of the fair value of the net assets acquired for purposes of allocating the excess of the purchase price over the net book value of the acquired businesses. In conjunction with the Company's ongoing assessment of the fair value of the net assets acquired from the acquisitions discussed above, management has estimated the amortization period of goodwill to be 40 years. The amortization period reflects management's current estimate of the ultimate period to be benefited by these intangible assets. The acquired businesses will be recorded using the purchase method of accounting, and therefore, the results of their operations will be included in the Company's unaudited consolidated financial statements from the date of their respective purchase.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Packaged Ice, Inc. and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated upon consolidation.

                      PACKAGED ICE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     PRESENTATION OF UNAUDITED INTERIM FINANCIAL INFORMATION -- The consolidated financial statements presented herein at September 30, 1998 and for the nine-month periods ended September 30, 1998 and 1997 are unaudited; however, all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods covered have been made and are of a normal recurring nature. At certain interim reporting dates the Company's inventory includes packaged ice for sale, which is accounted for at the lower of average cost or market. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of the interim periods are not necessarily indicative of results to be expected for the full year.

     INVENTORIES -- Inventories consist of ice packaging polyethylene bags and spare parts, and are valued at the lower of first-in first-out cost or market basis.

     PROPERTY -- Property is carried at cost and is being depreciated on a straight-line basis over an estimated life of three to seven years. Maintenance and repairs are charged to expense as incurred, while capital improvements that extend the useful lives of the underlying assets are capitalized.

     GOODWILL -- Goodwill is being amortized on a straight-line basis, primarily over 40 years. Accumulated amortization of goodwill was $411,541, $0, and $0 at December 31, 1997, 1996, and 1995, respectively.

     OTHER ASSETS -- Other assets, consisting primarily of costs to acquire a competitor's ice system location contracts, ice system patents and deferred financing costs, are being amortized over 5, 17 and 3 years, respectively (see
Note 5).

     LONG-LIVED ASSETS -- The Company records impairment losses on long-lived assets, including goodwill, used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

     INCOME TAXES -- The Company accounts for income taxes under the liability method, which requires, among other things, recognition of deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Under this method, deferred income tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and the recognition of available tax carryforwards.

     REVENUE RECOGNITION -- Revenue from owned ice systems is recognized based upon the number of ice packaging bags delivered to and accepted by customers under contract terms. Once accepted, there is no right of return with respect to the bags delivered. Revenue from the sale of ice systems is recognized when the equipment is shipped. Revenues resulting from leased ice systems is recognized as earned under contract terms.

     EARNINGS PER SHARE -- The computation of earnings per share is based on net income (loss), after deducting the dividend requirement of preferred stock ($198,630 in 1997), divided by the weighted average number of shares outstanding. Shares of common stock issuable under stock options have not been included in the computation of earnings per share as their effect is antidilutive. For the years ended December 31, 1997, 1996 and 1995, all potentially dilutive securities are anti-dilutive and therefore are not included in the earnings per share calculation.

                      PACKAGED ICE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table presents information necessary to calculate basic earnings per share for the periods indicated, with 1996 and 1995 being restated to conform to the requirements of the Statement of Financial Accounting Standards No. 128, Earnings Per Share, described below:

                                          FOR THE YEAR ENDED DECEMBER 31,
                                     ------------------------------------------
                                          1997           1996          1995
                                     --------------  ------------  ------------
BASIC EARNINGS PER SHARE
     Weighted Average Common Shares
       Outstanding..................      3,600,109     2,826,371     2,682,261
                                     ==============  ============  ============
     Basic and Diluted Loss Per
       Share........................ $        (2.40) $      (0.35) $      (0.26)
                                     ==============  ============  ============
EARNINGS FOR BASIC AND DILUTED
  COMPUTATION
     Net Loss....................... $   (8,438,636) $   (990,432) $   (688,482)
     Preferred Share Dividends......       (198,630)      --            --
                                     --------------  ------------  ------------
     Net Loss to Common
       Shareholders................. $   (8,637,266) $   (990,432) $   (688,482)
                                     ==============  ============  ============

     CASH FLOWS -- The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     FAIR VALUES OF FINANCIAL INSTRUMENTS -- The Company's financial instruments consist primarily of cash, accounts receivable, accounts payable and debt obligations. The carrying amount of cash, trade accounts receivable and trade accounts payable are representative of their respective fair values due to the short-term maturity of these instruments. It is not practicable to estimate the fair values of the affiliate amounts due to their related party nature. The fair values of the Company's debt obligations (see Note 6) are representative of their carrying values based upon the variable rate terms for the Senior Credit Facility and management's opinion that the current rates offered to the Company for fixed-rate long-term debt with the same remaining maturities and security structure are equivalent to that of the Company's 12% Senior Notes.

     USE OF ESTIMATES -- The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     STOCK BASED COMPENSATION -- In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, Accounting for Stock Based Compensation ("SFAS 123"), effective for the
Company on January 1, 1996. SFAS 123 permits, but does not require, a fair value based method of accounting for employee stock option plans, resulting in compensation expense being recognized in the results of operations when stock options are granted. The Company plans to continue the use of its current intrinsic value based method of accounting for stock option plans where no compensation expense is recognized.

     NEW ACCOUNTING PRONOUNCEMENTS -- In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. SFAS No. 128, which was effective for periods ending after December 15, 1997, specifies the computation, presentation and disclosure requirements of earnings per share and supersedes Accounting Principles Board Opinion No. 15. SFAS No. 128 requires a dual presentation of basic and diluted earnings per share. Basic earnings per share, which excludes the impact of potential common share equivalents, replaces primary earnings per share. Diluted earnings per share, which utilizes the average market price per share when applying the treasury stock method in determining potential common share equivalents, replaces fully diluted earnings per share.

                      PACKAGED ICE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In February 1997, the FASB also issued SFAS No. 129, Disclosure of Information about Capital Structure, which establishes standards for disclosing information about an entity's capital structure. SFAS No. 129 was effective for periods ending after December 15, 1997. The adoption of SFAS No. 129 did not impact the Company's capital structure disclosures.

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments and related information in interim and annual financial statements. SFAS No. 131 will not impact the Company's financial statements as it reports as a single segment. SFAS Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997. For the six months ended June 30, 1998, the Company had no items of comprehensive income, and as a result the Company's reported net income was the same as comprehensive income.

     RECLASSIFICATION -- Certain amounts from previous years have been reclassified to conform to the current presentation.

4.  PROPERTY AND EQUIPMENT

     Property and equipment were as follows at December 31:

                                            1997            1996
                                       --------------  --------------
Land.................................  $    1,880,974  $     --
Buildings............................       5,159,086        --
Ice Systems Equipment................      19,518,650      11,634,671
Plant Equipment & Machinery..........      10,662,952        --
Furniture & Fixtures.................         134,455          32,278
Computer equipment...................         481,470          65,725
Vehicles.............................  4,509,823.....          25,492
Leasehold improvements...............       1,400,891          16,526
Merchandisers........................       4,970,400        --
Construction in Progress.............         253,892        --
                                       --------------  --------------
Total property and equipment.........      48,972,593      11,774,692
Less: accumulated depreciation and
  amortization.......................       5,675,144       1,887,005
                                       --------------  --------------
     Total...........................  $   43,297,449  $    9,887,687
                                       ==============  ==============

     Depreciation and amortization expense for the three years ended December 31, 1997 was $3,788,139, $1,147,540, and $502,161, respectively.

5.  ACQUISITIONS

     Through December 31, 1997, the Company has acquired certain traditional ice business and certain assets (the "Acquisitions") to compliment its core business for purchase prices totaling approximately $44.1 million in cash, $13.5 of assumed liabilities paid at closing and $12.8 million in common stock (approximately 1.3 million shares) reflected at the Company's valuation of $10.00 per share.

     The Acquisitions have been accounted for using the purchase method of accounting, and accordingly, the purchase price has been preliminarily allocated to the assets and liabilities acquired based on fair value at the date of the Acquisitions. As a result of the number of acquisitions and their proximity to year-end, the Company has not completed the assessment of the fair value of the net assets acquired for the purposes of allocating the purchase price. The Acquisitions included at fair value current assets of $4,341,282, property

                      PACKAGED ICE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

plant and equipment of $26,576,914, and current liabilities of $5,613,070. The excess of aggregate purchase price over of the fair market value of the net assets acquired of approximately $44,692,109 was recognized as goodwill and is being amortized over 40 years. Amortization expense of Goodwill and Other Assets for the three years ended December 31, 1997 was $1,341,740, $308,153, and $249,130, respectively.

     The operating results of the Acquisitions have been included in the Company's consolidated financial statements from the date of their respective purchases. The following unaudited pro forma information presents a summary of consolidated results of operations as if the Acquisitions had occurred on January 1, 1997.

Revenue..............................  $   53,901,660
Net loss.............................      11,564,921
Loss per share.......................            2.81

6.  LONG-TERM OBLIGATIONS

     In December 1996 the Company received $750,000 in exchange for convertible demand notes bearing interest at a 10% annual rate. The notes were issued in contemplation of converting into a new class of preferred stock, subject to appropriate shareholder approval. Such approval occurred in January 1997 and the notes plus accrued interest thereon were converted into 124,831 shares of Series B Convertible Preferred Stock (see Note 9) at a conversion price of $6.07 per share ($726,226 net of expenses).

     On April 17, 1997 the Company completed the sale of $50 million 12% Series A Senior Notes due 2004 (the "Series A Notes") in connection with a private placement offering. In connection with the debt issuance, detachable warrants to purchase 511,885 and 127,972 shares, respectively, of the Company's common stock were issued to Series A note holders and the investment banking firm that marketed the Series A Notes. The exercise price is $.01 per share. Concurrent with the sale of the Series A Notes, the Company consummated agreements with Mission Party Ice, Inc. and Southwest Texas Packaged Ice, Inc. (the "Mission Acquisition" and "STPI Acquisition" , respectively) and SWI (the
"Southwestern Acquisition"). The Mission Acquisition and STPI Acquisition companies are controlled by an existing shareholder of the Company and operate separate and distinct ice manufacturing facilities primarily in South Texas. SWI operates ice-manufacturing facilities in Arizona, New Mexico, California, Texas and Tennessee. Total combined consideration for the Mission and STPI Acquisitions was $10.4 million, consisting of $3.4 million in cash, $3.4 million in the assumption and repayment of seller debt and $3.6 million in shares of the Company's common stock. Total consideration for the SWI Acquisition was $18.8 million, consisting of $3.5 million in cash, $9.3 million in the assumption and repayment of seller debt and $6.0 million in shares of the Company's common stock. The Company sold the Series A Notes at a price of 96% of the par value, or $48,000,000, which was used to finance the cash portion plus certain related expenses of the purchase price for the above acquisitions, repay outstanding indebtedness, make capital expenditures and provide additional working capital. The Series A Notes are unconditionally guaranteed, on a senior subordinated basis by each of the Company's current and future wholly-owned subsidiaries other than unrestricted subsidiaries (the "Subsidiary Guarantors").

     In August 1997, the Company issued 12% Senior Notes ("Series B Notes"). The Company offered to exchange all outstanding Series A Notes for the Series B Notes which are identical in all material aspects to the form and term of the Series A Notes except for certain transfer restrictions and registration rights relating to the Series A Notes. On October 6, 1997, all of the Series A Notes were exchanged for the Series B Notes. The Series B Notes are unconditionally guaranteed, on a senior unsecured basis by the Subsidiary Guarantors (See Note
11). The Series B Notes bear an interest rate of 12 percent per annum. The Series B Notes contain certain covenants that, among other things, limit the ability of the Company and its

                      PACKAGED ICE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

subsidiaries to pay dividends or make distributions with respect to the Company's capital stock or make certain other payments, to incur indebtedness, or to create liens.

     On October 16, 1997, the Company completed the sale of $25 million principal amount 12% Series C Senior Notes due 2004 (the "Series C Notes") in connection with a private placement offering. In connection with the debt issuance, detachable warrants to purchase 255,943 shares of the Company's common stock were issued to the holders of the Series C Notes at an exercise price of $.01 per share. The Series C Notes were issued under the same terms, interest rates and covenants as the Series A Notes and Series B Notes discussed above. The net proceeds, after payment of fees and expenses, from the sale of the Series C Notes were used to repay the outstanding indebtedness under the Senior Credit Facility and for working capital purposes. The Series C Notes are unconditionally guaranteed, on a senior subordinated basis by the Subsidiary Guarantors.

     In September 1997, the Company executed a six-year Senior Credit Facility (the "Existing Credit Facility") with two banks that expires in September
2003. The Existing Credit Facility provides for borrowings of up to $20 million, subject to a borrowing base limitation (as defined). Interest is payable at the Company's option at the prime rate plus 1% or the London Interbank Offered Rate, plus a defined margin. At December 31, 1997, the selected interest rate was 9.5%. There was no principal amount outstanding at that date. The Existing Credit Facility is secured by substantially all of the Company's assets. In addition, the Existing Credit Facility contains restrictive covenants that, among other things, require the maintenance of certain financial ratios and limits total indebtedness of the Company. All loans under the Existing Credit Facility are guaranteed by each of the Company's current and future subsidiaries.

     See Note 2 regarding New Senior Notes issued to retire outstanding Series B and C senior notes at December, 1997. At December 31, 1997 and 1996, long-term obligations consisted of the following:

                                            1997           1996
                                       --------------  ------------
Senior notes.........................  $   75,000,000  $    --
Less: unamortized debt discount on
  detachable warrants issued.........      (7,498,463)      --
Bank credit facilities...............        --           3,485,000
Other................................        --              50,032
                                       --------------  ------------
     Total...........................      67,501,537     3,535,032
Less: current maturities.............        --             703,077
                                       --------------  ------------
Long-tern debt, net..................  $   67,501,537  $  2,831,955
                                       ==============  ============

     There are no principal maturities of long-term obligations for any of the next five years as of December 31, 1997.

     See Note 11 for information regarding subsidiary guarantors of long-term obligations.

7.  INCOME TAXES

     The Company incurred losses for each of the three years ended December 31, 1997, 1996 and 1995 for both financial reporting and tax return purposes. Due to the uncertainty of being able to utilize such losses to reduce future taxes, a valuation allowance has been provided to reduce to zero the net deferred tax assets resulting primarily from the loss carryforwards available.

                      PACKAGED ICE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The total provision for income taxes varied from the U.S. federal statutory rate due to the following:

                                              YEAR ENDED DECEMBER 31,
                                     ------------------------------------------
                                          1997           1996          1995
                                     --------------  ------------  ------------
Federal income tax benefit at
  statutory rate...................  $   (2,869,136) $   (336,747) $   (234,084)
Acquired tax liabilities...........       2,567,710       --            --
Increase in valuation allowance....         201,006       288,994       240,136
Non-deductible expenses............         100,420         5,408         4,037
Other..............................        --              42,345       (10,089)
                                     --------------  ------------  ------------
     Total provision for income
       taxes.......................  $     --        $    --       $    --
                                     ==============  ============  ============

     Deferred tax assets and liabilities computed at the statutory rate related to temporary differences were as follows:

                                          YEAR ENDED DECEMBER 31,
                                       ------------------------------
                                            1997            1996
                                       --------------  --------------
Deferred tax liabilities:
     Property and equipment..........  $   (4,169,050) $     (780,604)
Deferred tax assets:
     Other assets....................          20,720          91,841
     Net operating loss
       carryforwards.................       5,354,991       1,694,418
                                       --------------  --------------
     Total deferred tax assets.......       5,375,711       1,786,259
                                       --------------  --------------
     Net deferred tax assets.........       1,206,661       1,005,655
     Valuation allowance.............      (1,206,661)     (1,005,655)
                                       --------------  --------------
     Total deferred taxes............  $     --        $     --
                                       ==============  ==============

     At December 31, 1997, the Company had approximately $15 million of net operating loss carryforwards that expire between 2006 and 2012.

8.  RELATED PARTIES

     Certain affiliates of Company shareholders sell equipment and inventory to the Company. Total expenditures incurred related to these entities were $4,799,240 in 1997, $4,058,656 in 1996, and $2,527,000 in 1995. At December 31,
1997 and 1996, accrued liabilities to these entities totaled $159,719 and $605,336, respectively.

     Law firms associated with certain Company shareholders provided services totaling $888,673 in 1997, $67,768 in 1996, and $109,000 in 1995.

     A shareholder of the Company performed investment banking services in 1992 in exchange for $60,000 and a stock warrant to purchase up to 43,296 shares of the Company's common stock for $5.78 per share, subject to antidilution adjustments. The warrant was amended and exercised in April 1997 at the fair value of the stock as of the exercise date.

     During 1996 the Company entered into a consulting arrangement with an individual affiliated through ownership with SWI. Under the terms of the arrangement this individual would be paid $10,000 per month. At December 31, 1996, the Company has accrued $30,000 for these services. This arrangement was terminated on April 17, 1997.

     On April 17, 1997 the Company entered into a consulting arrangement with another individual affiliated through ownership with SWI. Under the terms of the arrangement this individual would be paid $125,000 per year. At December 31, 1997 the Company has accrued $88,195 for these services.

                      PACKAGED ICE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  CAPITAL STOCK

     PREFERRED STOCK -- During September 1995, the Company's Board of Directors authorized the designation of 450,000 shares of $.01 par value Series A convertible preferred stock ("Series A"). Series A has no sinking fund provisions, but upon liquidation of the Company, the Company must pay the Series A holders $5.56 per share (aggregate of $2,502,000) before any amounts may be paid to the holders of common stock. Series A holders are entitled to vote on all matters upon which the holders of common stock have the right to vote and are generally entitled to vote as a class on any matters adversely affecting their rights as holders of this series of preferred stock. Each Series A holder is entitled to vote the number of equivalent common shares that underlie their respective Series A investment. Each Series A share is convertible into common stock without payment of additional consideration at a conversion price of $5.56 per share, subject to antidilution adjustments.

     On September 20, 1995, the Company received net proceeds of approximately $5.8 million from a private placement offering and, in exchange, issued 700,000 shares of common stock and 450,000 shares of Series A convertible preferred stock. The proceeds from the offering were used (i) to repurchase and retire 420,000 shares of common stock from an unrelated shareholder for $2.5 million,
(ii) to finance the purchase and installation of ice systems in additional customer locations, and (iii) for working capital and general corporate purposes. The Company also repurchased and retired 80,000 shares of common stock for $800. With respect to the above issuance of 700,000 common shares, 420,000 shares contain a "put" option that provides the respective shareholders with the ability to require the Company to repurchase the common shares if certain registration rights with respect to the Series A Convertible Preferred Stock are not effected by September, 2004. The put price would be at the fair market value, as defined, at the time the put option is exercised. The 420,000 common shares subject to this redemption feature are shown on the consolidated balance sheet under the heading "Common Stock With Put Redemption Option".

     During January 1997, the Company's board of directors authorized and the shareholders approved the designation of 200,000 shares of $.01 par value Series B convertible preferred stock ("Series B"). The Company issued 124,831 Series
B shares in full satisfaction of the 10% convertible demand notes (see Note 6). Series B has no sinking fund provisions, but upon liquidation of the Company, the Company must pay the Series B holders $6.07 per share (aggregate $757,724) before any amounts may be paid to the holders of common stock. Series B holders are entitled to vote on all matters upon which the holders of common stock have the right to vote and are generally entitled to vote as a class on any matters adversely affecting their rights as holders of this series of preferred stock. Each Series B holder is entitled to vote the number of equivalent common shares that underlie their respective Series B investment. Each Series B share is convertible into common stock without payment of additional consideration at a conversion price of $6.07 per share, subject to antidilution adjustments.

     The Series A and Series B convertible preferred shares are also subject to the same put redemption option described above for the 420,000 common shares. This redemption feature would be available beginning September, 2004 if the preferred stockholder has converted its holding to common shares and if certain registration rights with respect to the common shares are not effected by September, 2004. The Series A and Series B shares are shown on the consolidated balance sheet under the heading "Preferred Stock with Put Redemption Option".

     On July 17, 1997, the Company sold to an unaffiliated entity 300,000 shares of common stock for $10 per share and issued a warrant entitling the new shareholder the right to purchase 100,000 shares of common stock at an exercise price of $14. The warrant expires on July 17, 2002. During the first nine months of 1997, the Company sold 26,899 shares of common stock to other investors not related to any acquisitions at prices ranging from $7.50 to $10.00 per share.

                      PACKAGED ICE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On July 24, 1997, the Company repurchased, at cost, treasury stock for approximately $1,491,155 million from a customer.

     On December 2, 1997, the Company's Board of Directors authorized the designation of 500,000 shares of $0.01 par value 10% mandatorily redeemable preferred stock, and 100 shares of $0.01 par value Series C preferred stock. Holders of the 10% mandatorily redeemable preferred stock shall be entitled to receive dividends equal to 10% of the liquidation preference of $100 per share, and all dividends shall be fully cumulative. Dividends may be paid in cash or in kind by issuing a number of additional shares of the 10% mandatorily redeemable preferred stock. If dividends are paid in kind, the Company shall also issue to holders of the 10% mandatorily redeemable preferred stock, additional warrants to purchase common stock at an exercise price of $13.00 per share. Holders of the 10% mandatorily redeemable preferred stock have no voting rights other than approval rights with respect to the issuance of parity or senior securities. The Company may redeem or exchange for subordinated rates the 10% mandatorily redeemable preferred stock at any time subject to contractual and other restrictions. The Company is obligated to redeem the 10% mandatorily redeemable preferred stock for cash on April 14, 2005.

     On December 2, 1997, the Company entered into a securities purchase agreement with Culligan Water Technologies, Inc. and an existing shareholder pursuant to which the Company issued 250,000 shares of the 10% mandatorily redeemable preferred stock, 100 shares of Series C preferred stock and warrants, with an exercise price of $13.00 per share, to purchase 1,923,077 shares of the Company's common stock, in exchange for an aggregate price of $25.0 million less issuance cost of $856,017. The warrants are valid until the earlier to occur of
(a) April 15, 2005 and (b) the first anniversary of the last day of the first period of twenty consecutive days following a qualifying IPO, as defined, during which there is a closing price on each such trading day and the closing price on each such trading day equals or exceeds the threshold price, as defined. The Series C preferred stock was created to provide Culligan and the existing shareholder the right to vote a number of shares equal to the number of warrants issued to them, such rights to be effective only at such time or times that Culligan owns less than twenty percent of the fully diluted common stock of the Company. The Company may redeem the outstanding Series C preferred stock (but not less than 100%) at such time as the investors cease to own at least 50% of the warrants.

     COMMON STOCK HOLDERS -- of the Company's common stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors of the Company. Upon any liquidation or dissolution of the Company, the holders of common stock are entitled, subject to any preferential rights of the holders of preferred stock, to receive a pro rata share of all of the assets remaining available for distribution to shareholders after payment of all liabilities.

10.  EMPLOYEE BENEFIT PLAN

     During 1996 the Company established a 401(k) defined contribution savings plan for the benefit of all employees who have completed one year of service and have met the eligibility requirements to participate. Employees may contribute up to the maximum amount allowed by the Internal Revenue Service, while Company contributions are made at the discretion of the Board of Directors. The Company contributed approximately $49,012 and $20,000 to the plan during 1997 and 1996, respectively.

     The Company adopted the Packaged Ice, Inc. Stock Option Plan on July 26, 1994 (the "Option Plan"), as amended effective December 1997. Under the Option Plan, options to purchase up to 400,000 shares of Common Stock may be granted to employees, outside directors and consultants and advisers to the Company or any subsidiary. At December 31, 1997, 144,000 shares were available for future grants.

                      PACKAGED ICE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Stock option activity for the two years ended December 31, 1997 is summarized below:

                                                                        WEIGHTED AVERAGE
                                          NUMBER      EXERCISE PRICE     EXERCISE PRICE
               OPTIONS                  OF SHARES       PER SHARE           PER SHARE
-------------------------------------   ----------    --------------    -----------------
Granted during 1996..................       6,000      $        7.50         $  7.50
Granted during 1997..................     194,500      $       10.00         $ 10.00
Outstanding at December 31, 1997.....     256,000      $ 6.22-$10.00         $  9.28

Such options vest ratably over five years and expire ten years from the date of grant. The weighted average remaining contractual life of stock options outstanding under the Option Plan was 5.3 years at December 31, 1997. Exercisable stock options at December 31, 1997 and 1996 were 31,200 and 18,500, respectively. The Company measures compensation cost for this Plan using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized. Had compensation cost for the Option Plan been determined using the fair value method of accounting as set forth in SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma net loss and net loss per share would have been $(8,637,266) and $(2.45) in 1997 and $(1,017,747) and $(0.36) in 1996, respectively. Adjusted pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using the "minimal value" method for option pricing with the following weighted average assumptions: risk free interest rate of 6.4%; no expected dividend yield; expected life of 8.2 years; expected volatility of zero.

11.  SUBSIDIARY GUARANTORS

     The Company's Series B Notes and the Series C Notes are guaranteed, fully, jointly and severally, and unconditionally, on a senior unsecured basis by all of the Company's current and future, direct and indirect wholly-owned subsidiaries (the "Subsidiary Guarantors"). The following table sets forth the "summarized financial information" of the Subsidiary Guarantors. Full financial statements of the Subsidiary Guarantors are not presented because management believes they are not material to the investors. There are currently no restrictions on the ability of the subsidiary guarantors to transfer funds to the Company in the form of cash dividends, loans or advances.
                                             AS OF DECEMBER 31,
                                       ------------------------------
                                            1997            1996
                                       --------------  --------------
Balance Sheet Data:
     Current Assets..................  $    6,591,604  $      184,434
     Property and Equipment..........      32,622,152       5,422,595
     Total Assets....................      71,381,168       6,099,388
     Current Liabilities.............       3,904,149         795,913
     Long-Term Debt..................        --                43,814
     Total Shareholder's Equity......      16,707,700      (1,195,995)

                                            YEAR ENDED DECEMBER 31,
                                  --------------------------------------------
                                       1997            1996           1995
                                  --------------  --------------  ------------
Operating Data:
     Net Revenue................  $   24,811,023  $    2,403,516  $  2,123,701
     Gross Profit...............       9,756,164       1,307,557     1,332,591
     Net Loss...................      (8,878,049)       (235,960)     (848,779)

                      PACKAGED ICE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12.  COMMITMENTS AND CONTINGENCIES

     In April 1993 the Company entered into an agreement to purchase all of the ice system packaging components from a shareholder for a period of three years or until a minimum of 3,600 components had been purchased. Since inception of this agreement, the Company has purchased 1,253 components.

     Beginning June, 1992, the Company has agreed to purchase all of the merchandiser portions of the ice systems from an unaffiliated company for a period of two years or until a minimum of 2,400 merchandisers is purchased. Since inception of this agreement, the Company has purchased 1,251 merchandisers.

     The Company entered into employment contracts with two executive officers of the Company. The aggregate annual commitment for base salary under these agreements is approximately $215,000.

     As a result of the Acquisitions during 1997, the Company entered into certain employment contracts with former employees of the acquired companies with an aggregate annual commitment of approximately $868,000.

     The Company has leased certain facilities in Texas, Arizona and California. Under these and other operating leases, minimum annual rentals at December 31, 1997 aggregate approximately $1,040,141 in 1998, $889,269 in 1999, $800,419 in
2000, $723,563 in 2001, $687,735 in 2002 and $2,764,529 thereafter. Rent expense was $751,641, $75,539 and $65,053 for the years ended December 31, 1997, 1996, and 1995, respectively.

     The Company is involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position or results of operations.

     On October 31, 1997, the Company entered into a Trademark License Agreement with Culligan Water (the "TLA") for $1,750,000. The TLA includes automatic renewals for successive one-year terms through December 31, 2001, subject to early termination and is being amortized over the automatic renewal period of fifty months. The Company paid an initial license fee and is required to make the greater of 1) minimum royalty payments of $0 in 1997, $50,000 in 1998, $500,000 in 1999, $1,000,000 in 2000 and $1,500,000 in 2001 or 2) 2.5% of all
revenues, as defined.

13.  SUBSEQUENT EVENTS (UNAUDITED)

     On April 30, 1998 the Company issued an additional $125 million of Senior Notes (the "Tack-on-Notes") due February 1, 2005. The Tack-on-Notes are of the same series as the $145 million of New Senior Notes issued January 28, 1998, and were issued under the indenture dated as of January 28, 1998, amended and restated as of April 30, 1998, by and among the Company, the Subsidiary Guarantors (as defined in the indenture) and the U.S. Trust Company of Texas, N.A., as Trustee. The Tack-on-Notes were issued under the same terms, interest rates and covenants as the New Senior Notes (See Note 2).

     On April 30, 1998 the Company entered into an $80.0 million, five year senior credit facility (the "New Credit Facility") with Antares Leveraged Capital Corporation consisting of a revolving working capital facility of $15.0 million and a revolving acquisition loan facility (the "Acquisition Facility") of $65.0 million. The New Credit Facility replaced the Company's Existing Credit Facility (See Note 6). The outstanding principal balance under the New Credit Facility bears interest at the Company's option at a fluctuating rate equal to
(i) LIBOR plus two and three quarters percent (2.75%) per annum, or (ii) the "prime rate" plus one percent (1.00%) with interest rates subject to a pricing grid. All amounts outstanding under the Acquisition Facility on the second anniversary of the New Credit Facility will amortize in 12 equal installments over the remaining term. The New Credit Facility contains financial covenants which include limitations on capital expenditures and the maintenance of minimum levels of certain ratios of earnings before interest, taxes, depreciation and amortization to fixed charges, and is secured by substantially all of the Company's assets and the capital stock of all of the Company's significant subsidiaries.

     On April 30, 1998 the Company entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with Ares Leveraged Investment Fund,
L.P. ("Ares") and SV Capital Partners, L.P.

                      PACKAGED ICE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

("SV") pursuant to which Ares acquired 325,000 shares and SV acquired 75,000 shares of the 13% mandatorily redeemable preferred stock at $100 per share for an aggregate amount of $40.0 million. Holders of the 13% mandatorily redeemable preferred stock shall have no voting rights other than approval rights with respect to the issuance of parity or senior securities. In addition, there are various situations in which the Company may either elect or be required to redeem the 13% mandatorily redeemable preferred stock. The Company is obligated to redeem the 13% mandatorily redeemable preferred stock for cash on May 1, 2005. In connection with the Securities Purchase Agreement, Ares and SV entered into warrant agreements granting warrants to purchase an aggregate of 975,732 shares of the Company's common stock with an exercise price of $0.01 per share. The warrants are valid until May 31, 2005 but are exercisable only under certain conditions, such as an initial public offering of common stock, change of control, merger, asset sale or default. The 13% mandatorily redeemable preferred stock bears a dividend rate of 13% per annum; however, during the first twelve months following issuance the dividend rate will be 11.5% and 12.25% during the second twelve months. Dividends shall be fully cumulative and payable quarterly in cash, except that during the first five years after issuance, dividends may be payable in kind by issuing additional shares of 13% mandatorily redeemable preferred stock. In the event the Company is unable for any reason to pay dividends in cash after the fifth anniversary, or in the event of a default, the holders of the 13% mandatorily redeemable preferred stock will have the right to add up to two directors to the Board of Directors and the dividend rate will be increased until the default is cured. The Securities Purchase Agreement contains certain restrictive administrative covenants and requires a vote of two-thirds of the Board of Directors before the Company may take certain actions. The Company may exchange the 13% mandatorily redeemable preferred stock for subordinated notes at the Company's discretion.

     On May 1, 1998, the Company purchased all of the outstanding capital stock of Reddy Ice Corporation ("Reddy"), a subsidiary of Suiza Foods Corporation, for total consideration of $180.8 million in cash (the "Reddy Acquisition").
The Reddy Acquisition was accounted for using the purchase method of accounting, and accordingly, the results of its operations and its cash flows are included in the consolidated financial statements for the periods subsequent to the date of acquisition. The approximate $111 million excess of the aggregate purchase price over the fair market value of the net assets acquired has been allocated to goodwill and will be amortized over 40 years. The Reddy Acquisition was funded from the proceeds of the Tack-on-Notes, the New Credit Facility, Preferred Stock and available cash on hand.

     On June 18, 1998 the Company adopted the 1998 Stock Option Plan and Incentive Plan (the "1998 Option Plan"). The 1998 Option Plan provides for the grant of stock options, stock appreciation rights and other stock awards to employees of the Company, its subsidiaries, or affiliates. Pursuant to the 1998 Option Plan, the Company's Board of Directors has reserved for issuance 500,000 of the Company's common stock and has granted to employees 242,111 stock options with an exercise price of $15.00.

     In July 1998, the Company completed an offer to exchange the New Senior Notes and the Tack-on-Notes (together the "Series 1 Notes") and the 13% Exchangeable Preferred Stock (the "Series 1 Preferred Stock") with new debt (the "Series 2 Notes") and new 13% Exchangeable Preferred Stock (the "Series 2 Preferred Stock") registered under the Securities Act of 1933. The form and term of the Series 2 Notes and Series 2 Preferred Stock are identical in all material respects to the form and term of the Series 1 Notes and Series 1 Preferred Stock, except for certain transfer restrictions and registration rights relating to the Series 1 Notes and Series 1 Preferred Stock.

     On July 31, 1998, the Company purchased all of the outstanding capital stock of Cassco Ice & Cold Storage, Inc. ("Cassco"), a subsidiary of WLR, Inc. for $59.0 million in cash (the "Cassco Acquisition"). The Cassco Acquisition will be accounted for using the purchase method of accounting, and accordingly, the results of its operations and its cash flows will be included in the consolidated financial statements for the periods subsequent to the date of acquisition. The purchase price will be allocated to the assets acquired and liabilities assumed based on fair values at the date of acquisition. The excess of the aggregate purchase price over the fair market value of the net assets acquired will be recognized as goodwill and will be amortized over 40 years.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholder of Reddy Ice Corporation
Dallas, Texas

     We have audited the accompanying balance sheets of Reddy Ice Corporation (the "Company"), a wholly-owned subsidiary of Suiza Foods Corporation, as of December 31, 1997 and 1996, and the related statements of operations, shareholder's deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Dallas, Texas
April 14, 1998

                             REDDY ICE CORPORATION
                                 BALANCE SHEETS

                                                                 DECEMBER 31,
                                         MARCH 31,     --------------------------------
                                            1998            1997             1996
                                        ------------   ---------------  ---------------
                                        (UNAUDITED)
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......   $  1,750,000   $       994,595  $       438,139
     Receivables, net................      5,706,000         5,451,013        3,076,414
     Inventories.....................      3,925,000         2,943,155        1,732,610
     Prepaid expenses and other
       current assets................        958,000           142,602          429,123
     Deferred tax asset..............        --                905,958          597,169
                                        ------------   ---------------  ---------------
       Total current assets..........     12,339,000        10,437,323        6,273,455
PROPERTY, PLANT AND EQUIPMENT, NET...     69,116,000        66,212,840       36,407,092
DEFERRED TAX ASSET...................        --              --                 295,808
GOODWILL, NET........................     32,733,000        30,081,130        1,487,703
INTANGIBLE AND OTHER ASSETS, NET.....      3,157,000         3,892,025        3,482,037
ADVANCES TO SHAREHOLDER, NET.........        --              --               5,114,404
                                        ------------   ---------------  ---------------
TOTAL................................   $117,345,000   $   110,623,318  $    53,060,499
                                        ============   ===============  ===============
LIABILITIES AND SHAREHOLDER'S DEFICIT
CURRENT LIABILITIES:
     Accounts payable and accrued
       expenses......................      7,180,000   $     8,657,611  $     5,143,508
     Current portion of long-term
       debt..........................        204,000           220,452          204,248
                                        ------------   ---------------  ---------------
       Total current liabilities.....      7,384,000         8,878,063        5,347,756
ADVANCES FROM SHAREHOLDER, NET.......    124,334,000        42,927,599        --
SHAREHOLDER AND OTHER LONG-TERM
DEBT.................................        241,000        59,600,116       58,270,809
DEFERRED TAX LIABILITY...............        --                716,424        --
COMMITMENTS AND CONTINGENCIES (Note
13)
SHAREHOLDER'S DEFICIT:
     Common share, par value $.01 per
       share,
       100 shares authorized, issued
       and outstanding at
       December 31, 1997 and 1996....              1                 1                1
     Additional paid-in capital......      1,647,999        10,022,204        1,648,004
     Accumulated deficit.............    (16,262,000)      (11,521,089)     (12,206,071)
                                        ------------   ---------------  ---------------
       Total shareholder's deficit...    (14,614,000)       (1,498,884)     (10,558,066)
                                        ------------   ---------------  ---------------
TOTAL................................   $117,345,000   $   110,623,318  $    53,060,499
                                        ============   ===============  ===============

                       See notes to financial statements.

                             REDDY ICE CORPORATION
                            STATEMENTS OF OPERATIONS

                                             THREE MONTHS ENDED
                                                 MARCH 31,                        YEAR ENDED DECEMBER 31,
                                       ------------------------------  ----------------------------------------------
                                            1998            1997            1997            1996            1995
                                       --------------  --------------  --------------  --------------  --------------
                                          (UNAUDITED)     (UNAUDITED)
NET SALES............................  $   11,089,000  $    8,249,000  $   66,449,199  $   52,992,207  $   50,507,298
COST OF SALES........................       4,790,000       3,137,000      41,713,350      31,742,587      30,884,846
                                       --------------  --------------  --------------  --------------  --------------
GROSS PROFIT.........................       6,299,000       5,112,000      24,735,849      21,249,620      19,622,452
OPERATING COSTS AND EXPENSES:
  Selling, general and
     administrative..................       7,428,000       5,047,000      10,471,877       6,759,323       6,279,524
  Depreciation and amortization......       2,301,000       1,075,000       6,070,256       3,632,204       3,771,540
  Shareholder management fee.........        --              --               480,000         480,000         510,000
  Merger costs.......................        --              --              --              --               938,538
                                       --------------  --------------  --------------  --------------  --------------
       Total operating costs and
          expenses...................       9,729,000       6,122,000      17,022,133      10,871,527      11,499,602
                                       --------------  --------------  --------------  --------------  --------------
INCOME FROM OPERATIONS...............      (3,430,000)     (1,010,000)      7,713,716      10,378,093       8,122,850
OTHER INCOME/EXPENSE:
  Shareholder interest expense.......      (3,283,000)     (1,790,000)     (7,119,600)     (6,960,000)     (5,179,795)
  Other interest expense, net........        --                (1,000)        (48,371)        (48,306)     (1,635,629)
  Other income.......................         124,000         112,000         580,535         498,966         839,958
                                       --------------  --------------  --------------  --------------  --------------
       Total other expense...........      (3,159,000)     (1,679,000)     (6,587,436)     (6,509,340)     (5,975,466)
                                       --------------  --------------  --------------  --------------  --------------
INCOME BEFORE INCOME TAXES AND
  EXTRAORDINARY LOSS.................      (6,589,000)     (2,689,000)      1,126,280       3,868,753       2,147,384
INCOME TAX EXPENSE (BENEFIT).........        --              --               441,298       1,492,371         (81,776)
                                       --------------  --------------  --------------  --------------  --------------
INCOME BEFORE EXTRAORDINARY LOSS.....      (6,589,000)     (2,689,000)        684,982       2,376,382       2,229,160
EXTRAORDINARY LOSS FROM EARLY
  EXTINGUISHMENT OF DEBT.............        --              --              --              --            (2,597,778)
                                       --------------  --------------  --------------  --------------  --------------
NET INCOME (LOSS)....................  $   (6,589,000) $   (2,689,000) $      684,982  $    2,376,382  $     (368,618)
                                       ==============  ==============  ==============  ==============  ==============

                       See notes to financial statements.

                             REDDY ICE CORPORATION
                      STATEMENTS OF SHAREHOLDER'S DEFICIT
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                           COMMON STOCK         ADDITIONAL
                                       ---------------------     PAID-IN        ACCUMULATED
                                         SHARES     AMOUNT       CAPITAL          DEFICIT           TOTAL
                                       ----------  ---------  --------------  ---------------  ---------------
BALANCE -- JANUARY 1, 1995...........     749,994  $   7,500  $    1,640,505  $   (14,213,835) $   (12,565,830)
  Reorganization.....................    (749,894)    (7,499)          7,499        --               --
  Net loss...........................      --         --            --               (368,618)        (368,618)
                                       ----------  ---------  --------------  ---------------  ---------------
BALANCE -- DECEMBER 31, 1995.........         100          1       1,648,004      (14,582,453)     (12,934,448)
  Net income.........................      --         --            --              2,376,382        2,376,382
                                       ----------  ---------  --------------  ---------------  ---------------
BALANCE -- DECEMBER 31, 1996.........         100          1       1,648,004      (12,206,071)     (10,558,066)
  Contributions......................      --         --           8,374,200        --               8,374,200
  Net income.........................      --         --            --                684,982          684,982
                                       ----------  ---------  --------------  ---------------  ---------------
BALANCE -- DECEMBER 31, 1997.........         100          1      10,022,204      (11,521,089)      (1,498,884)
  Repayment of contributions
     (unaudited).....................      --         --          (8,374,205)       1,848,089       (6,526,116)
  Net loss (unaudited)...............      --         --            --             (6,589,000)      (6,589,000)
                                       ----------  ---------  --------------  ---------------  ---------------
BALANCE -- MARCH 31, 1998
  (unaudited)........................         100  $       1  $    1,647,999  $   (16,262,000) $   (14,614,000)
                                       ==========  =========  ==============  ===============  ===============

                       See notes to financial statements.

                             REDDY ICE CORPORATION
                            STATEMENTS OF CASH FLOWS

                                              THREE MONTHS
                                            ENDED MARCH 31,                 YEARS ENDED DECEMBER 31,
                                       --------------------------  ------------------------------------------
                                           1998          1997          1997           1996          1995
                                       ------------  ------------  -------------  ------------  -------------
                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................  $ (6,589,000) $ (2,689,000) $     684,982  $  2,376,382  $    (368,618)
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
    Depreciation and amortization....     2,301,000     1,076,000      6,070,256     3,632,204      3,771,540
    (Gain) loss on sale of assets....        (3,000)       (6,000)        23,792       (27,850)      (209,187)
    Deferred income taxes............       --            --             703,443       507,667     (1,400,644)
    Extraordinary loss from early
      extinguishment of debt.........       --            --            --             --           2,597,778
    Changes in operating assets and
      liabilities, net of
      acquisitions:
      Receivables....................        37,000      (915,000)    (2,528,000)      (86,513)      (449,557)
      Inventories....................      (923,000)     (305,000)      (627,024)     (302,827)      (191,533)
      Prepaid expenses and other
         assets......................      (434,000)       50,000        286,521      (189,236)       312,840
      Accounts payable and accrued
         expenses....................    (1,481,000)    1,155,000      3,514,103    (2,014,587)     3,369,297
      Other assets...................    15,639,000    11,365,000       (381,362)        9,575       (122,664)
                                       ------------  ------------  -------------  ------------  -------------
  Net cash provided by operating
    activities.......................     8,547,000     9,731,000      7,746,711     3,904,815      7,309,252
                                       ------------  ------------  -------------  ------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net additions to property, plant
    and equipment....................    (3,170,000)   (1,214,000)    (9,195,321)   (3,749,343)    (3,593,762)
  Cash outflows for acquisitions.....    (4,612,000)   (8,925,000)   (45,826,967)   (5,367,115)    (2,233,392)
  Proceeds from sale of assets.......        30,000        12,000        112,918       112,846        250,761
                                       ------------  ------------  -------------  ------------  -------------
  Net cash used in investing
    activities.......................    (7,752,000)  (10,127,000)   (54,909,370)   (9,003,612)    (5,576,393)
                                       ------------  ------------  -------------  ------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of
    debt.............................       --            --              77,604        23,568     62,500,000
  Repayment of debt..................       (40,000)      (35,000)    (1,730,492)     (232,933)   (53,689,889)
  Advances to/from shareholder.......       --            --          49,372,003     5,746,301    (15,360,705)
                                       ------------  ------------  -------------  ------------  -------------
  Net cash provided by (used in)
    financing activities.............       (40,000)      (35,000)    47,719,115     5,536,936     (6,550,594)
                                       ------------  ------------  -------------  ------------  -------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................       755,000      (431,000)       556,456       438,139     (4,817,735)
CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD..........................       438,000       995,000        438,139       --           4,817,735
                                       ------------  ------------  -------------  ------------  -------------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD.............................  $  1,193,000  $    564,000  $     994,595  $    438,139  $    --
                                       ============  ============  =============  ============  =============
SUPPLEMENTAL DISCLOSURES:
  Cash paid for interest.............  $     12,053  $      9,900  $   7,168,019  $  7,008,348  $   8,251,222
                                       ============  ============  =============  ============  =============
  Net assets acquired by capital
    contributions from shareholder...       --            --       $   8,374,200  $    --       $    --
  Net assets acquired by assuming
    notes payable....................       --            --           1,668,399       148,383        270,000
  Net assets acquired by decrease in
    notes receivable.................        40,000        33,000        393,401       --            --
                                       ------------  ------------  -------------  ------------  -------------
    Total non-cash net asset
      additions......................  $     40,000  $     33,000  $  10,436,000  $    148,383  $     270,000
                                       ============  ============  =============  ============  =============
  Advances to shareholder converted
    to (from) notes payable to
    shareholder......................  $    --       $    --       $   1,330,000  $ (4,500,000) $    --
                                       ============  ============  =============  ============  =============

                       See notes to financial statements.

                             REDDY ICE CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS -- Reddy Ice Corporation (the "Company"), a wholly-owned subsidiary of Suiza Foods Corporation ("Suiza"), manufactures and distributes packaged and block ice products for retail, commercial and industrial use through manufacturing facilities located in Texas, Florida, Georgia, Louisiana, Tennessee, Arizona, New Mexico, Nevada, California, Alabama and Mississippi.

     Prior to March 31, 1995, the Company operated as a separate business. Effective March 31, 1995, the Company was acquired by and merged with Suiza in a business combination transaction accounted for as a pooling of interests, and incurred merger costs of $938,000 during 1995 in connection with this merger. As a result of the merger, the Company repaid certain outstanding indebtedness and recognized expenses of approximately $2,598,000 (net of income tax benefit of $1,002,000) of debt issuance, legal and other costs associated with the debt extinguishment. These amounts have been classified as an extraordinary loss in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 4, "Reporting Gains and Losses From the Extinguishment of
Debt."

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     INVENTORIES -- Inventories are stated at the lower of cost, using the first-in, first-out ("FIFO") method, or market.

     PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, as follows:

         ASSET                            USEFUL LIFE
-------------------------------------   ---------------
Buildings and improvements...........   10 to 40 years
Machinery and equipment..............   3 to 20 years
Furniture and fixture................   5 years

     Capitalized lease assets are amortized over the shorter of their lease term or their estimated useful lives. Expenditures for repairs and maintenance that do not improve or extend the life of the assets are expensed as incurred.

     GOODWILL, INTANGIBLE, AND OTHER ASSETS -- Goodwill and other intangible assets include the following intangibles that are amortized over their related useful lives:

           INTANGIBLE ASSET                         USEFUL LIFE
----------------------------------------------------------------------------
Goodwill............................... Straight-line method over 20 to 40 years
Identifiable intangible assets:
     Customer list..................... Straight-line method over seven to ten years

     Supply contract................... Straight-line method over the terms of the agreement

     Non-competition agreements........ Straight-line method over the terms of the agreement

     IMPAIRMENT -- Company management routinely reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

     REVENUE -- Revenue is recognized when the product is shipped to the customer. Revenue from owned ice systems is recognized based upon the number of ice packaging bags delivered to and accepted by

                             REDDY ICE CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

customers under contractual terms. Once accepted, there is no right of return with respect to the bags delivered.

     INCOME TAXES -- Prior to March 31, 1995, the Company was organized as a small business corporation under Subchapter S of the Internal Revenue Code. As a result, no income taxes were provided in the financial statements since they were the responsibility of the individual shareholders. However, had these operations been subject to corporate income taxes, available net operating losses would have been sufficient to eliminate any corporate income taxes due.

     On March 31, 1995, the Company became a wholly owned subsidiary of Suiza and since that date has been included in Suiza's consolidated tax return. Federal and state income taxes are provided for in the Company's financial statements on a separate company basis in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes are provided for temporary differences in the financial statement and tax basis of assets and liabilities using current tax rates. Deferred tax assets, including the benefit of net operating loss carryforwards, are evaluated based on the guidelines for realization and may be reduced by a valuation allowance. Income taxes payable are cleared through the intercompany accounts with Suiza.

     CASH EQUIVALENTS -- The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

2.  ACQUISITIONS

     During 1997, 1996 and 1995, the Company completed the following acquisitions, which were accounted for using the purchase method of accounting as of their respective acquisition dates. Accordingly, only the results of operations of the acquired companies subsequent to their respective acquisition dates are included in the financial statements of the Company. These acquisitions were funded primarily by advances from Suiza, along with the assumption of certain notes payable of the acquired businesses. At the acquisition date, the purchase price was allocated to assets acquired, including identifiable intangibles, and liabilities assumed based on their fair market values. The excess of the total purchase prices over the fair values of the net assets acquired represented goodwill.

     During 1995, the Company acquired all of the net assets, including customer lists, patents and other intangible assets of four small ice companies for a total purchase price of approximately $2,503,000.

     During 1996, the Company acquired all of the net assets of ten small ice companies for a total purchase price of approximately $5,515,000.

     During 1997, the Company acquired the approximate net assets of the following ice companies:

ACQUISITION DATE                     ACQUIRED COMPANY            PURCHASE PRICE
---------------------------  ---------------------------------   --------------
March 13, 1997.............  Pure Ice                             $  7,700,000
April 9, 1997..............  Arctic Ice                              3,075,000
April 22, 1997.............  Riverside Ice                           2,142,000
May 1, 1997................  Jackson Ice                             4,005,000
August 1, 1997.............  County Ice                              5,616,000
September 10, 1997.........  Consumer Ice                            7,142,000
November 19, 1997..........  MidSouth Ice                           19,532,000
December 23, 1997..........  City Ice                                2,428,000
Various....................  12 other small ice companies            4,623,000

                             REDDY ICE CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     In connection with the acquisitions, assets were acquired and liabilities were assumed as follows:

                                               YEAR ENDED DECEMBER 31,
                                      ------------------------------------------
                                           1997           1996          1995
                                      --------------  ------------  ------------
Purchase price:
     Advances from shareholder....... $   45,826,967  $  5,367,115  $  2,233,392
     Capital contribution from
       shareholder (principally stock
       issued by shareholder)........      8,374,200       --            --
     Notes payable assumed...........      1,668,399       148,383       270,000
     Decrease in notes receivable....        393,401       --            --
                                      --------------  ------------  ------------
          Total purchase price.......     56,262,967     5,515,498     2,503,392
     Fair value of net assets
       acquired......................     27,344,530     4,882,515     2,286,931
                                      --------------  ------------  ------------
     Goodwill........................ $   28,918,437  $    632,983  $    216,461
                                      ==============  ============  ============

     The following table presents unaudited pro forma results of operations of the Company as if the above described 1997 and 1996 acquisitions had occurred at the beginning of 1996:

                                          YEAR ENDED DECEMBER 31,
                                       ------------------------------
                                            1997            1996
                                       --------------  --------------
Net sales............................  $   84,132,384  $   79,325,616
                                       ==============  ==============
Net income...........................  $    1,796,894  $    2,951,656
                                       ==============  ==============

     The unaudited pro forma results of operations are not necessarily indicative of what the actual results of operations of the Company would have been had the acquisitions occurred at the beginning of 1996, nor do they purport to be indicative of the future results of operations of the Company.

3.  ACCOUNTS RECEIVABLE

                                              DECEMBER 31,
                                       --------------------------
                                           1997          1996
                                       ------------  ------------
Trade accounts receivable............  $  4,913,804  $  2,809,281
Other................................       907,714       418,238
                                       ------------  ------------
                                          5,821,518     3,227,519
Less allowance for doubtful
  accounts...........................      (370,505)     (151,105)
                                       ------------  ------------
                                       $  5,451,013  $  3,076,414
                                       ============  ============

4.  INVENTORIES

                                              DECEMBER 31,
                                       --------------------------
                                           1997          1996
                                       ------------  ------------
Raw materials and supplies...........  $  2,519,473  $  1,430,004
Finished goods.......................       423,682       302,606
                                       ------------  ------------
                                       $  2,943,155  $  1,732,610
                                       ============  ============

                             REDDY ICE CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5.  PROPERTY, PLANT AND EQUIPMENT

                                                 DECEMBER 31,
                                       --------------------------------
                                            1997             1996
                                       ---------------  ---------------
Land.................................  $     8,402,135  $     5,631,592
Buildings and improvements...........       25,205,582       17,023,195
Machinery and equipment..............       59,340,175       36,174,031
Furniture and fixtures...............        1,234,215          781,691
                                       ---------------  ---------------
                                            94,182,107       59,610,509
Less accumulated depreciation........      (27,969,267)     (23,203,417)
                                       ---------------  ---------------
                                       $    66,212,840  $    36,407,092
                                       ===============  ===============

6.  GOODWILL, INTANGIBLE AND OTHER ASSETS

                                                DECEMBER 31,
                                       ------------------------------
                                            1997            1996
                                       --------------  --------------
Goodwill.............................  $   30,782,684  $    1,836,787
Identifiable intangibles.............       4,728,496       4,185,396
Deposits and other...................         603,700         117,441
                                       --------------  --------------
                                           36,114,880       6,139,624
Less accumulated amortization........      (2,141,725)     (1,169,884)
                                       --------------  --------------
                                       $   33,973,155  $    4,969,740
                                       ==============  ==============

7.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                              DECEMBER 31,
                                       --------------------------
                                           1997          1996
                                       ------------  ------------
Accounts payable.....................  $  4,332,808  $  2,850,286
Accrued payroll and benefits.........     1,309,626       855,642
Accrued insurance....................     1,642,256       969,386
Other................................     1,372,921       468,194
                                       ------------  ------------
                                       $  8,657,611  $  5,143,508
                                       ============  ============

8.  SHAREHOLDER AND OTHER LONG-TERM DEBT

                                                DECEMBER 31,
                                       ------------------------------
                                            1997            1996
                                       --------------  --------------
Note payable to shareholder..........  $   59,330,000  $   58,000,000
Other notes payable..................         427,359         468,504
Capital lease obligations............          63,209           6,553
                                       --------------  --------------
                                           59,820,568      58,475,057
Less current portion.................        (220,452)       (204,248)
                                       --------------  --------------
                                       $   59,600,116  $   58,270,809
                                       ==============  ==============

     NOTE PAYABLE TO SHAREHOLDER -- This balance represents a promissory note payable to Suiza. The note provides for interest at 12% per annum, paid twice a year in June and December.

                             REDDY ICE CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     OTHER NOTES PAYABLE -- Other notes payable include various promissory notes for the purchase of property, plant, equipment and non-compete agreements. The various promissory notes payable provide for interest at rates ranging from 6.5% to 12% and are payable in monthly installments of principal and interest until maturity, when the remaining principal balances are due.

     CAPITAL LEASE OBLIGATIONS -- Capital lease obligations represent machinery and equipment financing obligations that are payable in monthly installments of principal and interest and are collateralized by the related assets financed.

     The scheduled maturities of long-term debt, which include capitalized lease obligations, at December 31, 1997, were as follows:

1998.................................  $      220,452
1999.................................          82,904
2000.................................          79,354
2001.................................          72,912
2002.................................          33,080
Thereafter...........................      59,331,866
                                       --------------
                                       $   59,820,568
                                       ==============

9.  RELATED PARTY TRANSACTIONS

     As necessary, Suiza funds acquisition and other costs for the Company. These non-interest bearing fundings are recorded as advances to or from shareholder. On January 1 of each year, the net increase or decrease in the shareholder advances is converted to debt and added to the balance of the note payable to shareholder. $49,690,000 and $1,330,000 were converted to debt at January 1, 1998 and 1997, respectively.

     Prior to March 31, 1995, the Company had consulting agreements with its majority shareholders requiring monthly payments of $50,000. After March 31, 1995, the Company had a management agreement with Suiza to provide financial and other advisory services which required monthly payments of $40,000. Amounts paid to majority shareholders and Suiza under these agreements were recorded as shareholder management fee.

10.  INCOME TAXES

     The income tax expense (benefit) is composed of the following:

                                              YEAR ENDED DECEMBER 31,
                                     ------------------------------------------
                                         1997          1996           1995
                                     ------------  ------------  --------------
Current taxes payable (refundable):
     Federal........................ $   (241,448) $    893,445  $    1,196,640
     State..........................      (20,697)       91,259         122,228
Deferred income taxes...............      703,443       507,667      (1,400,644)
                                     ------------  ------------  --------------
                                     $    441,298  $  1,492,371  $      (81,776)
                                     ============  ============  ==============

                             REDDY ICE CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a reconciliation of income taxes reported in the statements of income:

                                               YEAR ENDED DECEMBER 31,
                                       ----------------------------------------
                                          1997         1996           1995
                                       ----------  ------------  --------------
Tax expense at statutory rates.......  $  394,199  $  1,354,064  $    1,921,682
State income taxes...................      47,099       138,307         196,286
Tax effect of change from S
  Corporation to
  C Corporation......................      --           --           (2,199,744)
                                       ----------  ------------  --------------
                                       $  441,298  $  1,492,371  $      (81,776)
                                       ==========  ============  ==============

     The tax effects of temporary differences giving rise to deferred income tax assets and liabilities were:

                                            DECEMBER 31,
                                       ----------------------
                                          1997        1996
                                       ----------  ----------
Deferred income tax assets:
  Asset valuation reserves...........  $   84,537  $   58,289
  Nondeductible accruals.............     767,669     495,344
  Depreciation and amortization......      --         295,807
  Other..............................      53,752      43,537
                                       ----------  ----------
                                          905,958     892,977
Deferred income tax
  liabilities -- depreciation and
  amortization.......................    (716,424)     --
                                       ----------  ----------
Net deferred income tax asset........  $  189,534  $  892,977
                                       ==========  ==========

     These net deferred income tax assets (liabilities) are classified in the consolidated balance sheet as follows:

                                             DECEMBER 31,
                                       ------------------------
                                           1997         1996
                                       ------------  ----------
Current assets.......................  $    905,958  $  597,169
Noncurrent assets....................       --          295,808
Noncurrent liabilities...............      (716,424)     --
                                       ------------  ----------
                                       $    189,534  $  892,977
                                       ============  ==========

11.  SHAREHOLDERS' EQUITY

     At January 1, 1995, 749,994 shares of Class A common stock were issued and outstanding. In conjunction with the merger described in Note 1, the Company's Certificate of Incorporation was amended to change the number of authorized shares to 100. At the same time, a reverse stock split became effective, converting the 749,994 shares of common stock issued and outstanding into 100 shares of common stock, which resulted in a decrease of $7,499 in common stock and a corresponding increase in additional paid-in capital.

12.  EMPLOYEE RETIREMENT PLAN

     The Company maintains a 401(k) plan for the benefit of its full-time employees, as defined by the plan. Contributions by the Company are made at the discretion of the Board of Directors. The Company accrued contributions to the plan of $60,000, $48,000 and $33,705, for the years ended December 31, 1997, 1996 and 1995, respectively.

                             REDDY ICE CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

13.  COMMITMENTS AND CONTINGENCIES

     LEASES -- The Company leases certain property, plant and equipment used in its operations under both capital and operating lease agreements. Such leases, which are primarily for machinery and equipment and vehicles, have lease terms ranging from one to nine years. Certain of the operating lease agreements require the payment of additional rentals for maintenance, along with additional rentals, based on miles driven or units produced. Rent expense, including additional rent, was $2,231,652, $1,574,184 and $1,338,874 for the years ended December 31, 1997, 1996 and 1995, respectively.

     The composition of capital leases that are reflected as property, plant and equipment in the balance sheets is as follows:

                                            DECEMBER 31,
                                       ----------------------
                                          1997        1996
                                       ----------  ----------
Machinery and equipment..............  $   77,604  $   41,308
Furniture and fixtures...............      19,045      19,045
Vehicles.............................       8,569       8,569
Less accumulated amortization........     (19,720)    (24,055)
                                       ----------  ----------
                                       $   85,498  $   44,867
                                       ==========  ==========

     Future minimum payments at December 31, 1997, under noncancelable capital and operating leases with terms in excess of one year are summarized below:

                                        CAPITAL     OPERATING
                                         LEASES       LEASES
                                       ----------  ------------
1998.................................  $   18,014  $    918,601
1999.................................      15,836       847,213
2000.................................      17,245       765,796
2001.................................      18,802       696,052
2002.................................      10,025       576,928
Thereafter...........................      --           400,445
                                       ----------  ------------
Total minimum lease payments.........      79,922  $  4,205,035
                                                   ============
Less amount representing interest....     (16,713)
                                       ----------
Present value of capital lease
  obligations........................  $   63,209
                                       ==========

     LITIGATION -- The Company is a party, in the ordinary course of business, to certain claims and litigation. In management's opinion, the settlement of such matters is not expected to have a material impact on the financial statements.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                             REDDY ICE CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The carrying value of cash and cash equivalents, accounts receivable, and accounts payable and accrued expenses approximates fair value due to the relatively short-term nature of the financial instruments. The carrying value of the other notes payable and capital lease obligations approximates fair value because the weighted average interest rate on the notes and obligations approximates current interest rates to be received on similar installments. The fair value of advances to or from shareholder and note payable to shareholder is not practicable to estimate due to the lack of similar financial instruments to develop fair values.

15.  MAJOR CUSTOMERS

     The Company has a supply contract with one customer which requires certain of the customer's retail sites to purchase their ice requirements from the Company at defined prices. This supply contract, which requires market pricing, is renewable annually. Sales to this customer under the supply contract approximated $7,422,000, or 11% of net sales, for the year ended December 31, 1997; $7,327,000, or 14% of net sales, for the year ended December 31, 1996; and $7,997,440, or 16% of net sales, for the year ended December 31, 1995.

16.  SUBSEQUENT EVENTS

     Subsequent to December 31, 1997, the Company completed the acquisition of substantially all of the assets of five small ice companies for a total purchase price of approximately $5,100,000 which resulted in recorded goodwill of approximately $2,928,000. These acquisitions were financed by funding from Suiza.

     On March 27, 1998, Suiza signed a stock purchase agreement to sell the Company to privately held Packaged Ice, Inc. of Houston, Texas, for approximately $172.5 million in cash.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
Cassco Ice and Cold Storage, Inc.:

     We have audited the accompanying balance sheets of Cassco Ice and Cold Storage, Inc. (a wholly-owned subsidiary of WLR Foods, Inc.) as of June 27, 1998 and June 28, 1997 and the related statements of earnings, shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cassco Ice and Cold Storage, Inc. as of June 27, 1998 and June 28, 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                         KPMG LLP

Richmond, Virginia
July 24, 1998

                       CASSCO ICE AND COLD STORAGE, INC.
                 (A WHOLLY-OWNED SUBSIDIARY OF WLR FOODS, INC.)
                                 BALANCE SHEETS
                        JUNE 27, 1998 AND JUNE 28, 1997

                                            1998             1997
                                       ---------------  --------------
               ASSETS
Current Assets:
     Cash............................  $       118,362         143,326
     Accounts receivable (notes 9 and
       10):
       Parent company................        1,025,650       1,093,940
       Other.........................        3,189,307       2,813,858
                                       ---------------  --------------
                                             4,214,957       3,907,798
     Notes receivable (note 2).......            9,761          35,675
     Inventories (note 3)............        1,212,610       1,124,925
     Deferred income taxes (note
       5)............................          246,347         205,861
     Prepaid expenses................          269,407         172,115
     Due from parent company (note
       10)...........................          957,919        --
                                       ---------------  --------------
Total current assets.................        7,029,363       5,589,700
                                       ---------------  --------------
Property, plant and equipment, net
  (notes 4, 6 and 8).................       23,878,030      24,626,766
Other assets.........................          385,337         399,235
                                       ---------------  --------------
Total assets.........................  $    31,292,730      30,615,701
                                       ===============  ==============
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
     Current installments of
       long-term debt (note 6)                 529,487         519,125
     Current installments of
       obligations under capital
       leases (note 8)...............          268,678         110,699
     Accounts payable................        1,128,644       1,322,998
     Accrued expenses................          476,919         449,891
     Due to parent company (note
       10)...........................        --              1,356,999
                                       ---------------  --------------
Total current liabilities............        2,403,728       3,759,712
                                       ---------------  --------------
Long-term debt, excluding current
  installments (note 6)..............        1,975,701       2,506,616
Obligations under capital leases,
  excluding current installations
  (note 8)...........................          797,825         686,148
Deferred income taxes (note 5).......        1,543,947       1,647,935
Other long-term liabilities..........          110,734         140,364
                                       ---------------  --------------
Total liabilities....................        6,831,935       8,740,775
                                       ===============  ==============
Shareholder's equity:
     Common stock, $1,000 par value.
       Authorized 5,000 shares;
       issued and outstanding 70
       shares........................           70,000          70,000
     Additional paid-in capital......       10,613,855      10,513,855
     Retained earnings...............       13,776,940      11,291,071
                                       ---------------  --------------
Total shareholder's equity...........       24,460,795      21,874,926
Commitments (note 8).................
                                       ---------------  --------------
Total liabilities and shareholder's
  equity.............................  $    31,292,730      30,615,701
                                       ===============  ==============

                See accompanying notes to financial statements.

                       CASSCO ICE AND COLD STORAGE, INC.
                 (A WHOLLY-OWNED SUBSIDIARY OF WLR FOODS, INC.)
                             STATEMENTS OF EARNINGS
                  YEARS ENDED JUNE 27, 1998 AND JUNE 28, 1997

                                            1998           1997
                                       --------------  ------------
Operating revenues (notes 9 and 10):
     Parent company..................  $    7,297,937     7,053,271
     Other...........................      22,079,856    19,130,471
                                       --------------  ------------
                                           29,377,793    26,183,742
                                       --------------  ------------
Operating expenses...................      16,996,578    15,885,712
                                       --------------  ------------
Gross profit.........................      12,381,215    10,298,030
Selling, general and administrative
  expenses...........................       7,636,595     6,232,423
                                       --------------  ------------
Operating income.....................       4,744,620     4,065,607
Other expense (income):
     Interest expense................          73,065       272,195
     Interest income.................          (9,797)       (8,797)
     Other, net......................         239,594        75,516
                                       --------------  ------------
Total other expense..................         302,862       338,914
                                       --------------  ------------
Income before income taxes...........       4,441,758     3,726,693
Provision for income taxes (note
  5).................................       1,725,139     1,401,401
                                       --------------  ------------
Net income...........................  $    2,716,619     2,325,292
                                       ==============  ============

                See accompanying notes to financial statements.

                       CASSCO ICE AND COLD STORAGE, INC.
                 (A WHOLLY-OWNED SUBSIDIARY OF WLR FOODS, INC.)
                       STATEMENTS OF SHAREHOLDER'S EQUITY
                  YEARS ENDED JUNE 27, 1998 AND JUNE 28, 1997

                                           COMMON STOCK       ADDITIONAL
                                        ------------------      PAID-IN       RETAINED
                                        SHARES     AMOUNT       CAPITAL       EARNINGS       TOTAL
                                        -------    -------    -----------   ------------  ------------
Balances at June 29, 1996............      70      $70,000      9,940,105      9,211,732    19,221,837
Net income...........................      --        --           --           2,325,292     2,325,292
Dividends declared:
  $3,513.61/share....................      --        --           --            (245,953)     (245,953)
Issuance of WLR Foods, Inc. stock for
  business acquisition (note 11).....      --        --           573,750        --            573,750
                                        -------    -------    -----------   ------------  ------------
Balances at June 28, 1997............      70      $70,000     10,513,855     11,291,071    21,874,926
Net income...........................      --        --           --           2,716,619     2,716,619
Dividends declared:
  $3,296.43/share....................      --        --           --            (230,750)     (230,750)
Issuance of WLR Foods, Inc. stock for
  business acquisition (note 11).....      --        --           100,000        --            100,000
                                        -------    -------    -----------   ------------  ------------
Balances at June 27, 1998............      70      $70,000     10,613,855     13,776,940    24,460,795
                                        =======    =======    ===========   ============  ============

                See accompanying notes to financial statements.

                       CASSCO ICE AND COLD STORAGE, INC.
                 (A WHOLLY-OWNED SUBSIDIARY OF WLR FOODS, INC.)
                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED JUNE 27, 1998 AND JUNE 28, 1997

                                            1998            1997
                                       --------------  --------------
Cash flows from operating activities:
  Net income.........................  $    2,716,619       2,325,292
  Adjustments to reconcile net income
     to net cash provided by
     operating activities:
       Depreciation and
          amortization...............       3,401,617       3,111,198
       Deferred income taxes.........        (144,474)       (167,968)
       Loss on sales of property,
          plant and equipment........         153,034          76,018
       Change in assets and
          liabilities:
          Increase in accounts
             receivable..............        (307,159)       (470,392)
          Increase in inventories....         (65,205)        (47,425)
          Increase in prepaid
             expenses................         (97,292)         (4,159)
          Increase in other assets...          94,840        (278,737)
          Decrease in accounts
             payable and accrued
             expenses................        (654,753)       (498,043)
          Change in due from/due to
             parent company..........      (1,827,491)     (2,686,972)
          Decrease in other long-term
             liabilities.............         (29,630)        (32,585)
                                       --------------  --------------
Net cash provided by operating
  activities.........................       3,240,106       1,326,227
                                       --------------  --------------
Cash flows from investing activities:
  Capital expenditures...............      (1,683,293)     (1,956,549)
  Acquisition of businesses (note
     11).............................        (650,000)       (195,000)
  Proceeds from sales of property,
     plant and equipment.............          24,665          95,899
  Payments from notes receivable.....          25,914          55,115
  Proceeds from lease financing......        --             1,761,078
                                       --------------  --------------
Net cash used in investing
  activities.........................      (2,282,714)       (239,457)
                                       --------------  --------------
Cash flows from financing activities:
  Principal payments on long-term
     debt............................        (520,553)       (511,757)
  Principal payments under capital
     lease obligations...............        (231,053)       (109,498)
  Principal payments on notes payable
     to bank.........................        --              (300,000)
  Dividends paid.....................        (230,750)       (245,953)
                                       --------------  --------------
Net cash used in financing
  activities.........................        (982,356)     (1,167,208)
                                       --------------  --------------
Net decrease in cash.................         (24,964)        (80,438)
Cash at beginning of year............         143,326         223,764
                                       --------------  --------------
Cash at end of year..................  $      118,362         143,326
                                       ==============  ==============
Supplemental disclosures of cash flow
  information:
  Cash paid during the period for:
     Interest........................  $      262,484         273,657
                                       ==============  ==============
     Income taxes....................  $    1,628,880       1,317,163
                                       ==============  ==============
Supplemental schedule of non-cash
investing and financing activities:
  During 1998, the Company recorded
     additional paid-in capital as a
     result of WLR Foods, Inc. stock
     valued at $100,000 issued to
     acquire a business (note 11).
  During 1998, the Company recorded
     capital lease obligations of
     $500,709 related to the
     acquisition of transportation
     equipment.
  During 1997, the Company recorded
     additional paid-in capital as a
     result of WLR Foods, Inc. stock
     valued at $573,750 issued to
     acquire a business (note 11).
  During 1997, the Company recorded
     capital lease obligations of
     $582,843 related to the
     acquisition of transportation
     equipment.

                See accompanying notes to financial statements.

                       CASSCO ICE AND COLD STORAGE, INC.
                 (A WHOLLY-OWNED SUBSIDIARY OF WLR FOODS, INC.)
                         NOTES TO FINANCIAL STATEMENTS
                        JUNE 27, 1998 AND JUNE 28, 1997

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

     Cassco Ice and Cold Storage, Inc.'s (Cassco or the Company) operations are devoted primarily to refrigerated warehousing and to the manufacturing, packaging and sale of ice. Cassco operates primarily in the Mid-Atlantic region.

  FISCAL YEAR

     The Company's fiscal year ends on the Saturday closest to June 30. Fiscal years 1998 and 1997 ended on June 27 and June 28, respectively, and included 52 weeks in each year.

  INVENTORIES

     Inventories are valued at the lower of cost or market. The cost of packaging materials and packaged ice is determined by a method that approximates the first-in, first-out (FIFO) method. The cost of icemaking systems and parts is determined by the specific identification method.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Equipment under capital leases are stated at the present value of minimum lease payments. Equipment held under capital leases are amortized straight line over the shorter of the lease term or estimated useful life of the asset. Depreciation on property, plant and equipment is computed using the straight-line method and useful lives of the respective assets are as follows:

Land improvements....................  10-15 years
Buildings and improvements...........  15-20 years
Machinery and equipment..............  3-5 years
Transportation equipment.............  4-6 years

     The costs of maintenance and repairs are charged to operations, while costs associated with renewals, improvements and major replacements are capitalized.

  INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The Company is included in the consolidated federal income tax return and certain consolidated state income tax returns of WLR Foods, Inc. The Company provides income taxes on a separate company basis.

  USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                       CASSCO ICE AND COLD STORAGE, INC.
                 (A WHOLLY-OWNED SUBSIDIARY OF WLR FOODS, INC.)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts for cash, accounts receivable, notes receivable, due from/to parent company, accounts payable and accrued expenses approximate fair value due to their short maturities. The fair value of long-term debt is calculated by discounting scheduled cash flows through maturity using estimated rates currently offered for debt with similar terms and average maturities. The carrying amount of long-term debt approximates fair value.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the 1997 financial statements to conform with the 1998 presentation.

  INTANGIBLES

     Intangibles, primarily agreements not to compete, are stated at cost less accumulated amortization and are included in other assets in the accompanying balance sheets. Amortization is computed on the straight-line method over periods of 3 to 5 years.

(2)  NOTES RECEIVABLE

     Notes receivable consist of the following:

                                         1998       1997
                                       ---------  ---------
8.5% note receivable, due December
  1996 (amended to August 1997)......  $  --         30,272
8.5% note receivable, due August
  1997...............................     --          5,403
12% note receivable, due July 23,
  1998...............................      3,667     --
10% note receivable, due August 15,
  1998...............................      6,094     --
                                       ---------  ---------
Total notes receivable...............  $   9,761     35,675
                                       =========  =========

(3)  INVENTORIES

     A summary of inventories follows:

                                           1998         1997
                                       ------------  -----------
Packaging materials..................  $    860,958      586,589
Package ice..........................       235,978      417,079
Ice maker systems and parts..........       105,505      120,139
Fuel and other.......................        10,169        1,118
                                       ------------  -----------
Total inventories....................  $  1,212,610    1,124,925
                                       ============  ===========

                       CASSCO ICE AND COLD STORAGE, INC.
                 (A WHOLLY-OWNED SUBSIDIARY OF WLR FOODS, INC.)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(4)  PROPERTY, PLANT AND EQUIPMENT

     The Company's investment in property, plant and equipment was as follows:

                                            1998            1997
                                       --------------  --------------
Land and improvements................  $    2,931,282       2,930,878
Buildings and improvements...........      15,813,389      15,738,256
Machinery and equipment..............      28,477,175      26,614,563
Transportation equipment.............       4,998,416       4,412,380
Construction in progress.............          13,041         430,426
                                       --------------  --------------
                                           52,233,303      50,126,503
Less accumulated depreciation and
amortization.........................      28,355,273      25,499,737
                                       --------------  --------------
Total property, plant and equipment,
  net................................  $   23,878,030      24,626,766
                                       ==============  ==============

(5)  INCOME TAXES

     The provision for income taxes was as follows for fiscal years 1998 and 1997:

                                           1998          1997
                                       ------------  ------------
Current:
     Federal.........................  $  1,646,703     1,360,235
     State...........................       222,910       209,134
                                       ------------  ------------
Total current........................     1,869,613     1,569,369
Deferred:
     Federal.........................      (137,440)     (160,127)
     State...........................        (7,034)       (7,841)
                                       ------------  ------------
Total deferred.......................      (144,474)     (167,968)
                                       ------------  ------------
Total income tax provision...........  $  1,725,139     1,401,401
                                       ============  ============

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets (liabilities) at June 27, 1998 and June 28, 1997 are listed below:

                                            1998           1997
                                       --------------  ------------
Deferred tax liabilities:
     Property, plant and equipment,
      principally due to differences
      in depreciation and
      amortization...................  $   (1,943,504)   (1,980,911)
                                       --------------  ------------
Gross deferred tax liabilities.......      (1,943,504)   (1,980,911)
Deferred tax assets:
     Obligations under capital
      leases.........................         415,936       310,771
     Insurance accruals..............          60,060        68,857
     Tax credits.....................          27,016        27,016
     Accrual of compensated
      absences.......................         122,286        91,491
     Other...........................          20,606        40,702
                                       --------------  ------------
Gross deferred tax assets............         645,904       538,837
                                       --------------  ------------
Net deferred tax liability...........  $   (1,297,600)   (1,442,074)
                                       ==============  ============

                       CASSCO ICE AND COLD STORAGE, INC.
                 (A WHOLLY-OWNED SUBSIDIARY OF WLR FOODS, INC.)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     In assessing the recoverability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent on the generation of future taxable income, during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the level of historical operating results and expectations of future taxable income and reversals of deferred tax liabilities, management believes it is more likely than not that the Company will realize the benefits of these deductible differences as reflected at June 27, 1998 and June 28, 1997.

(6)  LONG-TERM DEBT

     Long-term debt as June 27, 1998 and June 28, 1997 consisted of the following obligations:

                                           1998         1997
                                       ------------  -----------
Industrial Revenue Development Bond,
  due December 2001, payable in
  initial monthly installments of
  $3,305 plus interest (with annual
  increases in monthly payments to
  $11,598 plus interest by 2001) at
  70% of the bank's prime lending
  rate (year-end rate 7.163%).
  Secured by property, plant and
  equipment..........................  $    397,846      500,396
Unsecured Bank Term Note, due June
  2003, payable in monthly
  installments of $33,389 plus
  interest at 30 day LIBOR +85 basis
  points (year-end rate 6.54%).......     2,003,342    2,404,012
Unsecured Note Payable, due September
  2003, payable in annual
  installments of $17,333 plus
  interest (year-end rate 7.5%)......       104,000      121,333
                                       ------------  -----------
Total long-term debt.................     2,505,188    3,025,741
Less current installments............       529,487      519,125
                                       ------------  -----------
Total long-term, excluding current
  installments.......................  $  1,975,701    2,506,616
                                       ============  ===========

     The net book value of all property, plant and equipment encumbered under long-term debt agreements at June 27, 1998 and June 28, 1997 was approximately $6,968,000 and $7,081,000, respectively.

     The Company had no agreements to maintain compensating balances.

     Required annual principal repayments of long-term debt are as follows:

               FISCAL                    AMOUNT
-------------------------------------  ----------
1999.................................  $  529,487
2000.................................     538,953
2001.................................     550,300
2002.................................     451,113
2003.................................     418,002

(7)  EMPLOYEE BENEFITS

     The Company participates in WLR Foods, Inc.'s Profit Sharing and Salary Savings Plan that is available to substantially all employees who meet certain age and service requirements. Participants may elect to make contributions of up to 15% of their salary. For each employee dollar contributed (limited to the first 4% of an employee's compensation), the Company is required to contribute a matching amount of 50 cents. The Company can also make additional contributions at its discretion. Cassco's total contributions under this plan were approximately $94,000 for fiscal 1998 and $78,000 for fiscal 1997.

                       CASSCO ICE AND COLD STORAGE, INC.
                 (A WHOLLY-OWNED SUBSIDIARY OF WLR FOODS, INC.)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(8)  LEASES

     The Company is obligated under various capital leases for certain transportation equipment that expire at various dates during the next five years. At June 27, 1998 and June 28, 1997, the gross amount of equipment and related accumulated amortization recorded under capital leases were as follows:

                                           1998          1997
                                       ------------  ------------
Transportation equipment.............  $  1,458,484       957,775
Less accumulated amortization........       433,450       184,358
                                       ------------  ------------
                                       $  1,025,034       773,417
                                       ============  ============

     Amortization of assets held under capital leases is included with depreciation expenses.

     The Company has also entered into various noncancelable operating leases for machinery and equipment. The leases are noncancelable and expire on various dates through fiscal 2003. Total rent expense was approximately $897,000 and $872,000 for the years ended June 27, 1998 and June 28, 1997, respectively. Future minimum lease payments under noncancelable operating leases and future minimum capital lease payments as of June 27, 1998 are:

                                         CAPITAL       OPERATING
               FISCAL                     LEASES        LEASES
               ------                   ----------     ---------
1999.................................   $  333,012       344,592
2000.................................      333,012        62,112
2001.................................      228,561         3,180
2002.................................      183,030         1,440
2003.................................      146,813           120
                                        ----------     ---------
Total minimum lease payments.........    1,224,428     $ 411,444
                                                       =========
Less amount representing interest (at
  rates ranging from 6.29% to
  7.31%).............................      157,925
                                        ----------
Present value of net minimum capital
  lease payments.....................    1,066,503
Less current installments of
  obligations under capital leases...      268,678
                                        ----------
Obligations under capital leases,
  excluding current installments.....   $  797,825
                                        ==========

(9)  CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

     Most of the Company's customers are located in the Mid-Atlantic states. Five customers, one of which is a related party, accounted for approximately 55% of the Company's revenues in fiscal 1998. Four customers, one of which is a related party, accounted for approximately 55% of the Company's revenues in fiscal 1997. Three customers, one of which is a related party, accounted for 45% of the Company's accounts receivable as of June 27, 1998. Six customers, one of which is a related party, accounted for 66% of the Company's accounts receivable as of June 28, 1997.

(10)  RELATED PARTY TRANSACTIONS

     Cassco is a 100% owned subsidiary of WLR Foods, Inc. (the Parent). The Parent performs certain services for the Company. These services include cash management, preparation of all income tax returns, information systems services and the administration of worker's compensation, health and property insurance and savings plans. The Company is charged a management fee for these services provided by the Parent.

                       CASSCO ICE AND COLD STORAGE, INC.
                 (A WHOLLY-OWNED SUBSIDIARY OF WLR FOODS, INC.)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Management fees paid to WLR Foods, Inc. were $434,000 and $309,760 for fiscal 1998 and 1997, respectively. The Company provides refrigerated warehouse services and sells ice to the Parent. The intercompany account is interest bearing at a rate of 6.25% at June 27, 1998.

     In management's opinion, all related party transactions are conducted under normal business conditions, with no preferential treatment given to related parties.

(11)  BUSINESS ACQUISITIONS

     On March 10, 1998, the Company acquired substantially all of the assets of Mt. Joy Ice Company (Mt. Joy) for $400,000 cash and $100,000 (15,534 shares) of WLR Foods, Inc. common stock. The assets included primarily ice merchandisers. This transaction has been accounted for as a purchase, and accordingly, the financial statements include the assets acquired at fair value and the results of operations of Mt. Joy from the acquisition date.

     On March 30, 1998, the Company acquired substantially all of the assets of Copes Ice Company (Copes) for $250,000 in cash. The assets included primarily ice merchandisers. This transaction has been accounted for as a purchase, and accordingly, the financial statements include the assets acquired at fair value and the results of operations of Copes from the acquisition date.

     In the fiscal 1997, the Company acquired substantially all of the assets of Jennings Ice Company (Jennings) for $573,750 (45,000 shares) of WLR Foods, Inc. common stock. The assets included primarily ice merchandisers and refrigeration equipment. This transaction has been accounted for as a purchase, and accordingly, the financial statements include the assets acquired at fair value and the results of operations of Jennings from the acquisition date.

     The Company also acquired substantially all of the assets of The Ice Plant, Inc. for $195,000 in cash in fiscal 1997. The assets included primarily ice merchandisers. This transaction has been accounted for as a purchase, and accordingly, the financial statements include the assets acquired at fair value and the results of operations of The Ice Plant, Inc. from the acquisition date.

(12)  SUBSEQUENT EVENT

     WLR Foods, Inc. has entered a letter of intent to sell its stock in Cassco Ice and Cold Storage, Inc. to Packaged Ice, Inc. of Houston, Texas. Closing for the transaction is subject to certain conditions, including the completion of customary due diligence by the purchasers and regulatory approvals.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder of Mission Party Ice, Inc. and
Stockholders of Southwest Texas Packaged Ice, Inc.:

     We have audited the accompanying combined balance sheet of Mission Party Ice, Inc. (a S corporation) and Southwest Texas Packaged Ice, Inc. (an affiliated S corporation) (collectively, the "Companies"), both of which are under common ownership and common management, as of December 31, 1996, and the related combined statements of operations and retained earnings and of cash flows for the year then ended. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the Companies at December 31, 1996, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Houston, Texas
March 21, 1997

                 MISSION PARTY ICE, INC. (A S CORPORATION) AND
              SOUTHWEST TEXAS PACKAGED ICE, INC. (A S CORPORATION)
                            COMBINED BALANCE SHEETS

                                         MARCH 31,     DECEMBER 31
                                           1997            1996
                                        -----------    ------------
                                        (UNAUDITED)
               ASSETS
CURRENT ASSETS:
  Cash and equivalents...............   $    46,094     $   46,468
  Accounts receivable:
     Trade, net......................       521,095        556,925
     Affiliates......................       595,737        379,619
  Inventories........................       142.706        164,013
  Prepaid expenses...................        24,673         47,180
                                        -----------    ------------
       Total current assets..........     1,330,305      1,194,205
PROPERTY, NET........................     4,518,417      4,547,978
OTHER ASSETS, NET....................       269,634        274,352
NET ASSETS FROM DISCONTINUED
OPERATIONS...........................       --             316,520
                                        -----------    ------------
       TOTAL.........................   $ 6,118,356     $6,333,055
                                        ===========    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term
     debt............................   $ 1,906,633     $1,483,228
  Accounts payable:
     Trade...........................       496,571        621,562
     Payable to affiliates...........       162,436        155,408
  Accrued expenses...................       118,779         82,707
                                        -----------    ------------
       Total current liabilities.....     2,684,419      2,342,905
                                        -----------    ------------
LONG-TERM DEBT, NET..................     1,704,378      1,692,620
                                        -----------    ------------
COMMITMENTS AND CONTINGENCIES (Note
9)
SHAREHOLDERS' EQUITY:
  Common stock (Mission: 1,000,000
     shares authorized, $.01
     par value, 1,000 shares issued
     and outstanding; STPI:
     1,000,000 shares authorized, $1
     par value; 1,250 shares
     issued).........................         1,260          1,260
  Additional paid-in capital.........     1,538,026      1,538,026
  Retained earnings..................       200,273        768,244
  Less 25 shares of STPI treasury
     stock at cost...................       (10,000)       (10,000)
                                        -----------    ------------
       Total shareholders' equity....     1,729,559      2,297,530
                                        -----------    ------------
       TOTAL.........................   $ 6,118,356     $6,333,055
                                        ===========    ============


                  See notes to combined financial statements.

                 MISSION PARTY ICE, INC. (A S CORPORATION) AND
              SOUTHWEST TEXAS PACKAGED ICE, INC. (A S CORPORATION)
            COMBINED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                        FOR THE THREE MONTHS     FOR THE YEAR ENDED
                                        ENDED MARCH 31, 1997      DECEMBER 31, 1996
                                        ---------------------    -------------------
                                             (UNAUDITED)
Revenues.............................         $ 998,702              $ 7,704,514
Costs of sales.......................           813,665                4,683,307
                                        ---------------------    -------------------
Gross profit.........................           185,037                3,021,207
Selling, general and administrative
  expenses...........................           418,728                1,498,622
Depreciation and amortization
  expense............................           254,138                  973,712
                                        ---------------------    -------------------
Income (loss) from operations........          (487,829)                 548,873
                                        ---------------------    -------------------
Other income, net....................             9,592                   64,432
Interest expense.....................           (89,734)                (271,535)
                                        ---------------------    -------------------
Income (loss) from continuing
  operations before income taxes.....          (567,971)                 341,770
Income taxes.........................         --                       --
                                        ---------------------    -------------------
Income (loss) from continuing
  operations.........................          (567,971)                 341,770
Income from discontinued
  operations.........................         --                          83,133
                                        ---------------------    -------------------
Net income (loss)....................          (567,971)                 424,903
Retained earnings, beginning of
  period.............................           768,244                  343,341
                                        ---------------------    -------------------
Retained earnings, end of period.....         $ 200,273              $   768,244
                                        =====================    ===================

                  See notes to combined financial statements.

                 MISSION PARTY ICE, INC. (A S CORPORATION) AND
              SOUTHWEST TEXAS PACKAGED ICE, INC. (A S CORPORATION)
                       COMBINED STATEMENTS OF CASH FLOWS

                                        FOR THE THREE MONTHS     FOR THE YEAR ENDED
                                        ENDED MARCH 31, 1997      DECEMBER 31, 1996
                                        ---------------------    -------------------
                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Income from continuing
       operations....................         $(567,971)             $   341,770
     Adjustments to reconcile income
       from continuing operations to
       net cash provided by operating
       activities:
          Depreciation and
             amortization............           254,138                  973,712
          Gain from disposal of
             assets..................         --                         (29,529)
     Changes in assets and
       liabilities:
          Accounts receivable........           132,706                 (406,564)
          Inventories................            21,307                  (23,559)
          Prepaid expenses...........            22,507                   37,160
          Accounts payable...........          (114,437)                 175,410
          Accrued expenses...........            36,072                    1,377
          Net cash flows provided by
             operating activities of
             discontinued
             operations..............         --                         447,319
                                        ---------------------    -------------------
             Net cash provided by
               operating
               activities............          (215,678)               1,517,096
                                        ---------------------    -------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Property additions..............          (219,859)              (1,731,607)
     Proceeds from disposition of
       property......................         --                          77,023
     Net cash flows used in investing
       activities of discontinued
       operations....................         --                        (413,390)
                                        ---------------------    -------------------
             Net cash used in
               investing
               activities............          (219,859)              (2,067,974)
                                        ---------------------    -------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from debt issuance.....           600,000                1,647,500
     Repayment of debt...............          (164,837)              (1,055,657)
     Treasury stock purchases........         --                         (10,000)
     Net cash flows from financing
       activities of discontinued
       operations....................         --                           4,347
                                        ---------------------    -------------------
             Net cash provided by
               financing
               activities............           435,163                  586,190
                                        ---------------------    -------------------
NET INCREASE IN CASH AND
  EQUIVALENTS........................              (374)                  35,312
CASH AND EQUIVALENTS, DECEMBER 31,
  1996...............................            46,468                   11,156
                                        ---------------------    -------------------
CASH AND EQUIVALENTS, MARCH 31,
  1997...............................         $  46,094              $    46,468
                                        =====================    ===================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION -- Cash payments for
  interest...........................         $  20,641              $   272,849
                                        =====================    ===================

                  See notes to combined financial statements.

                 MISSION PARTY ICE, INC. (A S CORPORATION) AND
              SOUTHWEST TEXAS PACKAGED ICE, INC. (A S CORPORATION)
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION

     Mission Party Ice, Inc. ("Mission") and Southwest Texas Packaged Ice,
Inc. ("STPI") (collectively, the "Company" or "Companies") were incorporated to do business in Texas in 1988 and 1991, respectively. Mission owns and operates ice manufacturing facilities in San Antonio, Corpus Christi and Gonzales, Texas. STPI owns and operates stand-alone automated merchandising ice systems ("ice systems") installed primarily in retail grocery locations. These ice systems produce and package bags of cubed ice at the customer's location. The Company operates in the South Texas region.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF COMBINATION -- Both Mission and STPI are controlled through ownership by the same stockholder and are under common management. As a result the 1996 financial statements and related footnote disclosures are presented on a combined basis. All significant intercompany accounts and transactions have been eliminated upon combination.

     PRESENTATION OF UNAUDITED INTERIM FINANCIAL INFORMATION -- The combined financial statements presented herein at March 31, 1997 and for the three-month periods ended March 31, 1997 are unaudited; however, all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the periods covered have been made and are of a normal, recurring nature. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of the interim periods are not necessarily indicative of results to expect for the full year.

     INVENTORIES -- Inventories are valued at the lower of first-in first-out cost or market basis and consisted of the following at December 31, 1996:

Manufactured ice.....................  $   33,547
Ice packaging bags...................      75,804
Parts and supplies...................      54,662
                                       ----------
Total inventory......................  $  164,013
                                       ==========

     PROPERTY -- Property is carried at cost and is being depreciated on a straight-line basis over estimated lives of five to seven years. Maintenance and repairs are charged to expense as incurred, while capital improvements which extend the useful lives of the underlying assets are capitalized.

     OTHER ASSETS -- Other assets, consisting primarily of costs associated with the acquisition of competitors' ice manufacturing facilities and ice system location contracts, are being amortized over three to five years (see Note 5). Accumulated amortization was $210,398 at December 31, 1996.

     IMPAIRMENT OF LONG-LIVED ASSETS -- In 1996 the Companies adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long-lived assets be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS No. 121 did not result in a charge to earnings in the accompanying combined financial statements.

     INCOME TAXES -- Mission and STPI are not subject to income taxes as both have elected, under applicable provisions of the Internal Revenue Code, to be treated as a Subchapter S corporation. Accordingly, the proportionate share of each Company's taxable income or loss is reported in the respective stockholder's individual tax return. Therefore, no liability for federal income taxes has been recorded in the accompanying combined financial statements.

                 MISSION PARTY ICE, INC. (A S CORPORATION) AND
              SOUTHWEST TEXAS PACKAGED ICE, INC. (A S CORPORATION)
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     REVENUE RECOGNITION -- Mission's revenues are recognized upon the delivery and acceptance of ice products to customer locations. Revenue is recognized by STPI in accordance with contracted terms based upon the number of ice packaging bags delivered to and accepted by customers. Once accepted, there is no right of return with respect to the bags delivered.

     CASH FLOWS -- The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

     FAIR VALUES OF FINANCIAL INSTRUMENTS -- The Company's financial instruments include certain current assets and liabilities where carrying value approximates fair value. In addition, the carrying value of financial instruments related to long-term debt approximate fair value based on management's opinion that stated interest rates are representative of rates currently available to the Companies for comparable borrowings. It is not practicable to estimate the fair value of the related party balances due to the instruments' nature.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3.  DISCONTINUED OPERATIONS

     In December 1996, Mission entered into formal negotiations to sell Mission Ice Equipment Company ("MIECO"), a division of Mission, to Southwest Texas Equipment Distributors ("STED"). STED is affiliated with Mission through common ownership. MIECO's business involves the sale or lease of commercial food service equipment to retail establishments. The net assets of MIECO were sold on January 2, 1997 for a price of $316,520, which equaled their net book value at this date. No gain or loss was recorded on the disposal. Costs and expenses directly associated with the disposition were paid by STED.

4.  PROPERTY AND EQUIPMENT

     Property and equipment were as follows at December 31, 1996:

Ice systems machinery and
equipment............................  $  6,250,893
Furniture and fixtures...............       122,068
Auto/truck...........................     1,480,184
Computer equipment...................       246,204
Leasehold improvements...............        12,967
Land.................................        35,095
                                       ------------
Total property and equipment.........     8,147,411
Less accumulated depreciation........    (3,599,433)
                                       ------------
Total................................  $  4,547,978
                                       ============

     Depreciation expense for the year ended December 31, 1996 was $893,485.

                 MISSION PARTY ICE, INC. (A S CORPORATION) AND
              SOUTHWEST TEXAS PACKAGED ICE, INC. (A S CORPORATION)
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5.  CURRENT ACQUISITIONS

     MCGEHEE NEUTZE, INC. ("MNI") -- In May 1996 Mission acquired certain assets of MNI including ice merchandising equipment and a vehicle for $77,500. The acquisition was funded through Mission's bank credit facility. As part of the acquisition, MNI agreed to perform sales and customer relations work within the MNI market area, primarily Webb County, Texas in exchange for approximately $170,000 to be paid over a three year term. Such purchase consideration was recorded in other assets with an offsetting amount in accounts payable. Payment of amounts under this service agreement are guaranteed by Mission's sole stockholder. The assigned value of this agreement is being amortized over the agreement term with accumulated amortization of approximately $23,000 at December 31, 1996.

     SOUTHCO, INC. ("SOUTHCO") CONTRACTS -- On November 21, 1994, STPI entered into a purchase agreement (the "Purchase Agreement") with Southco to purchase certain of its assets, primarily the right to operate ice systems at 33 locations and firm orders to operate ice systems in the future at seven additional locations. The cost was approximately $188,000 and was partially financed by a $105,620 note payable (see Note 6). The purchase price and related note are subject to reduction (as defined) for a three year period for cancellations/ terminations of any existing locations or in the event that any of the identified firm order locations do not become customers.

     The assigned value of the right to operate ice systems and associated costs has been recorded within other assets and is being amortized over five years. The accumulated amortization related to this asset was approximately $80,000 at December 31, 1996.

6.  LONG-TERM DEBT AND NOTES PAYABLE

     At December 31, 1996, long-term debt of the Companies consisted of the following:

Frost National Bank..................  $  2,612,616
Jefferson State Bank.................       523,249
Southco Note.........................        33,958
Other................................         6,025
                                       ------------
Total debt...........................     3,175,848
Less current maturities..............     1,483,228
                                       ------------
Long-term debt, net..................  $  1,692,620
                                       ============

     FROST NATIONAL BANK -- The Company and Frost National Bank have entered into a secured loan agreement (the "Bank Loan Agreement"), as last amended January 1997, to finance capital expenditures and seasonal working capital needs. Under the provisions of the Bank Loan Agreement, available financing consists of a term loan (the "Term Loan"), a working capital line of credit and an equipment purchase line of credit (collectively, the "Lines of Credit"). Borrowings under the Bank Loan Agreement are secured by Mission's machinery and equipment, accounts receivable, the pledge of Mission's common stock and the personal guarantee of Mission's sole shareholder as well as the guarantees of STPI and STED. The Bank Loan Agreement contains restrictive covenants which, among other things, requires the Company to maintain a minimum tangible net worth (as defined) and a specific ratio of cash flow to current maturities of long-term debt. The terms of the Bank Loan Agreement also prohibit the payment of dividends, limit annual capital expenditures and limit the Companies' ability to incur additional debt. The maximum combined credit under the Lines of Credit is $1,475,000, subject to borrowing base limitations which are generally computed as a percentage of various classes of eligible accounts receivable, qualifying inventory and fixed

                 MISSION PARTY ICE, INC. (A S CORPORATION) AND
              SOUTHWEST TEXAS PACKAGED ICE, INC. (A S CORPORATION)
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

assets (as defined) of Mission, STPI and STED. The Company pays no annual facility fee related to the Lines of Credit.

     The balance of the Term Loan was $904,155 at December 31, 1996. The Term Loan bears interest at prime plus 1% (9.25% at December 31, 1996) and is payable in monthly installments of $21,840 through July 2000. The balance of the Lines of Credit was $425,000 at December 31, 1996. The Lines of Credit mature on May 31, 1997 and bear interest at prime plus 1% (9.25% at December 31, 1996).

     In addition, the Companies enter into secured promissory note agreements with Frost National Bank from time to time in order to finance the purchase of equipment, which is in turn used as collateral for the notes. At December 31, 1996, borrowings under such notes were $1,283,461. These notes bear interest at prime plus 1% (9.25% at December 31, 1996) and require principal and interest payments in equal monthly installments ranging from three to five years.

     JEFFERSON STATE BANK -- The Companies enter into secured promissory note agreements ("Promissory Notes") with Jefferson State Bank at various dates in order to finance the purchase of ice merchandisers and/or transportation vehicles, which are in turn used as collateral for the Promissory Notes. The notes outstanding at December 31, 1996 bear interest at a fixed rate ranging from 6.5% to 9.0%. The Promissory Notes require principal and interest payments in equal monthly installments ranging from two to four years.

     SOUTHCO NOTE -- In November 1994 STPI issued a note (the "Southco Note") to finance a portion of the Southco acquisition (see Note 5). The Southco Note bears interest at an annual rate of prime plus 2% (10.25% at December 31, 1996) and is secured by the contracts to operate ice systems. The Southco Note required interest-only payments for the first six months and thereafter 36 monthly payments of $3,521 plus accrued interest.

     The weighted average interest rate for the Companies was 9.27% for the year ended December 31, 1996.

     The Companies long-term debt maturities are as follows:

1997.................................  $  1,483,228
1998.................................       782,292
1999.................................       584,820
2000.................................       317,328
2001.................................         8,180
                                       ------------
                                       $  3,175,848
                                       ============

7.  RELATED PARTIES

     STPI entered into a distributor agreement (the "Distributor Agreement") to purchase ice systems machinery and equipment from Packaged Ice, Inc. ("Packaged Ice"), an entity affiliated through common ownership. Under provisions of the Distributor Agreement, STPI has exclusive purchasing rights in certain Texas counties for a period of ten years effective May 19, 1994. STPI purchases each ice system at an agreed upon price and pays a royalty, as defined. Packaged Ice has the right to repurchase all of the ice systems at a price defined in the Distributor Agreement. STPI's purchases under the Distributor Agreement were $147,613 for the year ended December 31, 1996. No amounts were payable related to these transactions at December 31, 1996.

     Certain affiliates of the Companies' shareholders sell ice merchandisers to Mission. During 1996, Mission incurred approximately $100,000 of capital expenditures related to these entities.

                 MISSION PARTY ICE, INC. (A S CORPORATION) AND
              SOUTHWEST TEXAS PACKAGED ICE, INC. (A S CORPORATION)
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The Companies, from time to time, advance and receive funds from affiliates in the normal course of operations for working capital purposes. Such transactions are reflected in accounts receivable-affiliates and accounts payable-affiliates on the combined balance sheet in the respective amounts of $360,589 and $49,856 at December 31, 1996. In addition, Mission has $105,552 of 8.75% interest bearing demand notes due affiliates and $19,030 of employee receivables at December 31, 1996.

     The Companies lease certain property from individuals affiliated through ownership. Total payments under these leases were $87,600 in 1996. See Note 9 for additional information regarding noncancellable lease commitments.

8.  CAPITAL STOCK

     COMMON STOCK -- Respective holders of Mission and STPI's common stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive dividends, if any, as may be declared from time to time by the respective Board of Directors of the Companies. Upon any liquidation or dissolution of either Company, the holders of common stock are entitled to receive a pro rata share of all of the assets remaining available for distribution to shareholders after payment of all liabilities.

     In 1993, STPI entered into a Stock Purchase and Restriction Agreement (the "Agreement") with certain employees of STPI. The Agreement allowed these employees to purchase up to a 20% interest in STPI's $1 par value common stock for a purchase price of $50,000. The Agreement gave the new shareholders a put option whereby STPI would repurchase the shares at a price equal to the greater of the original purchase price or the then adjusted book value (as defined). Upon termination of employment or death, STPI has the option to repurchase such shares in accordance with the put option formula. The Agreement restricts such shares from being sold, pledged, gifted or otherwise disposed of without offering such shares to the majority stockholder. During 1996 STPI repurchased and placed in treasury 25 shares of common stock from minority shareholders for $10,000.

9.  COMMITMENTS AND CONTINGENCIES

     Relating to the Purchase Agreement with Southco, STPI leased certain ice systems from Southco for a five year period. Rental payments are $110 per month per ice system.

     The Companies have entered into various noncancellable operating leases for buildings and other property. The Company subleases some of the property included under these leases. The annual future minimum lease payments under these leases, and the related sublease amounts, are as follows:

                                        PAYMENT     SUBLEASE      NET
                                        --------    --------   ----------
1997.................................   $330,000    $ 12,000   $  318,000
1998.................................     74,000       2,000       72,000
1999.................................     16,000       --          16,000

     The Companies may be involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Companies's combined financial position or results of operations.

                 MISSION PARTY ICE, INC. (A S CORPORATION) AND
              SOUTHWEST TEXAS PACKAGED ICE, INC. (A S CORPORATION)
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

10.  EMPLOYEE BENEFIT PLANS

     On January 1, 1994, the Company, in conjunction with affiliated companies controlled through ownership by the same stockholder established a 401(k) defined contribution savings plan ("Plan") covering substantially all of the affiliates' employees. Employees may elect to contribute on a pre-tax basis up to 15% of their eligible compensation to the Plan. For those participants who have elected to make voluntary contributions to the Plan, the Company's matching contributions consist of an amount of up to 2% of the eligible compensation of the participants. An additional matching contribution may be made by the Company at the discretion of the Board of Directors. Such contributions vest ratably over a period of five years. The Company contributed approximately $30,000 to the Plan for the year ended December 31, 1996.

11.  SUBSEQUENT EVENTS (UNAUDITED)

     On April 17, 1997, the Companies consummated an agreement with Packaged Ice to merge into wholly owned subsidiaries of Packaged Ice. The total combined consideration for those acquisitions was $10.4 million, consisting of $3.4 million in cash, $3.4 million in the assumption and repayment of seller debt and $3.6 million in shares of Packaged Ice common stock payable to the Companies' shareholders.

             INDEPENDENT AUDITORS' REPORT ON ADDITIONAL INFORMATION

To the Stockholder of Mission Party Ice, Inc. and
Stockholders of Southwest Texas Packaged Ice, Inc.:

     Our audit was conducted for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The additional combined balance sheet with combining information as of December 31, 1996 and the combined statement of operations with combining information for the year ended December 31, 1996 are presented for the purpose of additional analysis of the basic combined financial statements rather than to present the financial position and results of operations of the individual companies and are not a required part of the basic combined financial statements. This additional combining information is the responsibility of the Companies' management. Such combining information has been subjected to the auditing procedures applied in our audit of the basic combined financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic combined financial statements taken as a whole.

DELOITTE & TOUCHE LLP

Houston, Texas
March 21, 1997

                 MISSION PARTY ICE, INC. (A S CORPORATION) AND
              SOUTHWEST TEXAS PACKAGED ICE, INC. (A S CORPORATION)
               COMBINED BALANCE SHEET WITH COMBINING INFORMATION
                               DECEMBER 31, 1996

                                                      SOUTHWEST
                                         MISSION        TEXAS
                                        PARTY ICE      PACKAGED      COMBINING      COMBINED
                                           INC.       ICE, INC.     ADJUSTMENTS      BALANCE
                                       ------------  ------------   -----------    -----------
               ASSETS
CURRENT ASSETS:
Cash and equivalents.................  $     36,149  $     10,319                  $    46,468
Accounts receivable:
     Trade...........................       477,480        79,445                      556,925
     Affiliates......................       491,394         4,778    $ (116,553)       379,619
     Inventories.....................       146,278        17,735       --             164,013
     Prepaid expenses................        45,468         1,712       --              47,180
                                       ------------  ------------   -----------    -----------
          Total current assets.......     1,196,769       113,989      (116,553)     1,194,205
PROPERTY, NET........................     3,591,511       956,467       --           4,547,978
OTHER ASSETS, NET....................       161,740       112,612       --             274,352
NET ASSETS FROM DISCONTINUED
  OPERATIONS.........................       374,282       --            (57,762)       316,520
                                       ------------  ------------   -----------    -----------
          TOTAL......................  $  5,324,302  $  1,183,068    $ (174,315)   $ 6,333,055
                                       ============  ============   ===========    ===========
           LIABILITIES AND
        SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt....  $  1,161,544  $    321,684                  $ 1,483,228
Accounts payable.....................       509,689       111,873                      621,562
Payable to affiliates................       105,522       224,201    $ (174,315)       155,408
Accrued expenses.....................        63,473        19,234       --              82,707
                                       ------------  ------------   -----------    -----------
          Total current
             liabilities.............     1,840,228       676,992      (174,315)     2,342,905
                                       ------------  ------------   -----------    -----------
LONG-TERM DEBT, NET..................     1,178,618       514,002       --           1,692,620
                                       ------------  ------------   -----------    -----------
COMMITMENTS AND CONTINGENCIES
  SHAREHOLDERS' EQUITY:
Common stock, 2,000,000 shares
  authorized; (1,000,000 shares, $.01
  par value, authorized for Mission,
  1,000 shares issued and
  outstanding; 1,000,000 shares, $1
  par value; authorized for STPI,
  1,250 shares issued)...............            10         1,250       --               1,260
Additional paid-in capital...........     1,514,513        23,513       --           1,538,026
Retained earnings....................       790,933       (22,689)      --             768,244
Less 25 shares of STPI treasury stock
  at cost............................       --            (10,000)      --             (10,000)
                                       ------------  ------------   -----------    -----------
          Total shareholders'
             equity..................     2,305,456        (7,926)      --           2,297,530
                                       ------------  ------------   -----------    -----------
          TOTAL......................  $  5,324,302  $  1,183,068    $ (174,315)   $ 6,333,055
                                       ============  ============   ===========    ===========

     See notes to combined financial statements at pages F-47 through F-52.

                 MISSION PARTY ICE, INC. (A S CORPORATION) AND
              SOUTHWEST TEXAS PACKAGED ICE, INC. (A S CORPORATION)
          COMBINED STATEMENT OF OPERATIONS WITH COMBINING INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                      SOUTHWEST
                                         MISSION        TEXAS
                                        PARTY ICE     PACKAGED      COMBINING      COMBINED
                                           INC.       ICE, INC.    ADJUSTMENTS     BALANCE
                                        ----------    ---------    -----------    ----------
Revenues.............................   $6,853,645    $ 850,869                   $7,704,514
Costs of sales.......................    4,327,267      356,040                    4,683,307
                                        ----------    ---------    -----------    ----------
Gross profit.........................    2,526,378      494,829                    3,021,207
Selling, general and administrative
expenses.............................    1,387,837      110,785                    1,498,622
Depreciation and amortization
expense..............................      698,136      275,576                      973,712
                                        ----------    ---------    -----------    ----------
Income from operations...............      440,405      108,468                      548,873
Other income, net....................       68,448          560      $(4,576)         64,432
Interest expense.....................     (182,179)     (93,932)       4,576        (271,535)
                                        ----------    ---------    -----------    ----------
  Income from continuing operations
     before income
     taxes...........................      326,674       15,096       --             341,770
                                        ----------    ---------    -----------    ----------
  Income taxes Income from continuing
     operations......................      326,674       15,096       --             341,770
Income from discontinued
operations...........................       83,133       --           --              83,133
                                        ----------    ---------    -----------    ----------
Net income...........................   $  409,807    $  15,096      $--          $  424,903
                                        ==========    =========    ===========    ==========

     See notes to combined financial statements at pages F-47 through F-53.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Southwestern Ice, Inc.:

     We have audited the accompanying balance sheets of SOUTHWESTERN ICE, Inc. (an Arizona corporation) as of December 31, 1996 and 1995, and the related statements of operations and changes in retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southwestern Ice, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Phoenix, Arizona,
January 27, 1997.

                             SOUTHWESTERN ICE, INC.
                                 BALANCE SHEETS

                                                                  DECEMBER 31,
                                                         ------------------------------
                                        MARCH 31, 1997        1996            1995
                                        --------------   --------------  --------------
                                         (UNAUDITED)
               ASSETS
CURRENT ASSETS:
     Cash............................    $     32,595    $       39,821  $      135,289
     Short-term investments..........          50,000            95,000        --
     Accounts receivable, less
       allowance for doubtful
       accounts of $27,000 at both
       December 31, 1996 and 1995
       (Note 1)......................       1,379,319         1,204,745       1,352,607
     Inventories.....................         427,362           371,433         370,300
     Prepaid expenses and other
       current assets................          55,664            89,599         103,216
                                        --------------   --------------  --------------
          Total current assets.......       1,944,940         1,800,598       1,961,412
PROPERTY, PLANT AND EQUIPMENT, net
  (Notes 2 and 3)....................       9,782,141        10,168,279      10,591,579
ASSETS HELD FOR SALE (Note 1)........         265,655           265,655        --
OTHER ASSETS, net....................         170,202           173,292         199,689
                                        --------------   --------------  --------------
                                         $ 12,162,938    $   12,407,824  $   12,752,680
                                        ==============   ==============  ==============
           LIABILITIES AND
      STOCKHOLDERS' INVESTMENT
CURRENT LIABILITIES:
     Current portion of debt and
       obligations under capital
       leases (Note 3)...............    $  1,043,137    $    1,068,181  $    1,868,159
     Operating line of credit (Note
       3)............................         600,000           600,000        --
     Accounts payable................       1,168,779           733,799       1,096,257
     Accrued liabilities.............         521,669           475,513         565,430
     Other liabilities (Note 4)......        --                --               500,000
                                        --------------   --------------  --------------
          Total current
             liabilities.............       3,333,585         2,877,493       4,029,846
                                        --------------   --------------  --------------
DEBT AND OBLIGATIONS UNDER CAPITAL
  LEASES, less current portion (Note
  3).................................       7,757,550         7,856,134       8,112,280
                                        --------------   --------------  --------------
COMMITMENTS AND CONTINGENCIES (Notes
  4 and 5)
STOCKHOLDERS' INVESTMENT:
     Capital stock; no par value,
       1,000,000 shares authorized,
       1,110 shares issued and
       outstanding at both December
       31, 1996 and 1995 and March
       31, 1997......................           1,110             1,110           1,110
     Retained earnings...............       1,070,693         1,673,087         609,444
                                        --------------   --------------  --------------
          Total stockholders'
             investment..............       1,071,803         1,674,197         610,554
                                        --------------   --------------  --------------
                                         $ 12,162,938    $   12,407,824  $   12,752,680
                                        ==============   ==============  ==============

      The accompanying notes are an integral part of these balance sheets.

                             SOUTHWESTERN ICE, INC.
           STATEMENTS OF OPERATIONS AND CHANGES IN RETAINED EARNINGS

                                           THREE MONTHS ENDED
                                               MARCH 31,              YEAR ENDED DECEMBER 31,
                                       --------------------------  ------------------------------
                                           1997          1996           1996            1995
                                       ------------  ------------  --------------  --------------
                                              (UNAUDITED)
SALES................................  $  2,206,840  $  2,350,481  $   14,050,305  $   13,933,266
COST OF SALES........................     2,066,527     2,053,176      10,270,979      10,414,557
                                       ------------  ------------  --------------  --------------
     Gross profit....................       140,313       297,305       3,779,326       3,518,709
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................       688,063       579,291       2,640,271       2,464,654
                                       ------------  ------------  --------------  --------------
     Income (loss) from operations...      (547,750)     (281,986)      1,139,055       1,054,055
                                       ------------  ------------  --------------  --------------
OTHER (INCOME) EXPENSE:
     Interest expense................       226,730       194,952         920,136         798,316
     Other (income) expense..........      (172,086)        9,034         (14,682)       (238,406)
                                       ------------  ------------  --------------  --------------
          Total other expense, net...        54,644       203,986         905,454         559,910
                                       ------------  ------------  --------------  --------------
INCOME BEFORE EXTRAORDINARY ITEM.....      (602,394)     (485,972)        233,601         494,145
EXTRAORDINARY ITEM:
     Gain from extinguishment of
       debt..........................       --            --              830,042        --
                                       ------------  ------------  --------------  --------------
NET (LOSS) INCOME....................      (602,394)     (485,972)      1,063,643         494,145
RETAINED EARNINGS, beginning
  balance............................     1,673,087       609,444         609,444         115,299
                                       ------------  ------------  --------------  --------------
RETAINED EARNINGS, ending balance....  $  1,070,693  $    123,472  $    1,673,087  $      609,444
                                       ============  ============  ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                             SOUTHWESTERN ICE, INC.
                            STATEMENTS OF CASH FLOWS

                                           THREE MONTHS ENDED
                                               MARCH 31,              YEARS ENDED DECEMBER 31,
                                       --------------------------  ------------------------------
                                           1997          1996           1996            1995
                                       ------------  ------------  --------------  --------------
                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income..................  $   (602,394) $   (485,972) $    1,063,643  $      494,145
  Adjustments to reconcile net (loss)
     income to net cash provided by
     operating activities --
  Depreciation and amortization......       298,852       269,313       1,124,380       1,020,393
  Debt discount amortization.........         2,343         3,446          12,127          51,311
  Gain on sale of property, plant and
     equipment.......................      (172,085)      --             (198,601)       (207,986)
  Gain on extinguishment of debt.....       --            --             (830,042)       --
  (Increase) decrease in assets:
     Accounts receivable.............      (174,574)       71,206         147,862         (65,800)
     Inventories.....................       (55,929)       35,687          (1,133)         80,332
     Prepaid expenses and other
       current assets................        33,935        21,598          13,617         (26,188)
     Other assets....................        (1,231)       (8,188)         (9,470)        (19,607)
  Increase (decrease) in liabilities:
     Accounts payable................       434,980      (156,480)       (362,458)        184,151
     Accrued liabilities.............        46,156       115,838          88,309        (348,244)
                                       ------------  ------------  --------------  --------------
       Net cash (used in) provided by
          operating activities.......      (189,947)     (133,552)      1,048,234       1,162,507
                                       ------------  ------------  --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of property,
     plant and equipment and assets
     held for sale...................       328,495       --              525,000       1,611,285
  Purchase of property, plant and
     equipment.......................       (64,803)     (125,609)       (631,526)       (417,292)
  Proceeds from (purchase of)
     short-term investments..........        45,000       --              (95,000)       --
  Disposition costs of assets held
     for sale........................       --            --             --              (553,374)
                                       ------------  ------------  --------------  --------------
       Net cash (used in) provided by
          investing activities.......       308,692      (125,609)       (201,526)        640,619
                                       ------------  ------------  --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt.......       --             19,441       8,041,542        --
  Principal payments on long-term
     debt............................      (125,971)     (372,731)     (9,583,718)     (1,842,841)
  Proceeds from line of credit.......       --            500,000       1,311,950         200,000
  Payments on line of credit.........       --            --             (711,950)       (200,000)
                                       ------------  ------------  --------------  --------------
       Net cash (used in) provided by
          financing activities.......      (125,971)      146,710        (942,176)     (1,842,841)
NET DECREASE IN CASH.................        (7,226)     (112,451)        (95,468)        (39,715)
CASH, beginning balance..............        39,821       135,289         135,289         175,004
                                       ------------  ------------  --------------  --------------
CASH, ending balance.................  $     32,595  $     22,838  $       39,821  $      135,289
                                       ============  ============  ==============  ==============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for interest.............  $    229,140  $    179,348  $      951,991  $      713,853
                                       ============  ============  ==============  ==============
SUPPLEMENTAL DISCLOSURE OF NONCASH
  FINANCING ACTIVITIES:
  Capital lease obligations of
     $803,307 and $116,312 were
     incurred during 1996 and 1995,
     respectively.

   The accompanying notes are an integral part of these financial statements.

                             SOUTHWESTERN ICE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

(1)  OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  OPERATIONS

     Southwestern Ice, Inc. (the Company) was incorporated in the State of Arizona on February 25, 1992. The Company's primary business activity is the production, marketing, and distribution of ice products in Arizona, southern Texas, Memphis, Tennessee, Albuquerque, New Mexico and El Centro, California. The Company has elected to be organized as an S corporation and therefore, is not subject to income taxes. Accordingly, there is no provision for income taxes reflected in the accompanying financial statements.

     In 1994, the Company's program for market penetration culminated with the acquisition of the national ice operations of Southeastern Public Service Company (SEPSCO). During the following two years the Company disposed of unprofitable segments of the SEPSCO operations; additionally it made three strategic acquisitions of small operations in order to strengthen the Company's primary markets. See specific discussion on acquisition/disposal activity below.

     During the summer of 1996, new technology was introduced into the Company's primary market. Specifically, this technology produces and bags ice within the ice merchandiser located at the customer site. Realizing the opportunities for increased sales volume and market penetration while allowing the Company to reduce its production and shipping costs, the Company entered into a Master Equipment Lease Agreement with the owner of the technology. The Company also believes the addition of this new technology will compliment its traditional ice operations by increasing its production capacity during periods of the year in which demand has typically exceeded the Company's production capacity. Pursuant to the lease agreement, the Company granted the technology owner an option to purchase the Company, exercisable within five years from the date of the Master Equipment Lease Agreement at a price based on an agreed-upon formula (see Note
4).

     During 1996, the Company sold certain assets related to its Corpus Christi, Texas ice production and distribution facility and certain mobile refrigerated vacuum equipment. The Company recognized a gain of approximately $145,000 on proceeds of approximately $525,000. The Company has classified the assets still located in Corpus Christi as assets held for sale and is actively marketing these assets. No depreciation expense has been recorded since the date the assets were taken out of production and made available for sale. The assets held for sale at December 31, 1996, consist of the following:

Land.................................  $  155,506
Buildings............................     110,149
                                       ----------
                                       $  265,655
                                       ==========

     The following unaudited pro forma information has been prepared assuming the disposal of the Corpus Christi assets and discontinuance of those operations occurred at the beginning of 1996.

                                            1996
                                       --------------
Revenues.............................  $   13,839,730
Gross profit.........................       3,793,418
Income from operations...............       1,204,780

     The unaudited pro forma combined financial data is provided for illustrative purposes only and is not necessarily indicative of the results of operations that would have been reported had the disposition of these operations occurred on January 1, 1996, nor does it represent a forecast of the results of operations for any future period.

     During 1995, the Company sold for aggregate proceeds of approximately $1,408,000 certain assets located in Florida and certain assets related to its Albuquerque water operations, all of which were

                             SOUTHWESTERN ICE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

originally acquired in the SEPSCO acquisition discussed below. No gain or loss resulted from these sales as the assets were recorded at their net realizable value. Also, during 1995, the Company sold certain assets related to its Phoenix dry ice operations. The sale of these assets resulted in a gain of approximately $208,000 on proceeds of approximately $250,000.

     During 1995, the Company acquired certain assets of three ice distributors for a total purchase price of approximately $246,000. The excess cost over the net assets acquired of approximately $38,000 is included in other assets in the accompanying financial statements and is being amortized over 15 years. In accordance with APB No. 16, Accounting for Business Combinations, the acquisitions were accounted for as purchases and, accordingly the purchase price was allocated to the assets acquired based on their respective estimated fair values at the date of acquisition.

     Effective April 8, 1994, the Company, pursuant to a Purchase Agreement with Southeastern Public Service Company (SEPSCO), acquired substantially all of the assets, subject to certain liabilities (see Note 4) of an ice manufacturing and distribution company for approximately $9,295,000. Funding was provided by the issuance of a note payable to SEPSCO in the amount of $4,295,000 and $5,000,000 obtained on the issuance of a note payable to a bank (see Note 3).

     The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to the assets and liabilities acquired based on their respective estimated fair values at the date of acquisition. The allocation is summarized as follows:

Accounts receivable..................  $    1,044,868
Inventories..........................         468,478
Property, plant and equipment........       9,362,494
Assets held for sale.................         506,226
Accounts payable.....................        (546,014)
Accrued liabilities..................        (541,052)
Other liabilities....................      (1,000,000)
                                       --------------
                                       $    9,295,000
                                       ==============

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  SHORT-TERM INVESTMENTS

     Short-term investments consist of certificates of deposits with a financial institution which have original maturities in excess of three months and are carried at cost, which approximate market.

  INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out basis) or market. The Company's inventory consists of wet ice and bags for the transportation and storage of ice.

  OTHER ASSETS

     The cost of customer lists, trade name and other identifiable intangible assets acquired in connection with business acquisitions are amortized on a straight-line basis over 15 years. Amortization expense totaled

                             SOUTHWESTERN ICE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

to $18,000 and $17,000 for the years ended December 31, 1996 and 1995. Accumulated amortization was $47,700 and $34,200 as of December 31, 1996 and 1995, respectively.

  OTHER LIABILITIES

     At December 31, 1995, other liabilities consisted of the remediation costs associated with SEPSCO acquisition (see Note 4). These remediation costs were fully paid in conjunction with the debt refinancing discussed in Note 3.

  CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables. The Company earns approximately 76% of its revenues from Arizona with the remaining portion earned from Texas, Tennessee, New Mexico and California. Also, approximately 44% of the Company's sales are to major supermarket chains.

  RECENTLY ISSUED PRONOUNCEMENTS

     During 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires companies to review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable and provides guidance to be considered in performing such reviews. The adoption of SFAS No. 121 did not have an impact on the Company's financial position or results of operations.

(2)  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment is recorded at cost. Property and equipment held under capital leases is stated at the present value of minimum lease payments, net of accumulated amortization. These assets are amortized over the lesser of the lease term or the estimated useful life of the underlying assets using the straight-line method. Additions, improvements and major renewals are capitalized. Maintenance, repairs and minor renewals, which do not improve or significantly extend the life of assets, are expensed as incurred. Depreciation is computed on a straight-line basis over the following estimated useful lives:

                                         ESTIMATED
          ASSET DESCRIPTION                 LIFE
-------------------------------------   ------------
Buildings and improvements...........   31 years
Machinery and equipment..............   7-12 years
Furniture and fixtures...............   7-12 years
Vehicles.............................   5 years

     Property, plant and equipment at December 31 consists of the following:

                                            1996            1995
                                       --------------  --------------
Land.................................  $      749,361  $      994,031
Buildings and improvements...........       3,010,772       3,183,380
Machinery and equipment..............       7,213,527       6,625,892
Furniture and fixtures...............         691,394         656,437
Vehicles.............................       1,431,552       1,059,695
                                       --------------  --------------
                                           13,096,606      12,519,435
Less -- Accumulated depreciation.....      (2,928,327)     (1,927,856)
                                       --------------  --------------
                                       $   10,168,279  $   10,591,579
                                       ==============  ==============

                             SOUTHWESTERN ICE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3)  DEBT AND OBLIGATIONS UNDER CAPITAL LEASES:

     In July 1996, the Company used $8,600,000 in proceeds from borrowings with a bank to retire approximately $9,083,000 in debt and $500,000 in accrued remediation liabilities (see Note 4). The new debt consists of a senior term note, a secondary term note and a revolving line of credit. The retired debt consisted of three loan agreements and a revolving line of credit with a bank and a subordinated note payable to SEPSCO. The refinancing resulted in an extraordinary gain on extinguishment of debt of $830,042.

     Debt and obligations under capital leases at December 31 consists of the following:

                                            1996            1995
                                       --------------  --------------
Senior note payable to bank
  collateralized by personal
  property, real estate, capital
  stock and a shareholder certificate
  of deposit, payable in monthly
  installments of $65,775 including
  interest at prime (8.25% at
  December 31, 1996), plus 1.5%
  through June 2006..................  $    4,606,854  $     --
Secondary note payable to bank
  collateralized by personal
  property, real estate, capital
  stock and a shareholder certificate
  of deposit, payable in monthly
  installments of interest only at
  prime plus 1.5% through June
  2006...............................       3,000,000        --
Note payable to bank collateralized
  by accounts receivable and
  equipment, payable in monthly
  installments of $106,060 including
  interest at 8.25% per annum, paid
  in full in July 1996...............        --             4,188,471
Subordinated note payable to SEPSCO,
  payable in annual installments of
  $120,000 plus interest at 5% per
  annum, beginning April 1996 and
  1995, paid in full in July 1996....        --             3,880,767
Installment note payable to bank
  collateralized by accounts
  receivable and equipment and
  personally guaranteed by a
  shareholder, payable in monthly
  installments of $13,911 plus
  interest at prime plus 2%, paid in
  full in July 1996..................        --               430,636
Obligations under capital leases, net
  of amounts representing interest.
  Interest ranging from 9% to 13%,
  maturing through October 2001......         879,035         407,099
Note payable to bank, collateralized
  by shareholder certificate of
  deposit, interest payable in
  monthly installments at time
  deposit rate plus 2% per annum,
  paid in full in July 1996..........        --               495,000
Note payable to shareholder, due in
  monthly installments of $6,458 plus
  interest at 10% through April
  1999...............................         284,167         322,917
Other................................         165,804         279,221
                                       --------------  --------------
                                            8,935,860      10,004,111
Less -- Current portion..............      (1,068,181)     (1,868,159)
Unamortized discount.................         (11,545)        (23,672)
                                       --------------  --------------
                                       $    7,856,134  $    8,112,280
                                       ==============  ==============

     Pursuant to the refinancing, the Company entered in a revolving line of credit with a bank which is secured by personal property, real estate, capital stock and a shareholder certificate of deposit. Interest is payable monthly at prime plus 1.5% until maturity of the line of credit in May 1997. The maximum borrowing base is determined by the Company's accounts receivable balance, as defined, not to exceed $600,000. The line of credit was fully drawn at the time of refinancing to pay in full the outstanding balance

                             SOUTHWESTERN ICE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

of an existing line of credit with a bank. Interest on the retired line of credit was payable monthly at the institution's reference rate plus 2%.

     Maturities on long-term debt and obligations under capital leases are as follows:

1997.................................  $  1,146,639
1998.................................       979,496
1999.................................       886,543
2000.................................       819,752
2001.................................       832,196
Thereafter...........................     4,428,239
                                       ------------
                                          9,092,865
Less -- Interest on capital leases...      (168,550)
                                       ------------
                                       $  8,924,315
                                       ============

(4)  COMMITMENTS AND CONTINGENCIES:

     Pursuant to the Purchase Agreement with SEPSCO, the Company set forth a remediation plan for all environmental contamination at all real properties acquired. As a result of the Company refinancing its debt and accrued liabilities to SEPSCO, the Company was relieved of its remaining remediation liability by SEPSCO in July 1996. The Company's maximum liability was $1,500,000. Costs paid by the Company in excess of $500,000 reduced dollar-for-dollar the principal balance of the note payable to SEPSCO up to a maximum reduction of $500,000. As of the refinancing date, the Company had paid approximately $795,000 in remediation costs which resulted in a forgiveness of $500,000 in accrued remediation liability which is included in the calculation of the gain from the debt extinguishment.

     In September 1996, the Company entered into an option agreement (the Agreement) with another corporation (the Buyer) whereby the Company granted the Buyer a five-year option to purchase its assets. The purchase price set forth in the Agreement is calculated from the Company's earnings before interest, taxes, depreciation and amortization (EBITDA) with a valuation premium, as defined in the Agreement. This option may be exercised by the Buyer on or before September 2001 by giving written notice to the Company. Payment of the agreed-upon price must be in the form of a combination of cash and common stock of the Buyer issued in conjunction with an initial public offering. Certain personal and real property are excluded from the option. No consideration was received from the Buyer in exchange for the option.

     The Company also entered into a Master Equipment Lease Agreement in September 1996 with the Buyer to lease various ice manufacturing and merchandising systems for retail and commercial use. The lease agreement is for an initial term of five years with an option to renew for an additional five-year term. The annual per unit lease rate is equal to 25% of the Buyer's cost to manufacture and install the ice merchandising systems. The Company has agreed to lease 157 systems as of September 1997 and an additional 100 systems per year thereafter.

     Future minimum lease payments under the Master Equipment Lease are as follows:

             YEAR ENDED
            DECEMBER 31,
            -------------
  1997...............................    $  385,314
  1998...............................       385,314
  1999...............................       385,314
  2000...............................       385,314
  2001...............................       266,509
                                        ------------
  Total minimum lease payments.......    $1,807,765
                                        ============

                             SOUTHWESTERN ICE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     In connection with the lease agreement, the Company entered into a service agreement with the Buyer whereby the Company will pay a monthly management fee of $10,000 for the Buyer to have primary responsibility for marketing the ice merchandising systems and oversight responsibility for installing, operating, managing and servicing the systems. In addition, the Company is required to reimburse the Buyer for all costs relating to activities under the agreement including all costs associated with the operation, repair and maintenance of the systems. The Company also must pay directly or through reimbursement to the Buyer, all salaries, wages and other compensation and benefits of all personnel employed by the Buyer and involved with the operation of the Company's leased systems. The term of the agreement is for ten years or the termination of the Master Equipment Lease Agreement.

     Effective September 1994, the Company adopted a 401(k) profit sharing plan (the "Plan") for all employees who are 21 years of age or older and have completed one year of service. The Plan provides for a mandatory matching contribution equal to 25% of the amount of the employee's salary deduction not to exceed 5% of an employee's annual compensation. The Company's matching contribution was $10,580 and $15,000 for Plan years ending December 31, 1996 and 1995, respectively.

(5)  RELATED PARTY TRANSACTIONS:

     The Company makes monthly payments of $3,000 to a company owned by a shareholder to rent an ice manufacturing and storage facility. The Company is also responsible for the related property taxes on the facility. The shareholder has an obligation to extend the current lease (which expires February 1997) for an additional five years. Total lease and tax obligations paid or accrued to or on behalf of the shareholder were $63,600 and $36,000 for 1996 and 1995, respectively.

     The Company has entered into a management consulting agreement with a shareholder. The management contract is renewable annually. Under the management contract, the shareholder is entitled to receive monthly payments of $10,000. Fees paid or accrued to the shareholder were $128,550 and $120,000 during 1996 and 1995, respectively.

(6)  EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF AUDITORS' REPORT:

     On March 26, 1997, the Company sold its Albuquerque, New Mexico facility to a non-related third party and entered into a ten-month lease-back agreement for this facility.

     On April 16, 1997, the Company distributed certain property and buildings with an approximate net book value of $369,000 to SWI, Inc., a related entity.

     On April 17, 1997, the Company consummated an agreement with Packaged Ice, Inc. to merge into a wholly-owned subsidiary of Packaged Ice, Inc. (SWI Acquisition). The total consideration for the SWI Acquisition was $18.8 million, consisting of $3.5 million in cash, $9.3 million in repayment of the Company's debt and $6.0 million in shares of the Company's common stock (valued at $10.00 per share) payable to the Company's shareholders.

(7)  PRESENTATION OF UNAUDITED INTERIM FINANCIAL INFORMATION

     The financial statements presented herein at March 31, 1997 and for the three-month periods ended March 31, 1997 and 1996 are unaudited; however, all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the periods covered have been made and are of a normal, recurring nature. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of the interim periods are not necessarily indicative of results to expect for the full year.

                               [GRAPHIC OMITTED]

================================================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                   ------------------------------------------
                               TABLE OF CONTENTS
                   ------------------------------------------

                                           PAGE
                                           ----
PROSPECTUS SUMMARY......................     1
RISK FACTORS............................     7
DISCLOSURE REGARDING FORWARD-LOOKING
  STATEMENTS............................    13
THE COMPANY.............................    14
USE OF PROCEEDS.........................    16
DIVIDEND POLICY.........................    16
DILUTION................................    17
CAPITALIZATION..........................    18
UNAUDITED PRO FORMA COMBINED CONDENSED
  FINANCIAL STATEMENTS..................    19
SELECTED HISTORICAL FINANCIAL DATA......    25
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS............................    26
BUSINESS................................    32
MANAGEMENT..............................    40
PRINCIPAL SHAREHOLDERS..................    46
CERTAIN TRANSACTIONS....................    48
DESCRIPTION OF CAPITAL STOCK............    49
SHARES ELIGIBLE FOR FUTURE SALE.........    53
UNDERWRITING............................    54
LEGAL MATTERS...........................    56
EXPERTS.................................    56
ADDITIONAL INFORMATION..................    56
FINANCIAL STATEMENTS....................   F-1

  UNTIL             , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                9,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                         ------------------------------
                                   PROSPECTUS
                         ------------------------------

                             NationsBanc Montgomery
                                 Securities LLC

                           Jefferies & Company, Inc.

                            Bear, Stearns & Co. Inc.
                                 Stephens Inc.

                                           , 1999

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are set forth in the following table. The Company shall pay the estimated expenses of issuance and distribution in proportion to the respective number of shares sold by it in the Offering. Each amount, except for the Commission and National Association of Securities Dealers, Inc. ("NASD") fees, is estimated.

Commission registration fees............  $  42,406
NASD filing fees........................  $  14,875
Nasdaq National Market application and
  listing fees..........................  $  91,000
Transfer agent's and registrar's fees
  and expenses..........................  $   *
Printing and engraving expenses.........  $   *
Legal fees and expenses.................  $   *
Accounting fees and expenses............  $   *
Blue sky fees and expenses..............  $   *
Miscellaneous...........................  $   *
                                          ---------
     Total..............................  $
                                          =========
------------
* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is empowered by Art. 2.02-1 of the Texas Business Corporation subject to the procedures and limitations stated therein, to indemnify any person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director or officer against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the proceeding. The Company is required by Art. 2.02-1 to indemnify a director or officer against reasonable expenses (including court costs and attorneys' fees) incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. The Articles and bylaws of the Company provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the Texas Business Corporation Act. In addition, the Company has, pursuant to Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, provided in its articles of incorporation that, to the fullest extent permitted by applicable law, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for an act or omission in a director's capacity as director of the Company.

     The Company has entered into indemnification agreements with each of its directors and certain of its executive officers. The indemnification agreements provide that the Company shall indemnify these individuals against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of the Company) to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of the Company; PROVIDED that, with respect to a civil, administrative or investigative (other than criminal) action, such individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal proceedings, he or she had no reasonable cause to believe his or her conduct was unlawful. With respect to any action brought by or in the right of the Company, such individuals may be indemnified, to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company. The agreements also require indemnification of such individuals for all reasonable expenses incurred in connection with the successful defense of any action or claim and provide for partial indemnification in the case of any partially successful defense.

     The Company has obtained an insurance policy providing for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. The Company has entered into separate indemnification agreements with each of its directors which may require the Company, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors to the maximum extent permitted under Texas law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since January 1996, the Company issued and sold the following unregistered securities:

           (1) On January 17, 1997, the Company issued 124,831 shares of Series B Convertible Preferred Stock to Food Fund, Norwest and an accredited investor for an aggregate cash consideration of $757,761. This issuance was exempt from registration under Section 4(2) of the Securities Act.

           (2) On February 18, 1997, the Company issued 6,000 shares of Common Stock to an employee for an aggregate cash consideration of $45,000. This issuance was exempt from registration under Section 4(2) of the Securities Act.

           (3) On April 17, 1997, the Company issued a total of 995,020 shares of Common Stock valued at $10 per share to the former shareholders of Southwest Texas Packaged Ice, Inc., Mission Party Ice, Inc. and Southwestern Ice, Inc. as partial consideration for the Company's acquisition of Southwest Texas Packaged Ice, Inc., Mission Party Ice, Inc. and Southwestern Ice, Inc. This issuance was exempt from registration under
     Section 4(2) of the Securities Act.

           (4) On April 17, 1997, the Company issued $50 million of 12% Senior Notes due 2004 with detachable warrants to purchase 511,855 shares of Common Stock for $0.01 per share. In connection with such issuance, the Company issued warrants to purchase $127,972 shares of Common Stock for $0.01 per share to Jefferies, the initial purchaser of 12% Senior Notes as partial consideration for its services. These issuances were exempt from registration under Section 4(2) of the Securities Act.

           (5) On May 22, 1997, in connection with its acquisition of various assets of The Pipkin Company (d/b/a The Ice Company), the Company issued to H.O. Pipkin and Joy E. Pipkin a total of 2,500 shares of Common Stock valued at $10 per share as partial consideration for the acquisition. This issuance was exempt from registration under Section 4(2) of the Securities Act.

           (6) On May 22, 1997, the Company issued to James M. Raines 18,271 shares of Common Stock in exchange for the return of warrants entitling James M. Raines to purchase 43,296 shares of Common Stock at an exercise price of $5.78 per share. This issuance was exempt from registration under
     Section 3(a)(9) of the Securities Act.

           (7) On May 30, 1997, as partial consideration for its acquisition of various assets of Apache Ice Company, the Company issued 4,500 shares of Common Stock valued at $10 per share to an accredited investor. This issuance was exempt from registration under Section 4(2) of the Securities Act.

           (8) On June 2, 1997, the Company issued 2,628 shares of Common Stock to Lancer Corporation for an aggregate cash consideration of $26,280. This issuance was exempt from registration under Section 4(2) of the Securities Act.

           (9) On July 17, 1997, the Company issued 300,000 shares of Common Stock to SV for an aggregate cash consideration of $3,000,000. In connection with such issuance and without additional consideration, the Company also issued a warrant to purchase up to 100,000 shares of Common Stock for $14 per share. This issuance was exempt from registration under Section 4(2) of the Securities Act.

          (10) On August 21, 1997, as partial consideration for its acquisition of various assets of Whitted Ice Service, the Company issued a total of 15,411 shares of Common Stock valued at $10 per share to the former shareholders of Whitted Ice Service. This issuance was exempt from registration under Section 4(2) of the Securities Act.

          (11) On September 3, 1997, the Company issued a total of 15,000 shares of Common Stock valued at $10 per share to the former shareholders of First Ice Company and Codorus Leasing Company as partial consideration for the Company's acquisition of both First Ice Company and Codorus Leasing Company. This issuance was exempt from registration under Section 4(2) of the Securities Act.

          (12) On September 4, 1997, as partial consideration for its acquisition of various assets of A-Alaska Ice, Inc., the Company issued to A-Alaska, Inc. a total of 56,500 shares of Common Stock. This issuance was exempt from registration under Section 4(2) of the Securities Act.

          (13) On September 10, 1997, the Company issued a total of 15,000 shares of Common Stock valued at $10 per share to the former shareholders of McGehee-Neutze, Inc. as partial consideration for the Company's acquisition of McGehee-Neutize, Inc. This issuance was exempt from registration under Section 4(2) of the Securities Act.

          (14) On September 12, 1997, the Company issued a total of 51,000 shares of Common Stock valued at $10 per share to the former shareholders of Century Ice of Tulsa, Inc. and Ice Cold Enterprises, Inc. as partial consideration for the Company's acquisition of both Century Ice of Tulsa, Inc. and Ice Cold Enterprises, Inc. This issuance was exempt from registration under Section 4(2) of the Securities Act.

          (15) On September 27, 1997, as partial consideration for its acquisition of various assets of
     A-Arctic Inc, the Company issued to Donald S. Olsen and Christopher S. Olsen a total of 30,000 shares of Common Stock valued at $10 per share. This issuance was exempt from registration under Section 4(2) of the Securities Act.

          (16) On October 19, 1997, as partial consideration for its acquisition of various assets of Ed's Refrigeration, Inc., the Company issued to Edmond Paques and True Dee Paques a total of 10,000 shares of Common Stock valued at $10 per share. This issuance was exempt from registration under Section 4(2) of the Securities Act.

          (17) On October 16, 1997, the Company issued to Jefferies, the initial purchaser, $25 million of 12% Senior Notes due 2004 with detachable warrants to purchase 255,943 shares of Common Stock for $0.01 per share. This issuance was exempt from registration under Section 4(2) of the Securities Act.

          (18) On October 27, 1977, the Company issued a total of 127,800 shares of Common Stock valued at $10 per share to the former shareholders of Central Arkansas Cold Storage, Inc. and Golden Eagle Ice Company as partial consideration for the Company's acquisition of both Central Arkansas Cold Storage, Inc. and Golden Eagle Ice Company. This issuance was exempt from registration under Section 4(2) of the Securities Act.

          (19) On December 2, 1997, the Company issued to Culligan 100,000 shares of 10% Exchangeable Preferred Stock, 40 shares of Series C Preferred Stock, and warrants, having an exercise price of $13 per share, to purchase 1,807,692 shares of Common Stock, for an aggregate of $10 million. On the same date, the Company issued to an accredited investor 15,000 shares of 10% Mandatorily Redeemable Preferred Stock, 6 shares of Series C Preferred Stock and warrants to purchase an aggregate of 115,385 shares of Common Stock, for an aggregate of $1.5 million. These issuances were exempt from registration under Section 4(2) of the Securities Act.

          (20) On December 15, 1997 the Company issued to Culligan 135,000 shares of 10% Exchangeable Preferred Stock and 54 shares of Series C Preferred Stock for an aggregate purchase price of $13.5 million. This issuance was exempt from registration under Section 4(2) of the Securities Act.

          (21) On January 15, 1998, the Company issued 4,500 shares of Common Stock for an aggregate cash consideration of $27,990 and issued 1,800 shares of Common Stock for an aggregate cash consideration of $12,150 upon exercise of options by a former employee. These issuances were exempt from registration under Section 3(a)(1) of the Securities Act.

          (22) On Januay 28, 1998, the Company issued to Jefferies, the initial purchaser, $145 million of 9 3/4% Series A Senior Notes due 2005. This issuance was exempt from registration under Section 4(2) of the Securities Act.

          (23) On February 6, 1998, the Company issued 10,000 shares of Common Stock valued at $10 per share to the former shareholders of Fiesta Fun Ice Co. as partial consideration for the Company's acquisition of Fiesta Fun Ice Co. This issuance was exempt from registration under Section 4(2) of the Securities Act.

          (24) On February 13, 1998, the Company issued a total of 188,308 shares of Common Stock valued at $13 per share to the former shareholders of Scianna's Party Ice, Inc. as partial consideration for the Company's acquisition of Scianna's Party Ice, Inc. This issuance was exempt from registration under Section 4(2) of the Securities Act.

          (25) On March 5, 1998, the Company issued a total of 38,400 shares of Common Stock valued at $13 per share to the former shareholders of Party Time Ice, Co. as partial consideration for the Company's acquisition of Party Time Ice, Co. This issuance was exempt from registration under
     Section 4(2) of the Securities Act.

          (26) On March 6, 1998, the Company issued a total of 91,565 shares of Common Stock valued at $13 per share to the former shareholders of J.P. Albert Ice, Co., as partial consideration for the Company's acquisition of J.P. Albert Ice, Co. This issuance was exempt from registration under
     Section 4(2) of the Securities Act.

          (27) On March 11, 1998, the Company issued to Arthur Biggs, Charlotte Biggs and other accredited investors a total of 379,619 shares of Common Stock valued at $10 per share as partial consideration for the Company's acquisition of Artic Ice Corporation. This issuance was exempt from registration under Section 4(2) of the Securities Act.

          (28) On March 24, 1998, the Company issued a total of 192,308 shares of Common Stock valued at $13 per share to the former shareholders of Anniston Ice & Coal Company, Inc. as partial consideration for the Company's acquisition of Anniston Ice & Coal Company, Inc. This issuance was exempt from registration under Section 4(2) of the Securities Act.

          (29) On April 30, 1998, the Company issued to Jefferies, the initial purchaser, $125 million of 9 3/4% Series A Senior Notes due 2005. On the same date, the Company issued to Ares and SV 400,000 shares of Series A 13% Preferred Stock and warrants to purchase 975,752 shares of Common Stock for an aggregate cash consideration of $40,000,000. These issuances were exempt from registration under Section 4(2) of the Securities Act.

          (30) On June 30, 1998, the Company issued to Tim D. Davis a warrant to purchase 15,000 shares of Common Stock at an exercise price of $15 per share as partial consideration for the Company's acquisition of Clinton Ice Company, Inc. This issuance was exempt from registration under Section 4(2) of the Securities Act.

          (31) On July 29, 1998, the Company issued 3,000 shares of Common Stock valued at $10 per share to Carroll E. Summers, Jr. as partial consideration for the Company's acquisition of a certain track of real property located at 4301 Loop 20, Laredo, Webb County, Texas. This issuance was exempt from registration under Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  EXHIBITS

     The following is a list of exhibits filed as part of this Registration Statement. Where so indicated by footnote, exhibits which were previously filed are incorporated by reference.

      EXHIBIT NO.                     DESCRIPTION
----------------------------------------------------------------
           1.1       -- Form of Underwriting Agreement.*

           3.1       -- Restated Articles of Incorporation of
                        the Company filed with the Secretary of
                        State of the State of Texas on February
                        5, 1992. (Exhibit 3.2)(1)

           3.2       -- Articles of Amendment to the Restated
                        Articles of Incorporation of the Company filed with the Secretary of State of the State of Texas on August 11, 1998.(12)

           3.3       -- Amended and Restated Bylaws of the
                        Company, effective as of January 20,
                        1997. (Exhibit 3.5)(1)

           4.1       -- Securityholder's and Registration Rights
                        Agreement, dated as of October 16, 1997, among the Company and the Initial
                        Purchaser. (Exhibit 4.6)(1)

           4.2       -- Certificate of Designation of Series C
                        Preferred Stock. (Exhibit 4.1)(5)

           4.3       -- Certificate of Designation of 10%
                        Exchangeable Preferred Stock. (Exhibit
                        4.2)(5)

           4.4       -- Certificate of Designation of 13%
                        Exchangeable Preferred Stock Series A.
                        (Exhibit 4.10)(9)

           4.5       -- Amended and Restated Certificate of
                        Designation of 10% Exchangeable
                        Preferred Stock. (Exhibit 4.12)(9)

           4.6       -- Purchase Agreement dated January 22,
                        1998 by and among Packaged Ice and
                        Jefferies. (Exhibit 4.2)(6)

           4.7       -- Registration Rights Agreement dated
                        January 28, 1998 by and among Packaged
                        Ice, the Subsidiary Guarantors and
                        Jefferies. (Exhibit 4.3)(6)

           4.8       -- Indenture by and among Packaged Ice, as
                        Issuer, the Subsidiary Guarantors and
                        U.S. Trust Company of Texas, N.A. as
                        Trustee dated as of January 28, 1998,
                        Amended and Restated as of April 30,
                        1998. (Exhibit 4.1)(9)

           4.9       -- Purchase Agreement among the Company,
                        its subsidiaries and Jefferies as
                        Initial Purchaser ($125,000,000 Senior
                        Notes Offering) dated April 23, 1998.
                        (Exhibit 4.2)(9)

           4.10      -- Registration Rights Agreement by and
                        among Packaged Ice, the Subsidiary
                        Guarantors and Jefferies dated January
                        28, 1998 and Amended and Restated as of
                        April 30, 1998. (Exhibit 4.3)(9)

           4.11      -- Securities Purchase Agreement dated
                        April 30, 1998 by and among Packaged
                        Ice, Ares Leveraged Investment Fund,
                        L.P., and SV. (Exhibit 4.4)(9)

           4.12      -- Warrant Agreement by and among Packaged
                        Ice and Ares Leveraged Investment Fund, P
                        L.P. dated April 30, 1998. (Exhibit
                        4.5)(9)

           4.13      -- Warrant Agreement by and among Packaged
                        Ice and SV dated April 30, 1998.
                        (Exhibit 4.6)(9)

           4.14      -- Exchange Offer Registration Rights
                        Agreement dated April 30, 1998 by and
                        among Packaged Ice, Ares Leveraged
                        Investment Fund, L.P. and SV. (Exhibit
                        4.7)(9)

           4.15      -- Registration Rights Agreement dated
                        April 30, 1998 by and among Packaged Ice and Ares Leveraged Investment Fund, L.P.
                        and SV. (Exhibit 4.8)(9)

           4.16      -- Registration Rights Agreement Dated
                        April 30, 1998 by and among Packaged Ice and SV (Exhibit 4.9)(9)

           4.17      -- Common Stock Purchase Warrant, dated
                        July 17, 1997, executed by the Company
                        for the benefit of SV Capital Partners,
                        L.P. (Exhibit 10.39)(2)

           5.1       -- Opinion of Akin, Gump, Strauss, Hauer &
                        Feld, L.L.P.*

          10.1       -- Agreement and Plan of Merger by and
                        among the Company, Packaged Ice Mission,
                        Inc., Mission and A. J. Lewis III, made
                        as of March 25, 1997. (Exhibit 10.1)(1)

          10.2       -- Agreement and Plan of Merger by and
                        among the Company, Packaged Ice STPI,
                        Inc., STPI and the Shareholders of STPI, made as of March 25, 1997. (Exhibit 10.2)(1)

          10.3       -- Noncompetition Agreement by and among
                        the Company, Packaged Ice Mission, Inc.,
                        Packaged Ice STPI, Inc. and A. J. Lewis
                        III, dated as of April 17, 1997.
                        (Exhibit 10.4)(1)

          10.4       -- Registration Rights Agreement by and
                        among the Company, A. J. Lewis III and
                        Liza B. Lewis, dated as of April 17,
                        1997. (Exhibit 10.5)(1)

          10.5       -- Agreement and Plan of Merger by and
                        among the Company, Packaged Ice South-
                        western, Inc., SWI and the shareholders
                        of SWI, made as of March 25, 1997.
                        (Exhibit 10.6)(1)

          10.6       -- Form of Noncompetition Agreement among
                        the Company, Packaged Ice Southwestern,
                        Inc., and each of Dale Johnson, Alan
                        Bernstein and Robert Miller
                        individually, dated as of April 17,
                        1997. (Exhibit 10.8)(1)

          10.7       -- Registration Rights Agreement by and
                        among the Company, and Dale Johnson,
                        Alan Bernstein and Robert Miller, dated
                        as of April 17, 1997. (Exhibit 10.9)(1)

          10.8       -- 1994 Stock Option Plan, dated July 26,
                        1994 (Exhibit 10.10)(1)

          10.9       -- Form of Stock Option Plan Agreements
                        issued under Stock Option Plan. (Exhib-
                        it 10.11)(1)

          10.10      -- Warrant Agreement among the Company and
                        U.S. Trust Company of Texas, N.A., a
                        national banking association, as Warrant
                        Agent, dated as of April 17, 1997.
                        (Exhibit 10.12)(1)

          10.11      -- Form of Indemnification Agreement
                        entered into by the Company in favor of
                        members of the Board of Directors.
                        (Exhibit 10.31)(1)

          10.12      -- Development and Manufacturing Agreement
                        by and between Lancer Corporation and
                        the Company, dated April 13, 1993.
                        (Exhibit 10.32)(1)

          10.13      -- License Agreement by and among the
                        Company, Hoshizaki Electric Co., Ltd.
                        and Hoshizaki America, Inc., dated May
                        28, 1993. (Exhibit 10.37)(1)

          10.14      -- Registration Rights Agreement, dated as
                        of July 17, 1997, by and between the
                        Company and SV Capital Partners, L.P.
                        (Exhibit 10.41)(2)

          10.15      -- Warrant Agreement among the Company and
                        U.S. Trust Company of Texas, N.A., a
                        national banking association, as Warrant
                        Agent, dated as of October 16, 1997.
                        (Exhibit 10.7)(4)

          10.16      -- Trademark License Agreement between
                        Culligan International Company and the
                        Company dated as of October 31, 1997.
                        (Exhibit 10.40)(4)

          10.17      -- Securities Purchase Agreements with
                        Culligan Water Technologies, Inc. dated
                        December 2, 1997. (Exhibit 10.1)(5)

          10.18      -- Common Stock Purchase Warrant Agreement
                        issued by the Company and issued to
                        Culligan Water Technologies, Inc.
                        issuing 1,807,692 fully paid and
                        nonassessable shares of the Company's
                        common stock at an exercise price of
                        $13.00 per share dated December 2, 1997.
                        (Exhibit 10.3)(5)

          10.19      -- Registration Rights Agreement by and
                        among the Company, Culligan Water Tech-
                        nologies, Inc. and Erica Jesselson.
                        (Exhibit 10.5)(5)

          10.20      -- Culligan Voting Agreement by and among
                        the Company and Culligan Water
                        Technologies, Inc. dated December 2,
                        1997. (Exhibit 10.6)(5)

          10.21      -- Letter Agreement dated December 2, 1997.
                        (Exhibit 10.7)(5)

          10.22      -- Option Agreement. (Exhibit 10.12)(5)

          10.23      -- Credit Agreement dated April 30, 1998 by
                        and among the Company and Antares
                        Leveraged Capital Corp., individually,
                        and as agent for The Other Financial
                        Institutions. (Exhibit 10.1)(9)

          10.24      -- Security Agreement dated April 30, 1998,
                        by and among the Company and Antares
                        Leveraged Capital Corp. (Exhibit
                        10.2)(9)

          10.25      -- Security Agreement dated April 30, 1998,
                        by and among Reddy Ice Corporation,
                        Golden Eagle Ice-Texas, Inc., Packaged
                        Ice, Southeast, Inc., Packaged Ice
                        Leasing, Inc., Southco Ice, Inc.,
                        Southwest Texas the Company,
                        Southwestern Ice, Inc., Southern Bottled
                        Water Company, Inc., Mission Party Ice,
                        Inc. and Antares Leveraged Capital Corp.
                        (Exhibit 10.3)(9)

          10.26      -- Guaranty dated April 30, 1998 by and
                        among Reddy Ice Corporation, Mission
                        Party Ice, Inc., Southwest Texas the
                        Company, Southwestern Ice, Inc., Golden
                        Eagle Ice-Texas. Inc., Packaged Ice
                        Southeast, Inc., Packaged Ice Leasing,
                        Inc., Southern Bottled Water Company,
                        Inc., and Southco Ice, Inc. (Exhibit
                        10.4)(9)

          10.27      -- Stock Purchase Agreement between the
                        Company and Suiza Foods Corporation
                        dated March 27, 1998. (Exhibit 2.1)(9)

          10.28      -- Recapitalization Agreement dated August
                        4, 1998 between SV and the Company.(12)

          10.29      -- Employment Agreement of James F. Stuart
                        dated effective August 1, 1998.(12)

          10.30      -- Employment Agreement of A.J. Lewis III
                        dated effective August 1, 1998.(12)

          10.31      -- Employment Agreement of Jimmy C. Weaver
                        dated effective May 1, 1998.(12)

          10.32      -- Employment Agreement of James C.
                        Hazlewood dated effective November 1,
                        1997.(12)

          10.33      -- Employment Agreement of Graham Davis
                        dated effective May 1, 1998.*

          10.34--       1998 Stock Option Plan, dated June 19,
                        1998.+

          11.1       -- Statement of earnings per share.+

          12.1       -- Historical statement of ratios of
                        earnings to fixed charges.+

          12.2       -- Pro forma statement of ratios of
                        earnings to fixed charges.+

          21.1       -- List of subsidiaries.(12)

          23.1       -- Consent of Akin, Gump, Strauss, Hauer &
                        Feld, L.L.P. (included in the opinion
                        filed as Exhibit 5.1).

          23.2       -- Consent of Deloitte & Touche LLP.+

          23.3       -- Consent of KPMG LLP.+

          23.4       -- Consent of Arthur Andersen LLP.+

          24.1       -- Power of Attorney (included on signature
                        page of Registration Statement on Form
                        S-1 filed herein).

          27.1       -- Financial Information Schedule (included
                        in Commission-filed copy only).
------------
+ Filed herewith.

* To be filed by amendment.

 (1) Filed as an Exhibit to the Company's Registration Statement on Form S-4 (File No. 333-29357), filed with the Commission on June 16, 1997.

 (2) Filed as an Exhibit to the Amendment No. 1 to the Company's Registration Statement No. 333-29357 on Form S-4 with the Commission on July 29, 1997.

 (3) Filed as an Exhibit to the Amendment No. 2 to the Company's Registration Statement No. 333-29357 on Form S-4 with the Commission on August 22, 1997.

 (4) Filed as an Exhibit to the Company's Third Quarter Disclosure on Form 10-Q with the Commission on November 14, 1997.

 (5) Filed as an Exhibit to Form 8-K filed on behalf of the Company with the Commission on December 15, 1997.

 (6) Filed as an Exhibit to Form 8-K filed on behalf of the Company with the Commission on February 9, 1997.

 (7) Filed as an Exhibit to the Company's Fourth Quarter Disclosure on Form 10-K filed with the Commission on March 30, 1998.

 (8) Filed as an Exhibit to Form 8-K filed on behalf of the Company with the Commission on April 2, 1998.

 (9) Filed as an Exhibit to Form 8-K/A filed on behalf of the Company with the Commission on May 12, 1998.

(10) Filed as an Exhibit to the Company's First Quarter Disclosure on Form 10-Q filed with the Commission on May 15, 1998.

(11) Filed as an Exhibit to the Company's Registration Statement on Form S-4 (File No. 333-581111), filed with the Commission on June 30, 1998.

(12)  Previously filed.

     (b)  Financial Statement Schedules

     None.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to Item 14 herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 4, 1999.

                                          PACKAGED ICE, INC.

                                          By: /s/ JAMES F. STUART
                                              JAMES F. STUART,
                                              CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act this Registration Statement has been signed by the following persons in the capacities indicated on January 4, 1999:

        NAME                          TITLE                           DATE
        ----                          -----                           ----
 /s/JAMES F. STUART     Chief Executive Officer and Director    January 4, 1999
  JAMES F. STUART         (principal executive officer)

         *              President and Director                  January 4, 1999
   A.J. LEWIS III

         *              Chief Financial Officer                 January 4, 1999
 JAMES C. HAZLEWOOD       (principal accounting officer)

         *              Director                                January 4, 1999
 RICHARD A. COONROD

         *              Director                                January 4, 1999
  ROBERT G. MILLER

         *              Director                                January 4, 1999
    ROD J. SANDS

         *              Director                                January 4, 1999
STEVEN P. ROSENBERG

         *              Director                                January 4, 1999
ARTHUR E. BIGGS, SR.
 /s/JAMES F. STUART                                             January 4, 1999
 *ATTORNEY-IN-FACT